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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Foster Wheeler AG
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOSTER WHEELER AG
Lindenstrasse 10
6340 Baar
Switzerland

NOTICE OF AND INVITATION TO ATTEND THE ANNUAL GENERAL MEETING
OF SHAREHOLDERS TO BE HELD ON MAY 3, 2011

        The Annual General Meeting of Shareholders of Foster Wheeler AG, which we refer to as the Annual General Meeting, will be held at our offices at Lindenstrasse 10, 6340 Baar, Switzerland, on May 3, 2011, at 1:00 p.m., Central European Time.

        Agenda of the Annual General Meeting:

1.     Re-election of Three Directors for Three-Year Terms

  The Board of Directors proposes that Clayton C. Daley, Jr., Edward G. Galante and Raymond J. Milchovich be re-elected as Directors for a further three-year term of office expiring at our annual general meeting to be held in 2014.

2.     Re-election of Independent Auditor

  The Board of Directors proposes that PricewaterhouseCoopers AG, Zurich, Switzerland be re-elected as our independent auditor ("Revisionsstelle") for fiscal year 2011.

3.     Ratification of Appointment of Independent Registered Public Accounting Firm

  The Board of Directors proposes that the appointment of PricewaterhouseCoopers LLP by the Audit Committee as our independent registered public accounting firm for fiscal year 2011 be ratified by our shareholders in a consultative vote.

4.     Approval of the 2010 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2010) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2010

  The Board of Directors proposes that the 2010 Swiss Annual Report (including the consolidated financial statements of Foster Wheeler AG for fiscal year 2010) and the statutory financial statements of Foster Wheeler AG for fiscal year 2010 be approved.

5.     Grant of Discharge from Liability to the Board of Directors and the Executive Officers for Activities During Fiscal Year 2010

  The Board of Directors proposes that discharge be granted to the members of the Board of Directors and the executive officers for their activities during fiscal year 2010.

6.     Creation of Authorized Capital in the Amount of CHF 186,953,868 Replacing the Expired Authorized Capital in the Amount of CHF 189,623,871

  The Board of Directors proposes the creation of new authorized capital in the amount of CHF 186,953,868 and with an expiration date of May 2, 2013, to replace the expired authorized capital, and to amend our Articles of Association accordingly.

7.     Approval of Capital Reduction through Cancellation of Shares Repurchased under Our Share Repurchase Program and an Associated Amendment to Our Articles of Association to Reduce Our Share Capital in the Amount of CHF 12,938,130

  The Board of Directors proposes a capital reduction in the amount of CHF 12,938,130 through cancellation of 4,312,710 shares, with a nominal amount of CHF 3 each, repurchased under our share repurchase program from the time of our redomestication to Switzerland in February 2009 through December 31, 2010, and to amend our Articles of Association accordingly.

8.     Advisory Approval of Named Executive Officer Compensation

  The Board of Directors proposes that the shareholders of the Company provide advisory (non-binding) approval of the compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative discussion in the attached proxy statement.

9.     Advisory Vote on the Frequency of Future Named Executive Officer Compensation Advisory Votes

  The Board of Directors proposes that shareholders vote to indicate, on an advisory (non-binding) basis, their preference on the frequency of future advisory votes on named executive officer compensation. Shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every 1, 2 or 3 years.

10.   Re-Allocation Of Free Reserves To Legal Reserves from Capital Contribution

  The Board of Directors proposes that CHF 3,917,110,419 of free reserves originally allocated from additional paid-in capital be re-allocated to legal reserves whereby CHF 3,813,694,515 shall be re-allocated to the sub-account "legal reserves from capital contribution" and CHF 103,415,904 shall remain in the legal reserve sub-account "reserve for treasury shares from capital contribution" until approval of the capital reduction through cancellation of shares repurchased under our share repurchase program, as proposed under proposal 7, and registration of the respective capital reduction in the commercial register of the Canton of Zug, Switzerland.

11.   Other Business

  The Annual General Meeting will address any other matters that properly come before the Annual General Meeting.

        On February 9, 2009, Foster Wheeler AG became the ultimate parent company of Foster Wheeler Ltd., a Bermuda company, which we refer to in the attached proxy statement as Foster Wheeler-Bermuda, and its subsidiaries as a result of a redomestication effected pursuant to a scheme of arrangement under Bermuda law. In the redomestication, all of the previously outstanding common shares of Foster Wheeler-Bermuda were cancelled and each holder of cancelled Foster Wheeler-Bermuda common shares received registered shares of Foster Wheeler AG (or cash in lieu of any fractional shares), which we refer to in the attached proxy statement as "shares." Except as the context otherwise requires, we use the terms "we," "us," "our," and "Foster Wheeler" in the attached proxy statement to refer to Foster Wheeler AG and its direct and indirect subsidiaries on a consolidated basis for the period beginning on February 9, 2009 and Foster Wheeler-Bermuda and its direct and indirect subsidiaries on a consolidated basis for the period prior to February 9, 2009.

        The 2010 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2010 and the auditor's report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2010 and the auditor's report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland, beginning no later than April 12, 2011 and will be available at the Annual General Meeting and any postponements of the meeting. Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at Foster Wheeler AG, c\o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000 Attn: Corporate Secretary, Telephone: (908) 730-4000, Facsimile: (908) 730-5300 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Telephone: +41 41 748 4320, Facsimile: +41 41 748 4321.

        All holders of our shares that are registered in our share register with voting rights at the close of business on March 8, 2011 are entitled to vote at the Annual General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about March 31, 2011. Notice of the Annual General Meeting will also be published in the Swiss Official Journal of Commerce.

        Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your shares through an intermediary such as a bank or broker, vote your shares by following the voting instructions you receive from your bank or broker so that your shares may be represented at the Annual General Meeting and voted in accordance with your wishes.

        Important note to shareholders: please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

        Admission to the Annual General Meeting will be by admission ticket only. If you are a shareholder whose shares are registered in the share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the bottom portion of the proxy card as your admission ticket to the Annual General Meeting. If you are a shareholder whose shares are held through an intermediary, such as a bank or broker, please follow the instructions in the attached proxy statement to obtain an admission ticket.

By Order of the Board of Directors
ERIC M. SHERBET
Corporate Secretary
March 31, 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE PROMPTLY RETURN YOUR SIGNED PROXY CARD IN THE ENCLOSED ENVELOPE. IF YOU HOLD SHARES THROUGH AN INTERMEDIARY SUCH AS A BANK OR BROKER PROMPTLY DIRECT THE VOTING OF YOUR SHARES BY TELEPHONE OR INTERNET OR ANY OTHER METHOD DESCRIBED IN THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER.

Page
PART I THE ANNUAL GENERAL MEETING	3
Time, Date and Place	3
Who Can Vote	3
Shareholders of Record and Beneficial Owners	3
Quorum	3
Proxies	3
How You Can Vote	4
Revocation of Proxy	5
Solicitation of Proxies	5
PART II PROPOSALS	6
PROPOSAL 1—RE-ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS	6
Nominees for Re-Election at this Annual General Meeting	6
Requisite Vote	8
Similar Information on Continuing Directors	8
PROPOSAL 2—RE-ELECTION OF INDEPENDENT AUDITOR	11
Requisite Vote	11
PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
Requisite Vote	12
PROPOSAL 4—APPROVAL OF THE 2010 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2010) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2010	12
Requisite Vote	12
PROPOSAL 5—GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FOR ACTIVITIES DURING FISCAL YEAR 2010	12
Requisite Vote	13
PROPOSAL 6—CREATION OF AUTHORIZED CAPITAL IN THE AMOUNT OF CHF 186,953,868 REPLACING THE EXPIRED AUTHORIZED CAPITAL IN THE AMOUNT OF CHF 189,623,871	13
Requisite Vote	14
PROPOSAL 7—APPROVAL OF CAPITAL REDUCTION THROUGH CANCELLATION OF SHARES REPURCHASED UNDER OUR SHARE REPURCHASE PROGRAM AND AN ASSOCIATED AMENDMENT TO OUR ARTICLES OF ASSOCIATION TO REDUCE OUR SHARE CAPITAL IN THE AMOUNT OF CHF 12,938,130	14
Requisite Vote	15
PROPOSAL 8—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	15
Requisite Vote	17
PROPOSAL 9—ADVISORY VOTE ON FREQUENCY OF FUTURE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES	17
Requisite Vote	17
PROPOSAL 10—RE-ALLOCATION OF FREE RESERVES TO LEGAL RESERVES FROM CAPITAL CONTRIBUTION	18
Requisite Vote	18
PART III OTHER MATTERS	19
Ownership of Shares by Directors, Director Nominees and Executive Officers	19
Amount and Nature of Beneficial Ownership of Shares	19
Other Beneficial Owner	20
Executive Officers	20

FOSTER WHEELER AG
Lindenstrasse 10
6340 Baar
Switzerland

PROXY STATEMENT

For the Annual General Meeting of Shareholders
to be held on May 3, 2011

        This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of Foster Wheeler AG or the independent proxy to be voted at the Annual General Meeting of Shareholders to be held on May 3, 2011, and any postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of and Invitation to Attend the Annual General Meeting of Shareholders. This proxy statement and the accompanying proxy card are being sent to shareholders on or about March 31, 2011. If you own registered shares, please date, sign and return all proxy cards to ensure that all of your shares are represented at the Annual General Meeting.

        Shares represented by valid proxies will be voted in accordance with the instructions provided by the proxies or, in the absence of specific instructions, in accordance with the recommendations of our Board of Directors. You may revoke your proxy by signing another proxy card with a later date and returning it to us prior to the Annual General Meeting or attending the meeting in person and casting a ballot.

        A copy of our Annual Report on Form 10-K, including our audited consolidated financial statements for the fiscal year ended December 31, 2010 and the other information required under the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC, is enclosed with this proxy statement. Our Annual Report on Form 10-K also is available publicly on our web site at www.fwc.com. The 2010 Swiss Annual Report (including our audited consolidated financial statements for the fiscal year ended December 31, 2010 and the auditor's report thereon) and the audited statutory accounts of Foster Wheeler AG for the fiscal year ended December 31, 2010 and the auditor's report thereon, as well as our Annual Report on Form 10-K, will be available for inspection by shareholders beginning no later than April 12, 2011 at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland. Shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at the following address:

Foster Wheeler AG
c/o Foster Wheeler Inc.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Corporate Secretary
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

or

Foster Wheeler AG
Lindenstrasse 10
6340 Baar, Switzerland
Telephone: +41 41 748 4320
Facsimile: +41 41 748 4321

        Our Board of Directors has fixed the close of business on March 8, 2011 as the record date for determination of shareholders entitled to vote at the Annual General Meeting and any postponements thereof. There were 124,921,464 shares registered with voting rights outstanding as of March 8, 2011.

        Admission to the Annual General Meeting will be by admission ticket only.    For shareholders of record entitled to vote, the bottom portion of the enclosed proxy card is your admission ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request admission tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey, 08809-4000, and include proof of share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming your beneficial ownership of such shares as of the record date of March 8, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of
Shareholders to Be Held on May 3, 2011. This proxy statement and our annual report to shareholders are available at www.fwc.com/2011AMmaterials.

PART I

THE ANNUAL GENERAL MEETING

Time, Date and Place

        The Annual General Meeting will be held at 1:00 p.m. Central European Time on Tuesday, May 3, 2011, at our offices at Lindenstrasse 10, 6340 Baar, Switzerland.

Who Can Vote

        Only shareholders who are registered as shareholders with voting rights at the close of business on March 8, 2011, as shown in our share register, will be entitled to vote, or to grant proxies to vote, at the Annual General Meeting. If you acquire shares after the record date you will not be entitled to vote these shares.

        Under our Articles of Association, only shareholders who are shareholders registered with voting rights in our share register are entitled to vote. If you hold your shares in street name, your shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker or other shareholder of record how to vote your shares as described below. If you are a shareholder of record and received your shares in connection with our redomestication to Switzerland, your shares are registered in your name with voting rights. If you are a shareholder of record and acquired your shares after our redomestication to Switzerland on February 9, 2009, your shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, BNY Mellon, or you received a notice from our transfer agent that the registration of your shares with voting rights has been denied.

Shareholders of Record and Beneficial Owners

        If your shares are registered directly in our share register administered by BNY Mellon in your name, you are considered to be the "shareholder of record" for those shares. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, proxy statement, Annual Report on Form 10-K and proxy card documents have been sent directly to you by us.

        If your shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the "beneficial owner" of shares held in street name. The Notice of and Invitation to Attend the Annual General Meeting of Shareholders, proxy statement, Annual Report on Form 10-K and proxy card documents have been forwarded to you by your bank, broker or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Quorum

        Our Articles of Association require the presence of a quorum for the Annual General Meeting. The presence at the Annual General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our shares registered with voting rights will constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum at the Annual General Meeting.

Proxies

        A proxy card is being sent to each of our shareholders of record entitled to vote who held shares as of the record date. Shareholders of record who are entitled to vote can grant a proxy to vote on the proposals presented by completing a proxy card and returning it by mail as explained in the next section entitled "How You Can Vote." If you hold shares in street name through an intermediary, such as a bank, broker, or other nominee, you will receive voting instructions from that firm. Your bank or broker may allow you to direct the voting of your shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting. Shareholders of record without voting rights have received this proxy statement but no proxy card. If you believe you are a shareholder of record with voting rights and have not received a proxy card, you may request a proxy card by contacting BNY Mellon at 1-800-358-2314 (within the United States) or 1-201-680-6578 (outside the United States).

        On your proxy card, you can appoint as your proxy either:

  •
  The members of management of Foster Wheeler as named on the proxy card; or

  •
  Mr. Sandro Tobler, Reichlin & Hess, Rechtsanwälte, Hofstrasse 1a, 6300 Zug, Switzerland, acting as independent proxy as specified in article 689c of the Swiss Code of Obligations (with right of substitution to a third person in the case of compelling circumstances) as required under Swiss law.

        If you have timely submitted your properly executed proxy card(s) and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but have not clearly indicated your vote on any of the proposals, your shares will be voted in accordance with the recommendations of our Board of Directors.

        The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for each proposal in this proxy statement as recommended by the Board of Directors, unless explicitly instructed otherwise by you on the proxy card. If any other matters are properly presented at the Annual General Meeting for consideration, the members of our management named in the proxy card will vote on these matters in accordance with the recommendations of our Board of Directors. Mr. Tobler, the independent proxy, will not be entitled to vote on any such matter without specific instruction. We are not aware of any matters that are expected to come before the Annual General Meeting other than those described in the Notice of and Invitation to Attend the Annual General Meeting of Shareholders and this proxy statement.

How You Can Vote

        Each outstanding share registered in our share register as a share with voting rights is entitled to one vote at the Annual General Meeting. Pursuant to rules of the SEC, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for," "against" or "abstain" on Proposals 1 through 8 and, for Proposal 9, if they wish to vote for "one", "two", "three", or "abstain" on the Proposal.

        If your shares are registered in Foster Wheeler's share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Annual General Meeting.

        Please mark your proxy card, date and sign it, and return it in the enclosed envelope. If you misplaced your business reply envelope, you should mail your proxy card to BNY Mellon, Proxy Processing, P.O. Box 3550, South Hackensack, New Jersey 07606-9250. If you plan to attend the Annual General Meeting in person, please retain the bottom portion of the proxy card as your admission ticket. Please date, sign and return all proxy cards that have been mailed to you to ensure that all of your shares are represented at the Annual General Meeting.

        If you hold shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the shares it holds in accordance with instructions received from you. Therefore, please follow the instructions provided by your broker when directing the voting of your shares. If you do not give instructions to your broker, your broker can vote the shares it holds with respect to "discretionary" or routine proposals if your broker is subject to Rule 452 of the Listed Company Manual of the New York Stock Exchange, which we refer to as NYSE Rule 452. However, under NYSE Rule 452, your broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. Proposals 2 through 7 included in this proxy statement are considered "discretionary" proposals, and, therefore, may be voted upon by your broker even if you do not instruct your broker and your broker is subject to NYSE Rule 452. Proposal 1, relating to the election of directors, and Proposals 8 and 9, related to executive compensation, are non-discretionary proposals and, therefore, may not be voted upon by your broker if you do not instruct your broker and your broker is subject to NYSE Rule 452.

Revocation of Proxy

        If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Annual General Meeting. You may do this by signing another proxy card with a later date and returning it to BNY Mellon prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Solicitation of Proxies

        We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. In addition, we have retained Morrow & Co., LLC. to solicit proxies at a cost of $8,500, plus reimbursement for out-of-pocket expenses. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

 PART II

PROPOSALS

PROPOSAL 1—RE-ELECTION OF THREE DIRECTORS FOR THREE-YEAR TERMS

        In accordance with our Articles of Association, our Board of Directors is divided into three classes, with one class of directors to be elected each year for a three-year term. Each of the members of the Board of Directors of Foster Wheeler AG (the "Company") was elected by Foster Wheeler-Bermuda as sole shareholder on January 15, 2009 for the same term to which each director had been elected on Foster Wheeler-Bermuda's Board of Directors, except for Clayton C. Daley, Jr., who was elected at an extraordinary general meeting of shareholders held on November 4, 2009, and Umberto della Sala, who was elected at an extraordinary general meeting of shareholders held on February 24, 2011. Eugene D. Atkinson, Steven J. Demetriou and Stephanie Hanbury-Brown were re-elected for three-year terms at our annual general meeting of shareholders held on May 5, 2010. Maureen B. Tart-Bezer and James D. Woods were re-elected for three-year terms at our annual general meeting of shareholders held on May 6, 2009.

        Effective June 1, 2010, Raymond J. Milchovich relinquished his duties as our Chief Executive Officer and Robert C. Flexon was elected our Chief Executive Officer. Mr. Milchovich became non-executive Chairman of the Board of Directors and will serve as a consultant to the Company until November 3, 2011. Mr. Flexon was elected a member of our Board of Directors, effective as of June 1, 2010, at our annual general meeting of shareholders held on May 5, 2010. Effective October 22, 2010, Mr. Flexon was separated from the Company and Mr. della Sala, our President and Chief Operating Officer, was named Interim Chief Executive Officer. Mr. Flexon resigned as a Director on November 9, 2010.

        The term of directors in one class expires at this Annual General Meeting. Pursuant to a recommendation by our Governance and Nominating Committee, our Board of Directors has unanimously nominated Clayton C. Daley, Jr., Edward G. Galante and Raymond J. Milchovich, the three directors in this expiring class, for re-election to our Board of Directors at this Annual General Meeting. The term of directors to be elected at this Annual General Meeting is three years, and will expire at our annual general meeting to be held in 2014. Mr. Galante and Mr. Milchovich were previously re-elected as directors by our shareholders at the annual general meeting of shareholders held on May 6, 2008. Service as a member of our Board of Directors described above includes time served as a director of Foster Wheeler-Bermuda prior to the redomestication.

        If any eligible nominee becomes unable to accept nomination or election, proxies will be voted for the remaining nominees, and our Board of Directors will either select substitute nominees after identifying suitable candidates or determine not to select substitute nominees. The members of our management that have been appointed as proxy agents of our Board of Directors intend to vote for any substitute nominees selected by the Board of Directors. Our Articles of Association provide that our Board of Directors shall consist of not less than three and not more than twenty directors.

        Following is the name, principal occupation, age, and certain other information for each director nominee and the other continuing directors, including the specific experience, qualifications, attributes and skills of each director and director nominee in relation to the criteria for director candidates described under "Director Nominations—Other Criteria; Nomination Method."

Nominees for Re-Election at this Annual General Meeting

Clayton C. Daley, Jr.

        Mr. Daley was the Vice Chairman of The Procter & Gamble Company, a consumer products company, from January 2009 until his retirement in September 2009. Mr. Daley was the Vice Chairman

and Chief Financial Officer of The Procter & Gamble Company from July 2007 to January 2009 and its Chief Financial Officer from 1999 until July 2007. Mr. Daley currently serves on the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a manufacturer of steel and steel products, and is a director and Chairman of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, each of whose shares are publicly traded on the NYSE. Mr. Daley also serves as a senior advisor to TPG Capital, a private equity firm. Mr. Daley, who is 59 years old, became a member of our Board of Directors in November 2009.

        Mr. Daley has significant experience in corporate financial management and financial expertise relevant to large, global businesses as a result of his service as the Vice Chairman and Chief Financial Officer of Procter & Gamble. He also has significant experience in corporate governance as a director of two public companies, Nucor and Starwood Hotels & Resorts, and as an advisor to a private equity firm. Our Board of Directors has determined that Mr. Daley is an "Audit Committee Financial Expert," as defined under the rules promulgated by the SEC.

Edward G. Galante

        Mr. Galante served as a Senior Vice President and member of the Management Committee of Exxon Mobil Corporation, the largest publicly traded petroleum and petrochemical enterprise in the world, from August 2001 until his retirement in 2006. From 1999 to August 2001, Mr. Galante was Executive Vice President of ExxonMobil Chemical Company and, from 1997 to 1999, Mr. Galante was Chairman and Managing Director of Esso (Thailand) Public Company Limited. Since 1972, Mr. Galante served in various management positions of increasing responsibility with Exxon Mobil Corporation. Mr. Galante is also a director and a member of the Compensation and Management Development and Governance and Nominating Committees of Praxair, Inc., one of the world's largest industrial gases companies and whose shares are publicly traded on the NYSE. He is also a director and member of the Governance and Nominating Committee of Clean Harbors, Inc., a provider of environmental, energy and industrial services, whose shares are publicly traded on the NYSE. Mr. Galante, who is 60 years old, became a member of our Board of Directors in 2008.

        Mr. Galante has substantial experience in the oil, gas, refining and chemical sectors of the energy industry as a result of his 34-year career at Exxon Mobil, including as Senior Vice President. As a result of his experience at Exxon Mobil, Mr. Galante also has significant experience in the operations and management of a large, global business and as a client of engineering and construction firms. In addition, he has experience as a director of a public company as a result of his service as a member of the board of directors of Praxair and Clean Harbors.

Raymond J. Milchovich

        Mr. Milchovich was our Chairman and Chief Executive Officer from October 2001 until May 31, 2010. Effective June 1, 2010, Mr. Milchovich relinquished his duties as Chief Executive Officer of the Company and became non-executive Chairman of the Board of Directors and a consultant to the Company. From October 2001 until January 2007, Mr. Milchovich also served as our President. From January 2000 until October 2001, Mr. Milchovich served as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation and its subsidiary, Kaiser Aluminum & Chemical Corporation, a leading producer and marketer of aluminum and aluminum fabricated products. In February 2002, Kaiser Aluminum Corporation commenced a voluntary petition under Chapter 11 of the United States Bankruptcy Code. From September 2002 through September 2007, Mr. Milchovich served as a director and a member of the Audit, Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a NYSE-listed manufacturer of steel and steel products. From December 2005 until October 2009, he was a director and a member of the

Compensation and Executive Development Committee of Delphi Corporation, a company specializing in mobile electronics and transportation components and systems technology. Mr. Milchovich, who is 61 years old, became a member of our Board of Directors in 2001.

        Mr. Milchovich has significant experience in our industry and our businesses as a result of his service as our Chairman and Chief Executive Officer from October 2001 until May 31, 2010 and as a result of his service since June 1, 2010 as our non-executive Chairman of the Board of Directors and a consultant to the Company. Mr. Milchovich has additional experience as a chairman and chief executive officer as a result of his previous role as the Chairman, President and Chief Executive Officer of Kaiser Aluminum Corporation. Mr. Milchovich also has significant experience in corporate governance as a result of his prior service on the board of directors of two public companies, Nucor and Delphi.

Requisite Vote

        Election of each nominee for director requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

Our Board of Directors recommends a vote "FOR" the election of the above-named nominees.

 Similar Information on Continuing Directors

Eugene D. Atkinson

        Mr. Atkinson is the founder and has been the Managing Partner of Atkinson Capital, LLC, an investor in hedge funds, since June 2005. From May 2000 until May 2005, Mr. Atkinson was a Managing Partner with RHJ Industrial Partners, a private equity firm. From 1984 until 1990, Mr. Atkinson was a Limited Partner with The Goldman Sachs Group Inc., a leading global investment banking, securities and investment management firm, and from 1990 until 1999 he served as Chairman of Goldman Sachs (International). Mr. Atkinson, who is 66 years old, became a member of our Board of Directors in 1995. His term will expire at our annual general meeting in 2013.

        Mr. Atkinson brings extensive financial services and corporate finance experience to our Board of Directors as a result of his senior leadership roles at Atkinson Capital, RHJ Industrial Partners and Goldman Sachs, including as Chairman of Goldman Sachs (International). He also brings regional expertise, as during his tenure at Goldman Sachs, Mr. Atkinson spent approximately ten years in Asia, an area of significant growth opportunities for us. Our Board of Directors has determined that Mr. Atkinson is an "Audit Committee Financial Expert," as defined under the rules promulgated by the SEC.

Umberto della Sala

        Mr. della Sala has been employed by us for 37 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and in the United States. Mr. della Sala was named our Interim Chief Executive Officer on October 22, 2010 and our President and Chief Operating Officer on January 30, 2007. Prior to his appointment as our President and Chief Operating Officer, Mr. della Sala served and continues to serve as Chief Executive Officer of our Global Engineering and Construction Business Group (which we refer to as our Global E&C Group) since June 2005, and also served as the President and Chief Executive Officer of Foster Wheeler Continental Europe S.r.l from 2001 until January 1, 2010. He has also held other senior positions with us, including Vice President of Foster Wheeler USA Corporation, which we refer to as FWUSA, from 1997 to 2000. Mr. della Sala, who is 62 years old, was elected as a member of our Board of Directors at an Extraordinary General Meeting of Shareholders held on February 24, 2011. His term will expire at our annual general meeting in 2012.

        Mr. della Sala has 37 years of experience in our industry and our businesses as a result of his many years of service to us and our subsidiaries in various capacities throughout his career, including as our Interim Chief Executive Officer since October 22, 2010 and as our President and Chief Operating Officer since January 30, 2007.

Steven J. Demetriou

        Mr. Demetriou has been the Chairman and Chief Executive Officer of Aleris International, Inc., a producer of aluminum rolled products whose shares were publicly traded on the NYSE from December 2004 to December 2006, since December 2004. In February 2009, Aleris International, Inc. filed a petition for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from reorganization under Chapter 11 in June 2010. From June 2004 to December 2004, Mr. Demetriou served as President, Chief Executive Officer and Director of Commonwealth Industries, Inc., a manufacturer of aluminum sheet and flexible aluminum conduit, and from 2001 until June 2004, Mr. Demetriou served as President and Chief Executive Officer of Noveon, Inc., a specialty chemical company. Mr. Demetriou has also held various management and leadership positions with IMC Global Inc., Cytec Industries Inc., and Exxon Mobil Corporation. Mr. Demetriou is a director, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of OM Group, Inc., a diversified, global developer, producer and marketer of value-added, metal-based specialty chemicals and advanced materials and whose shares are publicly traded on the NYSE. He is a director and member of the Governance and Nominating Committee of Kraton Performance Polymers, Inc., a specialty chemicals company whose shares are publicly traded on the NYSE. Mr. Demetriou was previously a director and a member of the Compensation Committee of ElkCorp, a manufacturer of premium roofing and composite building products, whose shares were previously publicly traded on the NYSE. Mr. Demetriou, who is 52 years old, became a member of our Board of Directors in 2008. His term will expire at our annual general meeting in 2013.

        Mr. Demetriou has significant experience in the chemicals industry as a result of his service as an executive officer or director of several global specialty chemical companies. In addition, Mr. Demetriou has experience in the global energy industry as a result of his leadership positions at Exxon Mobil. He has served as chief executive officer of several companies, including in his current role as Chief Executive Officer at Aleris International, where he also serves as Chairman. He has significant experience in corporate governance as a result of his senior leadership roles and his service as a director of OM Group, Kraton Performance Polymers and ElkCorp.

Stephanie Hanbury-Brown

        Ms. Hanbury-Brown has been the Managing Director of Golden Seeds LLC, which provides investment capital to early stage, high growth companies, since its founding in 2004. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. Ms. Hanbury-Brown also served as a director and a member of the Audit and Compensation and Human Resources Committees of RiskMetrics Group, Inc., a provider of risk management and corporate governance products and services whose shares were traded on the NYSE until the sale of the company in June 2010. Ms. Hanbury-Brown, who is 54 years old, became a member of our Board of Directors in 2004. Her term will expire at our annual general meeting in 2013.

        Ms. Hanbury-Brown has more than 20 years of experience in the financial services industry, in senior leadership positions at Golden Seeds and J.P. Morgan. She also has significant international and regional experience, having managed several global businesses at J.P. Morgan and having worked in Sydney and London. As a venture capitalist at Golden Seeds, Ms. Hanbury-Brown has significant experience in corporate financial management and financial expertise as a result of her oversight of Golden Seeds' portfolio companies. Ms. Hanbury-Brown also has experience in risk management and corporate governance best practices as a result of her prior service as a director of RiskMetrics Group, a provider of risk management and corporate governance products and services whose shares were publicly traded on the NYSE until the sale of the company in June 2010. Our Board of Directors has determined that Ms. Hanbury-Brown is an "Audit Committee Financial Expert," as defined under the rules promulgated by the SEC.

Maureen B. Tart-Bezer

        Ms. Tart-Bezer served as the Executive Vice President and Chief Financial Officer of Virgin Mobile USA, a wireless mobile virtual network operator, from January 2002 through June 2006. From January 2000 through December 2001, she was the Executive Vice President and General Manager of the American Express Company, U.S. Consumer Charge Group and from 1977 to January 2000 served in various senior financial positions with AT&T Corporation including Senior Vice President and Corporate Controller as well as Senior Vice President and Chief Financial Officer for the Consumer Services Group. Ms. Tart-Bezer currently serves on the Board of Directors and is the Chairperson of the Audit Committee and a member of the Finance and Governance Committees of The Great Atlantic & Pacific Tea Company, Inc., a company whose shares are publicly traded on the NYSE. She also serves as a member of the Board of Directors of Sun Products Corp., a privately held company that manufactures consumer products, and is the Chairperson of the Audit Committee. Ms. Tart-Bezer also served as a director of Playtex Products, Inc., whose shares were publicly traded on the NYSE until the company was acquired in October 2007. Ms. Tart-Bezer, who is 55 years old, became a member of our Board of Directors in 2008. Her term will expire at our annual general meeting in 2012.

        Ms. Tart-Bezer has substantial corporate financial management, reporting and risk management expertise as a result of her service in a number of senior financial leadership roles, including as the former Executive Vice President and Chief Financial Officer of Virgin Mobile USA. In addition, Ms. Tart-Bezer has experience as a director of other publicly traded companies, such as The Great Atlantic & Pacific Tea Company and Playtex Products. Our Board of Directors has determined that Ms. Tart-Bezer is an "Audit Committee Financial Expert," as defined under the rules promulgated by the SEC.

James D. Woods

        Mr. Woods has been the Chairman Emeritus and retired Chief Executive Officer of Baker Hughes Incorporated, a provider of products and services to the worldwide oil and gas industry, since January 1997. From April 1987 until January 1997, Mr. Woods served as Chief Executive Officer of Baker Hughes, and, from January 1989 until January 1997, he served as Chairman of Baker Hughes. He is a director of ESCO Technologies, a NYSE-listed supplier of engineered filtration products to the process, healthcare and transportation markets, and is Chairman of the Human Resources and Compensation Committee. Mr. Woods is also a director of Complete Production Services, Inc., a NYSE-listed oil field services provider, and is a member of its Audit, Nominating and Corporate Governance and Compensation Committees. From 1998 until 2007, Mr. Woods served as lead director of OMI Corporation, a tanker transportation company, whose shares were previously traded on the NYSE. From 2001 until 2006, he also served as director and Chairman of the Audit Committee of USEC, Inc., a supplier of enriched uranium, and director and Chairman of the Compensation Committee of National Oilwell Varco, Inc., an oilfield services provider, both NYSE-listed companies. Mr. Woods, who is 79 years old, became a member of our Board of Directors in 2002. His term will expire at our annual general meeting in 2012.

        Mr. Woods has over 50 years of experience in the global energy industry, including as the retired Chairman and Chief Executive Officer of Baker Hughes. He has extensive and diverse experience as a director at several other public companies, including ESCO Technologies, Complete Production Services, OMI Corporation, USEC and National Oilwell Varco.

Robert C. Flexon's Service as a Director in 2010

        Robert C. Flexon was a member of our Board of Directors from 2006 until his resignation as a member of our Board of Directors in connection with his appointment as President and Chief Executive Officer of FWUSA in November 2009. He was again elected a member of our Board of Directors as of June 1, 2010, and served until his resignation on November 9, 2010. Mr. Flexon served as our Chief Executive Officer from June 1, 2010 to October 22, 2010.

PROPOSAL 2—RE-ELECTION OF INDEPENDENT AUDITOR

        Under Swiss law, our shareholders must elect an independent auditor ("Revisionsstelle") to audit our consolidated financial statements as well as our statutory financial statements. Such independent auditor must be registered with the commercial register in Switzerland and admitted by the Federal Auditor Supervisory Board of Switzerland. Our Audit Committee has recommended that our Board of Directors propose, and our Board so proposes, that PricewaterhouseCoopers AG, Zurich, Switzerland, which we refer to as PwC AG, be re-elected as our independent auditors for the fiscal year ending December 31, 2011. PwC AG is the Swiss affiliate of PricewaterhouseCoopers LLP, which was appointed by our Audit Committee as our independent registered public accounting firm. A representative of PwC AG will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

Requisite Vote

        Proposal 2 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved. If an independent auditor is not elected at the Annual General Meeting, our shareholders or creditors or the head of the commercial register of Zug, Switzerland may petition a court to determine appropriate measures for reinstating an independent auditor, including (i) ordering us to elect an independent auditor within a specified time period, (ii) allowing the court to appoint an independent auditor or (iii) if no auditor can be elected by us or appointed by the court, ordering the dissolution of Foster Wheeler AG.

        Our Board of Directors recommends a vote "FOR" the re-election of PwC AG as our independent auditor for the fiscal year ending December 31, 2011.

 PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP, which we refer to as PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. PwC will conduct an integrated audit of the effectiveness of our internal control over financial reporting and of our consolidated financial statements, which will be included in our Annual Report on Form 10-K. Our Audit Committee has recommended that our Board of Directors propose, and our Board has so proposed, that the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011 be ratified by our shareholders in a consultative vote. A representative of PwC will attend the Annual General Meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires.

 Requisite Vote

        Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

 PROPOSAL 4—APPROVAL OF THE 2010 SWISS ANNUAL REPORT (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2010) AND THE STATUTORY FINANCIAL STATEMENTS OF FOSTER WHEELER AG FOR FISCAL YEAR 2010

        The 2010 Swiss Annual Report (including the audited consolidated financial statements of Foster Wheeler AG for fiscal year 2010), and the Swiss audited statutory financial statements for fiscal year 2010 and the auditor's reports thereon will be available for physical inspection at our registered office at Lindenstrasse 10, 6340 Baar, Switzerland, beginning no later than April 12, 2011, and will also be available at the Annual General Meeting and any postponements of the meeting. The 2010 Swiss Annual Report also contains the report of PwC AG, our independent auditors, pursuant to the Swiss Code of Obligations, and information on our business activities and our business and financial situation.

        Under Swiss law, the 2010 Swiss Annual Report (including the consolidated financial statements), the Swiss statutory financial statements and the disposition of the balance sheet profit, if any, must be submitted to shareholders for approval at each annual general meeting. On a standalone, unconsolidated basis, Foster Wheeler AG recorded a net loss of CHF 19,997,489 for the fiscal year ended December 31, 2010, which will be carried forward.

        If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Requisite Vote

        Proposal 4 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" the approval of the 2010 Swiss Annual Report (including the Consolidated Financial Statements of Foster Wheeler AG for Fiscal Year 2010) and the Statutory Financial Statements of Foster Wheeler AG for Fiscal Year 2010.

 PROPOSAL 5—GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS FOR ACTIVITIES DURING FISCAL YEAR 2010

        As is customary for Swiss corporations and in accordance with article 698, paragraph 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge from liability all the individuals who served as members of the Board of Directors or as an executive officer of our Company during fiscal year 2010 for their activities during such fiscal year that have been disclosed, or are otherwise known, to the shareholders. The release binds only Foster Wheeler AG and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of this resolution.

        Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

Requisite Vote

        Proposal 5 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" the proposal to grant discharge from liability to the members of the Board of Directors and our executive officers for activities during fiscal year 2010.

 PROPOSAL 6—CREATION OF AUTHORIZED CAPITAL IN THE AMOUNT OF CHF 186,953,868 REPLACING THE EXPIRED AUTHORIZED CAPITAL IN THE AMOUNT OF CHF 189,623,871

        Under Swiss law, shareholders can resolve to authorize the Board of Directors to issue new share capital in the amount of up to 50% of the outstanding share capital without the further approval of shareholders. Swiss law also provides that such authorization shall be valid for a period of two years after shareholder approval. Prior to our redomestication to Switzerland in February 2009, Foster Wheeler-Bermuda, the then sole shareholder of Foster Wheeler AG, authorized the Board of Directors to issue new share capital in an amount up to CHF 189,623,871. The Board of Directors did not issue additional equity pursuant to the 2009 authorization by Foster Wheeler-Bermuda and such authorization expired on February 8, 2011.

        The Board of Directors believes it is advisable to maintain the ability to issue additional equity without further shareholder approval and proposes that new authorized capital be created, in the amount of CHF 186,953,868 and with an expiration date of May 2, 2013, to replace the expired authorized capital, and to amend our Articles of Association accordingly. As a result, we are proposing:

  a)
  to create authorized capital in the amount of CHF 186,953,868, corresponding to 62,317,956 fully paid up registered shares, with a nominal value of CHF 3 each and an expiration date of May 2, 2013, to replace the authorized capital that expired on February 8, 2011; and

  b)
  that Art. 6 para. 1 of the Articles of Association be amended as follows:

Existing Version (English)	Proposed New Version (English)
"Art. 6 Authorized Capital	"Art. 6 Authorized Capital

(1) The Board of Directors is authorized to increase the share capital from time to time and at any time until 8 February 2011 by an amount not exceeding CHF 189'623'871 through the issuance of up to 63'207'957 fully paid up registered shares with a nominal value of CHF 3.—each."	(1) The Board of Directors is authorized to increase the share capital at any time until 2 May 2013 by an amount not exceeding CHF 186'953'868 through the issuance of up to 62'317'956 fully paid up registered shares with a nominal value of CHF 3.—each."

Existing Version (German)	Proposed New Version (German)
"Art. 6 Genehmigtes Aktienkapital	"Art. 6 Genehmigtes Aktienkapital

(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 8. Februar 2011 im Maximalbetrag von CHF 189'623'871 durch Ausgabe von höchstens 63'207'957 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 3.—je Aktie zu erhöhen."	(1) Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 2. Mai 2013 im Maximalbetrag von CHF 186'953'868 durch Ausgabe von höchstens 62'317'956 vollständig zu liberierenden Namenaktien mit einem Nennwert von CHF 3.—je Aktie zu erhöhen."

Requisite Vote

        Proposal 6 requires the affirmative vote of at least two thirds of the votes cast at the Annual General Meeting and an absolute majority of the par value of shares represented at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" the proposal to create new authorized capital to replace the expired authorized capital.

 PROPOSAL 7—APPROVAL OF CAPITAL REDUCTION THROUGH CANCELLATION OF SHARES REPURCHASED UNDER OUR SHARE REPURCHASE PROGRAM AND AN ASSOCIATED AMENDMENT TO OUR ARTICLES OF ASSOCIATION TO REDUCE OUR SHARE CAPITAL IN THE AMOUNT OF CHF 12,938,130

        On September 12, 2008, we announced a share repurchase program pursuant to which our Board of Directors authorized the repurchase of up to $750,000,000 of our outstanding shares and the designation of the repurchased shares for cancellation. In connection with our redomestication to Switzerland in February 2009, Foster Wheeler AG adopted a share repurchase program pursuant to which we are authorized to repurchase up to $264,772,248 of our outstanding shares and designate the repurchased shares for cancellation. The $264,772,248 originally authorized for repurchase of registered shares under the Foster Wheeler AG program is equal to the amount that remained available for repurchases under the Foster Wheeler-Bermuda program as of February 9, 2009, the date of the completion of the redomestication. Between February 9, 2009 and December 31, 2010, we repurchased an aggregate of 4,312,710 shares at a total cost of $99,182,089, reducing the amount authorized to repurchase shares to $165,590,159. At an Extraordinary General Meeting of Shareholders held on February 24, 2011, our shareholders approved an increase of $335,000,000 to our share repurchase program, bringing the total remaining authorized amount to $500,590,159 as of February 24, 2011.

        Under Swiss law, the cancellation of the shares repurchased under the program and the corresponding amendment of the Articles of Association must be approved by our shareholders, and repurchased shares remain as treasury shares on our balance sheet until cancellation.

        Prior to the Annual General Meeting, PwC AG will issue a special audit report to the Board of Directors that we expect will confirm that the claims of creditors are fully covered even after the reduction in capital and that the liquidity of the Company is assured.

        The Board of Directors proposes a capital reduction of CHF 12,938,130 through the cancellation of the 4,312,710 shares, each with a nominal value of CHF 3, which we repurchased in the period from February 9, 2009 to December 31, 2010, and to amend our Articles of Association accordingly. As a result, we are proposing:

  a)
  to reduce our share capital by CHF 12,938,130, from CHF 386,845,866 to CHF 373,907,736 by way of cancellation of the 4,312,710 shares, each with a nominal value of CHF 3, which we repurchased under the share repurchase program;

  b)
  that it be acknowledged that, according to the special report of PwC AG, the Company's obligees' claims are fully covered even after the share capital reduction as required by Art. 732 para. 2 of the Swiss Code of Obligations; and

  c)
  that as of the date of the entry of the capital reduction in the Commercial Register, Art. 4 of the Articles of Association be amended as follows:

Existing Version (English)	Proposed New Version (English)
"Art. 4 Shares	"Art. 4 Shares

(1) The Company's share capital is CHF 386'845'866. It is divided into 128'948'622 registered shares of CHF 3 par value each.	(1) The Company's share capital is CHF 373'907'736. It is divided into 124'635'912 registered shares of CHF 3 par value each.
(2) The share capital is fully paid up."	(2) The share capital is fully paid up."

Existing Version (German)	Proposed New Version (German)
"Art. 4 Aktien	"Art. 4 Aktien

(1) Das Aktienkapital der Gesellschaft beträgt CHF 386'845'866. Es ist eingeteilt in 128'948'622 Namenaktien mit einem Nennwert von CHF 3.- je Aktie.	(1) Das Aktienkapital der Gesellschaft beträgt CHF 373'907'736. Es ist eingeteilt in 124'635'912 Namenaktien mit einem Nennwert von CHF 3.- je Aktie.
(2) Das Aktienkapital ist voll liberiert. "	(2) Das Aktienkapital ist voll liberiert. "

Requisite Vote

        Proposal 7 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" approval of the cancellation of shares repurchased under our share repurchase program and the associated amendment to our Articles of Association to reduce our share capital.

 PROPOSAL 8—ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

        Pay that reflects performance and alignment of pay with the long-term interests of our shareowners are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, shareholders have the opportunity to vote, on an advisory, or non-binding, basis, on the compensation of our named executive officers, who we refer to as our NEOs. This is often referred to as a "say-on-pay", and provides you, as a shareholder, with the ability to cast a vote with respect to our 2010 executive compensation programs and policies and the compensation paid to the NEOs as disclosed in this proxy statement. As a result, we are proposing the following resolution for approval by our shareholders:

  "RESOLVED, that the shareholders hereby approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative discussion in this proxy statement."

        The following is a summary of key highlights of the compensation we paid to our NEOs in fiscal 2010:

  •
  Elements of Executive Compensation—We provide our NEOs with the following types of compensation: base salary, cash-based short-term incentives, equity-based long-term incentives and post-employment benefits. We provide limited perquisites to our NEOs. In addition, in 2010 we provided certain NEOs with certain benefits and allowances and paid retention bonuses to certain NEOs in connection with the relocation of their positions to Geneva, Switzerland. Our Compensation Committee's consultant, Mercer, provided the Compensation Committee with advice regarding market practice and the cost of living in Geneva in connection with the approval of these benefits, allowances and retention bonuses. We also paid sign-on bonuses to certain of our NEOs in connection with the execution of new or amended employment agreements.

  •
  Use of Benchmarking Data—For NEOs who are established and performing well in their current positions, the Compensation Committee targets annual base salary, short-term incentive target award opportunity and long-term incentive compensation in the range of the 50th to 75th percentile of the relevant compensation benchmarking data. The Compensation Committee also considers compensation data in the 25th percentile for NEOs who are new to their positions, as a result of either an internal promotion or a new hire. The Compensation Committee also considers other factors in making compensation decisions, including the individual performance of the executive and contractual obligations to the executive pursuant to the executive's employment agreement.

  •
  Annual Base Salaries for Fiscal 2010—The Compensation Committee made no adjustment to the annual base salaries for our NEOs who were employed by us as of January 1, 2010. In making this decision, the Compensation Committee considered the fact that the annual base salaries for those NEOs were within the 50th to 75th percentile of the relevant compensation data, our declining revenues and the effect of the weak economic environment on base salaries.

  •
  Short Term Incentive Compensation for Fiscal 2010—For fiscal 2010, the performance targets for our NEOs under our short term incentive plan were based upon consolidated adjusted net earnings (which accounted for 70% of the total award amount) and our progress with respect to certain key objectives (which accounted for 30% of the total award amount). The Compensation Committee typically sets the multiplier for achievement of our performance goals at 100% of the target award opportunity (expressed as a percentage of salary). Because our financial performance goals were set well below the actual amounts achieved for the comparable measures for each of fiscal 2007, 2008 and 2009, the Compensation Committee set the multiplier for achieving our performance goals for 2010 at 50% of the individual target award opportunity (expressed as a percentage of salary). To the extent our achievement of our financial performance goals and progress toward our key initiatives exceeded 50% of the target award opportunity in the aggregate, the Compensation Committee would consider our earnings per share growth rate in 2010 relative to a peer group in determining the percentage to be applied to the target award opportunities for our NEOs. Based on these factors and our performance, the Compensation Committee approved a percentage of 50% to be applied to the target award opportunities for our Interim Chief Executive Officer and our Executive Vice Presidents and a

    percentage of 75% to be applied to the target award opportunity for our remaining NEO for fiscal 2010.

  •
  Long Term Incentive Compensation for Fiscal 2010—We use equity-based long-term compensation to directly align the interests of our executives with those of our shareholders and to help motivate and retain our executives. In fiscal 2010, the Compensation Committee changed the timing of the grant of equity awards from November to February of the following year in order to align the timing of equity award decisions with annual performance reviews and other compensation decisions for our NEOs and other senior officers. Accordingly, no annual grants were made to our NEOs or other participants in the LTI Plan in fiscal 2010. In connection with the execution of new or amended employment agreements, we made discretionary grants to each of our NEOs during fiscal 2010 except Mr. Milchovich. Mr. della Sala received a two-year equity grant with an economic value of €2,972,000 (the grant was denominated in euros) in March 2010 in connection with his agreement to serve as our President and Chief Operating Officer for an additional two years. He is not eligible for further regular cycle equity awards in his capacity as our President and Chief Operating Officer. In addition, we granted an equity award to Mr. della Sala in December 2010 with an economic value of $1,800,000 (the grant was denominated in U.S. dollars) in connection with Mr. della Sala's appointment as Interim Chief Executive Officer.

        Although the vote is non-binding, the Compensation Committee will consider the voting results in making decisions about future compensation arrangements for our NEOs.

        As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board, will not create or imply any change to or any additional fiduciary duties of the Board and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

Requisite Vote

        Proposal 8 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" advisory (non-binding) approval of the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the compensation tables and accompanying narrative discussion in this proxy statement.

 PROPOSAL 9—ADVISORY VOTE ON FREQUENCY OF FUTURE NAMED EXECUTIVE OFFICER COMPENSATION ADVISORY VOTES

        We are required by the Dodd-Frank Act to provide shareholders with a "say-on-pay" vote every 1, 2 or 3 years and to ask our shareholders to indicate their preference as to the frequency of that vote through a separate advisory shareholder vote held at least once every six years. Shareholders may indicate, on an advisory, or non-binding, basis, whether they would prefer to have future advisory votes on named executive officer compensation once every 1, 2 or 3 years.

Requisite Vote

        Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to "pass". Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation

        Our Board of Directors believes that shareholders should initially have an opportunity to cast a vote on named executive officer compensation every year. The Board of Directors will continue to assess the benefits to our Company and our shareholders of an annual advisory and non-binding vote on named executive officer compensation and may recommend less frequent votes (every 2 or 3 years) in the future.

        Our Board of Directors recommends a vote for an advisory vote on named executive officer compensation every "1" year.

 PROPOSAL 10—RE-ALLOCATION OF FREE RESERVES TO LEGAL RESERVES FROM CAPITAL CONTRIBUTION

        The Board of Directors proposes that free reserves in the amount of CHF 3,917,110,419, which originally were allocated from additional paid-in capital to "free reserves from capital contribution" at the Annual General Meeting in May 2010, be re-allocated to legal reserves whereby CHF 3,813,694,515 shall be re-allocated to the sub-account "legal reserves from capital contribution" and CHF 103,415,904 shall remain in the legal reserve sub-account "reserve for treasury shares from capital contribution" until the approval of the capital reduction through cancellation of shares repurchased under our share repurchase program, as proposed under proposal 7, and registration of the respective capital reduction in the commercial register of the Canton of Zug, Switzerland. If proposal 7 is approved at the Annual General Meeting and the capital reduction is subsequently registered in the commercial register, any amount remaining in the legal reserve sub-account "reserve for treasury shares from capital contribution" that relates to the shares cancelled in the capital reduction will be added to the sub-account "legal reserves from capital contribution."

        The above appropriation of free reserves into the sub-account "legal reserves from capital contribution" is proposed by the Board of Directors in response to the new guidelines issued by the Swiss Federal Tax Administration, which we refer to as the SFTA, in connection with the capital contribution principle, effective January 1, 2011. The capital contribution principle provides that repayments to shareholders of capital contributions shall be treated similarly to repayments of nominal capital for tax purposes. In particular, repayments of nominal capital are generally exempt from Swiss withholding tax and, under the new SFTA guidelines, repayments to shareholders of capital contributions would be similarly exempt from Swiss withholding tax requirements. In order to benefit from this capital contribution principle, the new SFTA guidelines require us to account for capital contributions in one separate account within legal reserves, subject to one exception for the reserves for treasury shares. The reserves for treasury shares can be recorded within a separate legal reserve account and not in the legal reserves from capital contribution account. SFTA guidelines also require the timely reporting of the legal reserves from capital contributions.

        To ensure any future repayments to shareholders of capital contributions are exempt from Swiss withholding tax, the Board of Directors recommends that the shareholders approve the reallocation of the free reserves from capital contribution into "legal reserves from capital contributions" as described above.

        If this proposal is approved, we will generally be permitted, subject to the approval of the SFTA, to use the legal reserves from capital contributions for withholding-free distribution and/or repayment to shareholders.

Requisite Vote

        Proposal 10 requires the affirmative vote of a majority of the votes cast at the Annual General Meeting, assuming there is a quorum at the meeting. Abstentions will be treated as present at the Annual General Meeting for purposes of determining the presence of a quorum, but will have no effect in determining whether the proposal is approved.

        Our Board of Directors recommends a vote "FOR" the re-allocation of the free reserves as described in this proposal.

PART III

OTHER MATTERS

Ownership of Shares by Directors, Director Nominees and Executive Officers

        The following table sets forth, as of March 8, 2011, beneficial ownership of our shares by each director or director nominee, by each executive officer named in the Summary Compensation Table in this proxy statement and by all directors and executive officers as a group. As of March 8, 2011, there were 124,925,527 shares outstanding.

Amount and Nature of Beneficial Ownership of Shares

Name of Beneficial Owner	Shares Held(1)	Shares Subject to Options(2)	Share Units(3)	Total Shares Beneficially Held	Percent of Class(4)
Eugene D. Atkinson	24,100	14,478	259	38,837	*
Clayton C. Daley, Jr.	1,457	3,566	—	5,023	*
Umberto della Sala	40,327	145,824	—	186,151	*
Steven J. Demetriou	4,517	9,750	—	14,267	*
Robert C. Flexon	—	1,584	—	1,584	*
Edward G. Galante	6,772	9,750	—	16,522	*
Stephanie Hanbury-Brown	13,354	14,178	—	27,532	*
Raymond J. Milchovich	74,515	439,136	—	513,651	*
Maureen B. Tart-Bezer	3,282	9,065	—	12,347	*
James D. Woods	30,698	14,478	160	45,336	*
Franco Baseotto	10,652	72,865	—	83,517	*
Rakesh K. Jindal	1	11,597	—	11,598	*
Michael S. Liebelson	—	—	—	—	*
Beth B. Sexton	8,079	12,837	—	20,916	*
All directors and executive officers as a group (20 persons)	236,540	856,608	419	1,093,567	*

(1)
The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all of our directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority.

(2)
Represents shares that may be acquired currently or within 60 days after March 8, 2011 through the exercise of stock options to purchase our shares.

(3)
Includes restricted share units issued to directors under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan, which may be acquired or converted into shares currently or within 60 days after March 8, 2011 due to vesting rights. Also, includes 259 share units for Mr. Atkinson and 160 share units for Mr. Woods issued under the Foster Wheeler Inc. Directors Deferred Compensation and Stock Award Plan, a legacy plan for non-employee directors. Share units do not have any voting or dividend rights.

(4)
The percentages for each person and the group are calculated based on (A)(i) the number of shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after March 8, 2011 by such person or group, as the case may be, divided by (B)(i) the number of our outstanding shares as of March 8, 2011, plus (ii) the number of shares that may be acquired currently or within 60 days after March 8, 2011 by such person or group, as the case may be.

*
Less than 1%.

 Other Beneficial Owner

        Based upon our review of Schedule 13G or Schedule 13D filings with the SEC through March 8, 2011 and other publicly available information, the following entity is known to our management to be a beneficial owner of more than five percent of our outstanding shares, as indicated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Registered Shares, par value CHF 3.00 per share	FMR LLC 82 Devonshire Street Boston, MA 02109	17,373,460	(1)	13.9%
Registered Shares, par value CHF 3.00 per share	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Md. 21202	6,678,482	(2)	5.3%

(1)
FMR LLC ("FMR") reported on Schedule 13G, filed with the SEC on January 10, 2011 (the "Schedule 13G"), that it held 17,373,460 registered shares as of December 31, 2010.

  FMR reported that 3,912,910 shares were subject to sole voting power and 17,373,460 shares were subject to sole dispositive power. FMR disclosed in the Schedule 13G that certain of its subsidiaries beneficially own the shares as a result of their role as an investment manager or investment advisor to various investors.

  On March 9, 2011, FMR sent us a letter pursuant to Article 663c of the Swiss Code of Obligations, which requires Swiss public companies to disclose significant shareholders and their shareholdings in the subject company. In that letter, they disclosed to us that they hold 18,673,861 registered shares, or 15.0% of our share capital.

(2)
T. Rowe Price Associates, Inc. ("Price Associates") reported on Schedule 13G (Amendment No. 1), filed with the SEC on February 14, 2011, that it held 6,678,482 registered shares as of December 31, 2010.

  Price Associates reported that 1,854,360 shares were subject to sole voting power, 6,678,482 shares were subject to sole dispositive power, and 6,678,482 shares represented their aggregate total holdings. Price Associates has informed us that these securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has further informed us that for purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be the beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Executive Officers

        Information regarding Mr. della Sala, our Interim Chief Executive Officer, President and Chief Operating Officer is provided under Proposal 1 of this proxy statement, under the caption "Similar Information on Continuing Directors."

Franco Baseotto

        Mr. Baseotto, who is 52 years old, has been employed by us for 20 years, serving us and our subsidiaries in various positions of increasing responsibility in Europe and the United States. Mr. Baseotto has served as our Executive Vice President and Chief Financial Officer since August 13, 2007. Mr. Baseotto was also elected our Treasurer on January 31, 2008. From July 2005 to August 2007,

Mr. Baseotto served as the Financial Leader of our Global E&C Group and, from October 2003 to August 2007, as the Chief Financial Officer of Foster Wheeler Continental Europe S.r.l., an indirect, wholly-owned subsidiary within our Global E&C Group. From March 2003 to July 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Inc., an indirect, wholly-owned subsidiary domiciled in the United States and which we refer to as FWI. From June 1998 to February 2003, Mr. Baseotto served as Director of Finance of Foster Wheeler Continental Europe S.r.l.

Michelle K. Davies

        Ms. Davies, who is 50 years old, was elected our Acting General Counsel, effective January 1, 2010. From October 2008, Ms. Davies served as General Counsel for Foster Wheeler Energy Limited, our largest indirect, wholly-owned subsidiary. Prior to joining us, Ms. Davies was the Group Legal Director and Company Secretary and Member of the Executive Committee of English Welsh & Scottish Railway Limited from July 2001 until July 2008. From April 1997 to April 2001 she served as Head of Legal and Regulatory Affairs and Company Secretary for NIREX Limited. Ms. Davies has more than 25 years of experience in complex corporate legal matters.

Rakesh K. Jindal

        Mr. Jindal, who is 52 years old, was elected our Vice President of Tax on January 25, 2005. From June 2000 until January 2005, Mr. Jindal served as Corporate Tax Director of FWI, and, from December 1996 until June 2000, he served as Assistant Director of Tax of FWI.

Michael S. Liebelson

        Mr. Liebelson, who is 55 years old, was elected our Executive Vice President and Chief Development Officer on June 1, 2010. From 2008 to December 2009, Mr. Liebelson was employed as Chief Development Officer, Low-Carbon Technologies for NRG Energy, Inc. From 2006 to 2008, he was a consultant to NRG Energy, Inc. and LS Power Corporation. From 2002 to 2005, Mr. Liebelson was CEO of Zolaris Biosciences LLC, a company formed to commercialize peptide stabilization technology. From 1990 to 1998, Mr. Liebelson co-founded, co-managed and held a 50% ownership interest in LS Power Corporation, and since 1998 Mr. Liebelson has been a limited partner of several entities affiliated with the LS Power Group. Prior to 1990, Mr. Liebelson held various management positions with Commercial Union Energy Corporation, Ahlstrom-Pyropower and Air Products and Chemicals. He started his professional career as a chemical engineer at an Exxon refinery.

Gary T. Nedelka

        Mr. Nedelka, who is 56 years old, has been employed by us for 30 years, serving us and our subsidiaries in various positions of increasing responsibility in commercial operations and engineering management. Mr. Nedelka was promoted to the position of Chief Executive Officer and President of our Global Power Group, effective January 1, 2009. Prior to his current position, Mr. Nedelka served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within our Global Power Group, since 2006. From 2000 to 2006, Mr. Nedelka served as President and General Manager of our operating companies in China.

Troy Roder

        Mr. Roder, who is 44 years old, has been employed by us for 21 years. Mr. Roder was promoted to the position of Chairman and Chief Executive Officer of FWEL on January 1, 2010. From March 2006 until December 2009, Mr. Roder served as President and Chief Executive Officer and was Senior Vice President from January 2004 until March 2006 of FWUSA. Since joining us in 1989, Mr. Roder has held various management and project execution positions of increasing responsibility in the chemical, petrochemical, oil & gas, refining, and power industries.

Peter D. Rose

        Mr. Rose, who is 64 years old, was elected our Vice President and Chief Corporate Compliance Officer on January 31, 2008. From May 2007 to January 2008, Mr. Rose was our Vice President and Treasurer. Mr. Rose has been employed by us for 32 years. From March 2004 until May 2007, Mr. Rose served as Vice President, Internal Audit and Chief Corporate Compliance Officer of FWI and Foster Wheeler International Holdings, Inc., an indirect, wholly-owned subsidiary. From May 1987 until March 2004, he served as Assistant Treasurer of FWI and Foster Wheeler International Holdings, Inc., and as Vice President of Foster Wheeler Capital & Finance Corporation, an indirect, wholly-owned subsidiary.

Beth B. Sexton

        Ms. Sexton, who is 54 years old, was elected our Executive Vice President of Human Resources on April 7, 2008. Prior to joining us, Ms. Sexton was Senior Vice President of Human Resources for IKON Office Solutions from March 1998 to February 2008 and Vice President of Human Resources for IKON Office Solutions from March 1996 to February 1998. Ms. Sexton also previously held a series of positions in human resource management with increasing responsibilities at CH2M Hill from April 1987 to March 1996.

David Wardlaw

        Mr. Wardlaw, who is 55 years old, was elected our Vice President, Project Risk Management Group on July 1, 2004. Mr. Wardlaw has been employed by us for 33 years. Mr. Wardlaw has been a director of Foster Wheeler Energy Limited since July 1996 and has served in various executive positions with that company, including as Director of Pharmaceuticals from July 2003 until July 2004, Director of Engineering from January 1998 until July 2003, and Director of Commercial Operations from July 1996 until January 1998.

Lisa Z. Wood

        Ms. Wood, who is 44 years old, was elected our Vice President and Controller on June 21, 2007. Ms. Wood has been employed by us for 13 years. From March 2003 until June 2007, Ms. Wood served as Chief Accounting Officer of FWI, and from August 1997 until March 2003, she served in various financial positions of FWI.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires our directors and executive officers and any persons who own more than 10% of our outstanding shares to file reports of holdings and transactions in our shares with the SEC. Based on our records and other information, including our review of Forms 3 and 4 filed with the SEC, we believe all filings required under Section 16(a) of the Exchange Act for our directors and executive officers with respect to our shares were filed timely in fiscal 2010.

Audit Committee Report

        The Audit Committee of Foster Wheeler AG operates under a written charter adopted and approved by the Company's Board of Directors on August 4, 2010. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee is currently comprised of five directors, all of whom are "independent" as that concept is defined in Section 10A of the

Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of The NASDAQ Stock Market LLC, which we refer to as NASDAQ.

        Management and our Board of Directors are responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and the system of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The Company's independent registered public accounting firm, PwC, is responsible for auditing the Company's consolidated financial statements included in its Annual Report on Form 10-K and its internal control over financial reporting and expressing opinions thereon. The Company's independent auditor, PwC AG, is responsible for auditing the Company's consolidated financial statements and its Swiss statutory financial statements and expressing opinions thereon. The Audit Committee's responsibilities include monitoring and reviewing financial reporting and related processes and procedures.

        During fiscal 2010, the Audit Committee held four meetings. With regard to fiscal 2010, the Audit Committee, among other things:

  (1)
  reviewed and discussed with management, the internal auditors and PwC, the Company's audited consolidated financial statements as well as its internal control over financial reporting as of and for the fiscal year ended December 31, 2010;

  (2)
  discussed with PwC all matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended;

  (3)
  obtained from PwC the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board regarding PwC's communication with the Audit Committee concerning independence, discussed with PwC its independence and satisfied itself as to PwC's independence. The Audit Committee also considered whether the provision of non-audit services by PwC to the Company is compatible with PwC's independence, and concluded that PwC is independent from the Company and its management. The Audit Committee also reviewed and approved the amount of fees paid to PwC for audit and non-audit services;

  (4)
  discussed with the internal auditors and PwC the overall scope and plans of their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of its financial reporting;

  (5)
  recommended to the Board of Directors that the Company's consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC based on the reviews and discussions referred to above and subject to the limitations on the Audit Committee's role and responsibility described above and in the Audit Committee charter;

  (6)
  recommended that our Board of Directors propose the election of PwC AG as the Company's independent auditor for the fiscal year ending December 31, 2011; and

  (7)
  appointed PwC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and recommended that the Company's Board of Directors propose the ratification of such appointment to our shareholders.

The Audit Committee:
Clayton C. Daley, Jr., Chairperson
Eugene D. Atkinson
Edward G. Galante
Stephanie Hanbury-Brown
Maureen B. Tart-Bezer

 Audit Committee Financial Experts

        Our Board of Directors has determined that Messrs. Atkinson and Daley and Mses. Hanbury-Brown and Tart-Bezer are each an "Audit Committee Financial Expert," as defined under the rules promulgated by the SEC. Our Board of Directors has also determined that each of these directors is "independent" as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder, and the applicable listing standards of NASDAQ, and that none of them has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Fees

        The following table presents fees for audit services rendered by PwC and all member firms in its global network for the audit of our annual financial statements for the fiscal years ended December 31, 2010 and December 31, 2009 and fees for other services rendered by PwC and all member firms in its global network during those periods.

	Year Ended
	December 31, 2010	December 31, 2009
Audit fees(1)	$5,951,700	$5,920,800
Audit-related fees(2)	298,200	227,300
Tax fees(3)	2,834,900	4,393,600
All other fees(4)	91,100	129,700

Total	$9,175,900	$10,671,400

(1)
Audit fees consist of fees for the audit of our consolidated financial statements and fees for additional work, such as statutory audits and regulatory filings, including fees for audits of the Swiss consolidated and statutory accounts. The audit fees include fees related to the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

(2)
Represents fees for consultations on accounting matters, including an assessment of the impact of International Financial Reporting Standards, audits of and consultations regarding certain employee benefit plans, audit or review of certain reports filed with regulatory agencies, pre-implementation review of internal controls for new systems and an assessment of information technology security.

(3)
Represents fees for tax compliance and assistance with tax planning. Tax compliance fees were $1,405,200 and $1,819,400 in fiscal 2010 and 2009, respectively.

(4)
Represents fees for an accounting research software license, access to an online compensation benchmarking database and an assessment of our internal audit and information technology services organizations.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Performed by Our Independent Registered Public Accounting Firm

        Consistent with SEC policies regarding auditor independence, our Audit Committee has responsibility for appointing (subject to ratification by our shareholders), approving the compensation of, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. This policy provides for an annual budget, including a description of the nature of the proposed services to be performed, and any subsequent changes for both audit and non-audit services to be approved by our Audit Committee in advance, and our Audit Committee is provided with quarterly reporting on actual spending.

Board of Director Meetings and Committees of Our Board of Directors

        During fiscal 2010, our Board of Directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of our Board of Directors and each committee on which he or she served with the exception of Robert Flexon, who attended two of four board meetings during his tenure with the Board from June through November 9, 2010. Our Board of Directors has established standing committees to consider various matters and to make recommendations to the full Board of Directors for proposed courses of action by our Board of Directors. We have established the following committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Each member of these committees is "independent" as that concept is defined in the NASDAQ listing standards. Committee charters have been established for each of these committees and are publicly available on our website at www.fwc.com/corpgov. The charters may also be obtained upon request by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Telephone: +41 41 748 4320, Facsimile: +41 41 748 4321.

        Based on the recommendation of our Governance and Nominating Committee, our Board of Directors designates members and chairpersons of each of the committees of our Board of Directors and the Deputy Chairperson of executive sessions of our non-employee directors.

Audit Committee

        The members of our Audit Committee are currently Mr. Daley, Chairperson, Mr. Atkinson, Mr. Galante, Ms. Hanbury-Brown and Ms. Tart-Bezer. During fiscal 2010, this committee held four meetings.

        Our Audit Committee assists our Board of Directors in the oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independence and qualifications of our independent registered public accounting firm and (4) the performance of our internal audit function and our independent registered public accounting firm.

        Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and proposes to the Board of Directors "a publicly supervised auditor" (as the term is defined in Art. 727b of the Swiss Code of Obligations and in the Federal Law on the admission and supervision of audit firms) for election as our Swiss independent auditor by our shareholders. The functions of this committee include reviewing compliance with our policies; annually reviewing the status of any significant litigation; reviewing with our independent registered public accounting firm and management the results of the audit, our financial statements and our system of internal accounting control; pre-approving fees of the independent registered public accounting firm; reviewing with management and our independent registered public accounting firm our annual and quarterly financial statements and any material changes in accounting principles or practices used in preparing our financial statements prior to their inclusion in the filing of a report on Form 10-K or Form 10-Q with the SEC, including a review of the items required by Statement on Auditing Standards No. 61, as amended; receiving from the independent registered public accounting firm the written disclosures and letter regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence required by the rules of the Public Company Accounting Oversight Board as in effect at that time and discussing with the independent registered public accounting firm such firm's independence; reviewing with management and the Swiss independent auditors the annual financial statements required under Swiss law and the report of the Swiss independent auditors thereon, and the additional financial statement disclosures and commentary required by Swiss law; and annually reviewing and assessing the Audit Committee charter. Our Audit Committee members meet separately with representatives of our independent registered public accounting firm at each Audit Committee meeting.

Compensation Committee

        The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods. During fiscal 2010, this Committee held four meetings. The functions of this committee are to discharge our Board of Directors' responsibilities relating to compensation of our directors, the CEO and other senior executives including, but not limited to, approving salary rates and, as applicable, short-term incentive compensation, the award of stock options, restricted shares or other equity rights for executive officers, as further described in "Compensation Discussion and Analysis" below. In addition, the Compensation Committee has the authority to terminate or materially amend the Foster Wheeler Inc. Salaried Employees Pension Plan or the Foster Wheeler Inc. 401(k) Plan.

Governance and Nominating Committee

        The members of our Governance and Nominating Committee are currently Mr. Atkinson, Chairperson, Mr. Demetriou, Mr. Galante and Mr. Woods. During fiscal 2010, this committee held four meetings. The functions of this committee include recommending to our Board of Directors the appropriate structure and function of our Board of Directors and its committees; recommending to our Board of Directors the nominees for election as directors and corporate officers; reviewing the performance of incumbent directors and corporate officers to determine whether to nominate them for re-election; overseeing the annual performance review of our Board of Directors and each of the committees; and considering other matters of corporate governance.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

        Our Corporate Governance Guidelines provide the Board of Directors with the flexibility to fill the chairman of the board and chief executive officer roles with either one or two individuals based on the best interests of our Company at any given point in time. Accordingly, the Board of Directors evaluates whether the roles should be combined or separated on a case-by-case basis. As described below, the roles of chairman and chief executive officer have been separated since June 1, 2010.

        When Raymond J. Milchovich was appointed Chairman of the Board of Directors and Chief Executive Officer in October 2001, the roles of chairman of the board and chief executive officer were already combined. At that time, our Company faced many challenges, including significant operating losses, a significant amount of debt and increasing asbestos liabilities. Mr. Milchovich brought significant experience in "turnaround" and restructuring environments and corporate governance and board leadership, including as a result of his service as the Chairman of the Board of Directors and

Chief Executive Officer of Kaiser Aluminum Corporation. In light of his prior experience in the roles of chairman of the board and chief executive officer, our Board of Directors believed it was in the best interests of the Company and its shareholders that Mr. Milchovich serve as both chairman of the board and chief executive officer of our Company. Under Mr. Milchovich's leadership, we returned to profitability and reported record net income and consolidated EBITDA in each of fiscal 2006, 2007 and 2008.

        In connection with the senior leadership succession plan we announced in December 2009, effective June 1, 2010, Mr. Milchovich relinquished his duties as our Chief Executive Officer and Robert C. Flexon, formerly President and Chief Executive Officer of FWUSA, was elected our Chief Executive Officer. Mr. Milchovich became non-executive Chairman of the Board of Directors and agreed to serve as a consultant to the Company until November 3, 2011. Subsequently, effective October 22, 2010, Mr. Flexon was separated from the Company and Mr. della Sala was appointed Interim Chief Executive Officer. Our Board of Directors, with the assistance of an executive search firm, is conducting a search and evaluation process to find a permanent chief executive officer.

        In light of these changes and the search and evaluation process that is underway for a permanent chief executive officer, the Board of Directors believes that it is appropriate to maintain the separate roles of chairman of the board of directors and chief executive officer in order to provide for continued leadership in the role of chairman of the board, to support the interim chief executive officer and to assist in an effective and efficient transition to a permanent chief executive officer. Mr. Milchovich's responsibilities are to lead the Board of Directors as non-executive Chairman of the Board of Directors, support Mr. della Sala in his role as Interim Chief Executive Officer and assist in a smooth transition once a permanent chief executive officer is elected. As described above, the Board of Directors will continue to evaluate whether the roles of chairman of the board and chief executive officer should be combined or separated on a case-by-case basis, including upon the selection of a permanent chief executive officer.

        As discussed below, Eugene D. Atkinson serves as our Deputy Chairperson and Lead Director with primary responsibility to chair the Executive Sessions of the Board of Directors. Although Mr. Milchovich serves as our non-executive Chairman of the Board of Directors, Mr. Atkinson continues to chair the Executive Sessions as Deputy Chairperson, as the NASDAQ listing standards require that an independent director preside over the Executive Sessions and Mr. Milchovich is not considered to be an independent director due to his status as the former chief executive officer of the Company.

The Role of the Board in the Oversight of Risk Management

        The Audit Committee's charter provides that the Audit Committee has the responsibility to discuss guidelines and policies with respect to risk assessment and risk management and discuss with management our major financial and enterprise risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reports regularly to the full Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks that we face and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the view of the Board of Directors as to the appropriate level of risk in light of general business conditions. While the Board of Directors and the Audit Committee oversee the Company's risk management, our management is responsible for day-to-day risk management processes. Management assists the Audit Committee and the Board of Directors in the discharge of their responsibilities with respect to risk management oversight, as described below.

        We faced significant challenges when Mr. Milchovich joined us in 2001. In response, Mr. Milchovich implemented a risk management process whereby senior management, including Mr. Milchovich, took a direct and active approach to managing the risks facing our business. In particular, management was focused on restructuring the significant amount of our debt, improving our operating performance and managing risks associated with our asbestos liabilities and certain legacy contracts. Senior management took an active role in managing these risks and reported regularly to the Board of Directors on our progress as part of our efforts to ensure our continued viability.

        For example, in response to the inadequate risk management in contract bidding and execution that was a factor in our poor performance prior to Mr. Milchovich's arrival, Mr. Milchovich established the Project Risk Management Group, or PRMG, shortly after joining our Company. The Vice President of PRMG reports directly to the chief executive officer and the group is responsible for:

  •
  Setting risk management policy for proposal and contract operations in order to protect us from losses related to contracting operations;

  •
  Establishing risk management policies and reviewing risk management procedures at our operating units; and

  •
  Providing and encouraging industry best practices in operational risk management.

        The PRMG must approve all bids exceeding certain risk thresholds and any departures from our contracting policy. In addition, departures from certain key contractual protections also require the approval of senior management. The chief executive officer reports to the Audit Committee and/or the Board of Directors on significant risks identified through the PRMG process as they arise.

        In addition, after the departure of the chief executive officer of our Global Power Group in May 2006, Mr. Milchovich assumed that role in addition to his responsibilities as Chairman of the Board of Directors and Chief Executive Officer in order to ensure appropriate oversight of business operations and management of key risks for the Global Power Group. Mr. Milchovich held that position until the appointment of Umberto della Sala as President and Chief Operating Officer of the Company in January 2007.

        Our senior management team, including our chief executive officer, chief financial officer, chief operating officer, chief corporate compliance officer and Vice President of PRMG is directly and actively involved in management of risks to our business and has also assumed primary responsibility for reporting to the Audit Committee and/or the Board of Directors on a regular basis regarding material risks and our response to managing those risks. The Board of Directors has approved, based upon the recommendation of management, an enterprise risk management oversight program consisting of the following elements:

  •
  Risk management systems design—the Board will review the adequacy of the overall design of our risk management system on an annual basis and receives quarterly updates on the adoption of new corporate policies or material revisions to such policies;

  •
  Capabilities and adequacy of resources dedicated to risk management—in addition to reviewing the capabilities and adequacy of internal audit resources and resources dedicated to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a quarterly basis, the Audit Committee will review the capabilities and adequacy of resources dedicated to risk management, including the PRMG, on an annual basis;

  •
  Compliance with the risk management system—the Audit Committee receives quarterly reports on internal audit activities and compliance matters; and

  •
  Review of specific risks—the Board and Audit Committee receive reports on certain specified risks on a quarterly or annual basis. In addition, senior management also presents a comprehensive risk assessment to the Audit Committee on an annual basis and provides the Audit Committee with an update on key risks and mitigation actions taken in response to those risks on a quarterly basis.

 Director Nominations

        Our Governance and Nominating Committee identifies and recommends to our Board of Directors individuals to be nominated by our Board of Directors for election as directors. In addition, shareholders may nominate candidates for election as directors.

Independence Standards

        Our Corporate Governance Guidelines provide that a majority of our Board of Directors shall consist of independent directors, who are directors that (1) are neither officers nor employees of us or our subsidiaries; (2) have no relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; and (3) are otherwise "independent" as that concept is defined in the applicable NASDAQ listing standards.

        Our Board of Directors uses the following standards to assist it in determining director independence. A director will not be considered independent if, within the preceding three years: (1) such person was employed by us or by any of our subsidiaries, or had an immediate family member who was an executive officer of us or any of our subsidiaries; (2) such person, or an immediate family member, was a partner in or employed by our independent registered public accounting firm and worked on the audit of our consolidated financial statements or is currently a partner of our independent registered public accounting firm; (3) such person, or an immediate family member, was employed as an executive officer of another company where any of our present executive officers served on that company's compensation committee; (4) such person is an executive officer or employee, or has an immediate family member who is an executive officer or controlling shareholder of, or a partner in, a company that made payments to, or received payments from, us in an annual amount exceeding the greater of (a) 5% of the recipient's consolidated gross revenues for that year or (b) $200,000 other than payments arising solely from investments in our securities or payments under non-discretionary charitable contributions matching programs; or (5) such person, or an immediate family member, received compensation in excess of $120,000 during any period of twelve consecutive months from us, other than director and committee fees, pension or other forms of deferred compensation or compensation to an immediate family member who is a non-executive officer or employee of ours.

        Our Board of Directors also annually reviews the relationships between directors and charitable organizations and determines whether any such relationships would create a conflict of interest that would interfere with a director's independence, even though such relationships are not restricted by the foregoing standards. In making such a determination, the following relationships will not be considered by our Board of Directors as material relationships that would impair a director's independence: the director, or an immediate family member, serves as an executive officer of a charitable organization and our discretionary charitable contributions to the organization during any of the past three fiscal years do not exceed the greater of (1) 5% of the charity's revenues or (2) $200,000.

        Based on these standards, our Board of Directors has determined that the following directors and nominees for director are independent: Messrs. Atkinson, Daley, Demetriou, Galante and Woods and Mses. Hanbury-Brown and Tart-Bezer.

Other Criteria; Nomination Method

        With respect to identifying and evaluating director candidates, we believe that our Board of Directors should be comprised of persons with the most beneficial mix of qualifications in areas that are important and relevant to our businesses. Each director should have in-depth experience in at least one area of importance to us, as described below. We also evaluate the skills and experience of a candidate for director in the context of evaluating the skills and experience of the incumbent board members, individually and as a group, with the objective of enhancing the skills, experience and effectiveness of our Board of Directors as a whole.

        Our Governance and Nominating Committee has established a list of qualifications that the Committee will consider when evaluating director nominees. The qualifications consist principally of personal characteristics, such as intelligence, integrity and an ability to work collaboratively, and qualifications based on experience and knowledge. The experience and knowledge characteristics are:

  •
  A general understanding of energy related businesses, and specifically experience and/or an understanding of the oil, gas, and chemical sectors

  •
  A general understanding of professional service businesses and specifically the engineering, procurement, and construction industry

  •
  Regional expertise in areas of the world which are important to us

  •
  Financial services and/or all aspects of corporate finance experience

  •
  Specific legal experience and knowledge with a publicly traded company engaging in global business

  •
  Global government/public policy, communications and public affairs experience

        In addition, the Governance and Nominating Committee considers the following experiences highly desirable and additive to the characteristics described above:

  •
  Currently active or former Chairman or Chief Executive Officer or other relevant senior leadership experience

  •
  Currently active or former Chief Financial Officer or other relevant corporate financial management experience

  •
  Experience in energy related businesses

  •
  Currently active or retired from serving on other publicly traded corporate boards

  •
  Experience and understanding of corporate governance best practices

        We do not maintain a formal diversity policy with regard to director nominations or a definition of diversity, however, as provided in our Corporate Governance Guidelines, the Board of Directors "evaluates each director candidate in the context of the Board of Directors as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience, skills and perspectives in these various areas." Consistent with the Corporate Governance Guidelines, when considering director nominations, the Board of Directors considers (i) the diversity of the experiences, skills and backgrounds of the members of the Board of Directors in the aggregate, and (ii) how the nominee will contribute to the aggregate experiences and skills of the Board of Directors. In addition, the Board of Directors is cognizant of ensuring that a diversity of perspectives is represented on the Board of Directors when considering director nominations.

        Shareholders entitled to vote for the election of directors at an annual general meeting may nominate individuals for election to our Board of Directors. A shareholder's notice to nominate an individual for election as a director must be received by the Corporate Secretary at our principal executive offices not less than 45 calendar days in advance of the anniversary of the date that we commenced the mailing of our proxy statement for the previous year's annual general meeting. The shareholder's notice must provide information about the nominee and other information required by our Articles of Association, which are filed as an exhibit to our Annual Report on Form 10-K. Alternatively, a copy of our Articles of Association can be obtained by writing to the Office of the

Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Our Governance and Nominating Committee will evaluate any director candidate nominated by shareholders according to the criteria discussed above and, based on the results of that evaluation, will determine whether to recommend the candidate in the proxy statement.

Executive Sessions of the Independent Directors

        The independent members of our Board of Directors meet in Executive Session after each meeting of our Board of Directors. The Executive Sessions, in which only independent directors participate, are chaired by the Deputy Chairperson of our Board of Directors, who serves as the Executive Session Presiding Director and our Lead Independent Director. In February 2009, Mr. Atkinson was appointed Deputy Chairperson of our Board of Directors by the independent directors of our Board of Directors.

Attendance of Board Members at the Annual General Meeting of Shareholders

        We have not adopted a policy regarding attendance of Board of Director members at the annual general meeting of shareholders. All of the then current members of our Board of Directors were in attendance at the annual general meeting held on May 5, 2010.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the Chief Executive Officer, Chief Financial Officer and other senior finance organization employees. Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by our Board of Directors or a committee of our Board of Directors and will be promptly disclosed to our shareholders. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including an implicit waiver, from a provision of the Code of Business Conduct and Ethics to the Chief Executive Officer, Chief Financial Officer, Controller or any person performing similar functions, we will disclose the nature of such amendment or waiver on our website, or in a report on Form 8-K, as required by the rules promulgated by the SEC and the applicable NASDAQ listing standards. In fiscal 2010, our Board of Directors did not grant any waiver of our Code of Business Conduct and Ethics.

        Our Code of Business Conduct and Ethics is publicly available on our website at www.fwc.com/corpgov. A copy of our Code of Business Conduct and Ethics may also be obtained upon request, without charge, by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Telephone: +41 41 748 4320, Facsimile: +41 41 748 4321.

Communicating with Directors

        Shareholders and interested parties may communicate directly with Mr. Atkinson, the Deputy Chairperson of our Board of Directors, or the non-employee directors as a group by mailing such communications to Deputy Chairperson, c/o Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000. Stakeholders may also contact our Board of Directors via the Internet at www.fw-stakeholder.com. Such communications may be confidential and/or anonymous.

Director Compensation for Fiscal 2010

        General.    Our directors play a critical role in guiding our strategic direction and overseeing management. Recent developments in corporate governance and financial reporting have resulted in an increased demand for qualified public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors' continued performance by paying compensation commensurate with our directors' workload.

        The Board establishes non-employee director compensation. The Compensation Committee, with the assistance of its compensation consultant, periodically reviews the amount and composition of non-employee director compensation and makes recommendations to the Board as needed with respect to changes in compensation form or amount. Employees who serve as directors do not receive additional compensation for their services as directors. We do not provide any perquisites to our non-employee directors.

        Mr. Milchovich, in addition to serving as our non-executive Chairman of the Board of Directors, is a consultant to the Company and is compensated in accordance with the terms of his consulting agreement. He does not receive any compensation under our non-employee director compensation program described below. See "Employment Agreements—Consulting Agreement for Raymond J. Milchovich" for a description of the terms of Mr. Milchovich's consulting agreement with us.

        Review of Compensation for Fiscal 2010.    In May 2010, Mercer, the Compensation Committee's compensation consultant, prepared a study of director compensation practices at the Compensation Committee's request. The study included director compensation amounts for 2009 at the 25th, 50th and 75th percentile levels for the 12 companies included in the proxy peer group described below under "Compensation Discussion and Analysis—Role of Compensation Consultant and Compensation Data." Total compensation for non-employee directors under our director compensation program was between the 50th and 75th percentile level for the proxy peer group. In light of this fact, the Compensation Committee recommended, and the Board of Directors approved, no changes in our non-employee director compensation program from the prior year. Accordingly, non-employee director cash compensation for fiscal 2010 was as follows:

  •
  an annual retainer of $80,000;

  •
  a meeting fee of $2,500 for each meeting of the Board of Directors in Switzerland attended in person by a director;

  •
  additional committee chairperson fees of $15,000 for the Audit Committee and $10,000 for each of the Compensation Committee and Governance and Nominating Committee; and

  •
  an additional fee of $20,000 for the Deputy Chairman.

        In addition, we have historically granted equity awards to our non-employee directors and management in November of each year as compensation for their services for the upcoming fiscal year. In fiscal 2010, the Compensation Committee decided to defer the granting of equity to management until March 2011 in order to align the timing of equity award decisions with annual performance reviews and other compensation decisions for management. The Board also agreed to defer the granting of equity awards to our non-employee directors until February in order to continue our practice of granting equity awards to our non-employee directors and management at the same time. Accordingly, no equity awards were made to non-employee directors in fiscal 2010. The equity awards granted to the non-employee directors in March 2011, as described below, were in the same form and amount as the equity awards granted to the non-employee directors in November 2009 as compensation for their services in fiscal 2010.

        Equity Grants for Fiscal 2010.    As described above, no equity awards were made to non-employee directors in fiscal 2010. In March 2011, the non-employee directors were granted equity awards with an economic value of $80,000, 50% in the form of stock options and 50% in the form of RSUs, as compensation for their services to be provided in fiscal 2011. Because the awards were made in fiscal 2011, they do not appear in the director compensation table below. See "Compensation Discussion and Analysis" below for a description of the economic value of an equity award and how it differs from the grant date fair value of an equity award as determined in accordance with accounting principles generally accepted in the United States.

        Fiscal 2010 Compensation.    The table below sets forth the non-employee director compensation for the fiscal year ended December 31, 2010, calculated in accordance with SEC regulations.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Total ($)
Eugene D. Atkinson(2)	$115,000	$—	$—	$115,000
Clayton C. Daley, Jr.(2)	$102,500	$—	$—	$102,500
Steven J. Demetriou(2)	$100,000	$—	$—	$100,000
Edward G. Galante(2)	$90,000	$—	$—	$90,000
Stephanie Hanbury-Brown(2)	$90,000	$—	$—	$90,000
Raymond J. Milchovich(3)	$—	$—	$—	$—
Maureen B. Tart-Bezer(2)	$90,000	$—	$—	$90,000
James D. Woods(2)	$90,000	$—	$—	$90,000

(1)
Represents all fees earned and paid during the fiscal year ended December 31, 2010.

(2)
As of December 31, 2010, Messrs. Atkinson, Daley, Demetriou, Galante and Woods and Mses. Hanbury-Brown and Tart-Bezer had an aggregate of 14,478, 3,566, 9,750, 9,750, 14,478, 14,178 and 9,065 stock option awards outstanding, respectively.

(3)
Effective June 1, 2010, Mr. Milchovich relinquished his duties as our Chief Executive Officer and Robert C. Flexon, formerly President and Chief Executive Officer of FWUSA, was elected our Chief Executive Officer. Mr. Milchovich became non-executive Chairman of the Board of Directors and will serve as a consultant to the Company until November 3, 2011. Mr. Milchovich does not receive any compensation under our non-employee director compensation program. Please refer to the Summary Compensation Table for a summary of Mr. Milchovich's compensation as our Chief Executive Officer and as our consultant during fiscal 2010.

Indemnification of Directors and Executive Officers

        Effective October 15, 2010, we renewed insurance policies for a term of one year in respect of indemnification of directors and executive officers. The scope of these policies is similar to coverage under the prior policies held by us.

        In addition, we have entered into Indemnification Agreements with our directors and executive officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on February 9, 2009.

 Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee are currently Mr. Demetriou, Chairperson, Ms. Hanbury-Brown, Ms. Tart-Bezer and Mr. Woods. None of the members of our Compensation Committee during fiscal 2010 are former or current officers or employees of us or any of our subsidiaries.

Risks Related to Compensation Policies and Practices

        Based on upon a risk assessment of the Company's compensation policies and practices conducted by management and reviewed by the Compensation Committee, the Compensation Committee does not believe there are any risks from the Company's compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis describes our compensation philosophy with respect to our NEOs for fiscal 2010, and the compensation decisions made by the Compensation Committee and the Board. For fiscal 2010, we had the following NEOs:

  •
  Umberto della Sala, Interim Chief Executive Officer (since October 22, 2010) and President and Chief Operating Officer,

  •
  Franco Baseotto, Executive Vice President, Chief Financial Officer and Treasurer,

  •
  Our three other most highly compensated executive officers:

  •
  Michael S. Liebelson, Executive Vice President and Chief Development Officer,

  •
  Beth B. Sexton, Executive Vice President of Human Resources, and

  •
  Rakesh K. Jindal, Vice President, Tax

  •
  Raymond J. Milchovich, Chairman of the Board and former Chief Executive Officer (until May 31, 2010), and

  •
  Robert C. Flexon, former Chief Executive Officer (from June 1, 2010 until October 22, 2010).

  Executive Summary

        The following provides a brief overview of the more detailed disclosure set forth in this Compensation Discussion and Analysis.

  •
  Elements of Executive Compensation—We provide our NEOs with the following types of compensation: base salary, cash-based short-term incentives, equity-based long-term incentives and post-employment benefits. We provide limited perquisites to our NEOs. In addition, in 2010 we provided Messrs. Baseotto and Jindal and Ms. Sexton with certain benefits and allowances and paid retention bonuses to Messrs. Baseotto and Jindal in connection with the relocation of their positions to Geneva, Switzerland. Our Compensation Committee's consultant, Mercer, provided the Compensation Committee with advice regarding market practice and the cost of living in Geneva in connection with the approval of these benefits, allowances and retention bonuses. We also paid sign-on bonuses Messrs. Liebelson and Flexon in connection with the execution of new or amended employment agreements.

  •
  Use of Benchmarking Data—For NEOs who are established and performing well in their current positions, the Compensation Committee targets annual base salary, short-term incentive target award opportunity and long-term incentive compensation in the range of the 50th to 75th percentile of the relevant compensation benchmarking data. The Compensation Committee also considers compensation data in the 25th percentile for NEOs who are new to their positions, as a result of either an internal promotion or a new hire. The Compensation Committee also considers other factors in making compensation decisions, including the individual performance of the executive and contractual obligations to the executive pursuant to the executive's employment agreement.

  •
  Annual Base Salaries for Fiscal 2010—The Compensation Committee made no adjustment to the annual base salaries for our NEOs who were employed by us as of January 1, 2010. In making this decision, the Compensation Committee considered the fact that the annual base salaries for those NEOs were within the 50th to 75th percentile of the relevant compensation data, our declining revenues and the effect of the weak economic environment on base salaries. Upon his appointment as Executive Vice President and Chief Development Officer in June 2010, the Compensation Committee set Mr. Liebelson's base salary at the 75th percentile level based on the relevant compensation benchmarking data in light of Mr. Liebelson's experience. Upon Mr. della Sala's appointment as our Interim Chief Executive Officer in October 2010, the Board set his annual base salary at the 25th percentile level for chief executive officers based on the relevant compensation benchmarking data.

  •
  Short Term Incentive Compensation for Fiscal 2010—For fiscal 2010, the performance targets for our NEOs under our short term incentive plan were based upon consolidated adjusted net earnings (which accounted for 70% of the total award amount) and our progress with respect to certain key objectives (which accounted for 30% of the total award amount). The Compensation Committee typically sets the multiplier for achievement of our performance goals at 100% of the target award opportunity (expressed as a percentage of salary). Because our financial performance goals were set well below the actual amounts achieved for the comparable measures for each of fiscal 2007, 2008 and 2009, the Compensation Committee set the multiplier for achieving our performance goals for 2010 at 50% of the individual target award opportunity (expressed as a percentage of salary). To the extent our achievement of our financial performance goals and progress toward our key initiatives exceeded 50% of the target award opportunity in the aggregate, the Compensation Committee would consider our earnings per share growth rate in 2010 relative to a peer group in determining the percentage to be applied to the target award opportunities for our NEOs. Based on these factors and our performance, the Compensation Committee approved a percentage of 50% to be applied to the target award opportunities for Messrs. della Sala, Baseotto and Liebelson and Ms. Sexton for fiscal 2010 and a percentage of 75% to be applied to the target award opportunity for Mr. Jindal for fiscal 2010.

  •
  Long Term Incentive Compensation for Fiscal 2010—We use equity-based long-term compensation to directly align the interests of our executives with those of our shareholders and to help motivate and retain our executives. In fiscal 2010, the Compensation Committee changed the timing of the grant of equity awards from November to February of the following year in order to align the timing of equity award decisions with annual performance reviews and other compensation decisions for our NEOs and other senior officers. Accordingly, no annual grants were made to our NEOs or other participants in the LTI Plan in fiscal 2010. In connection with the execution of new or amended employment agreements, we made discretionary grants to each of our NEOs during fiscal 2010 except Mr. Milchovich. Mr. della Sala received a two-year equity grant with an economic value of €2,972,000 (the grant was denominated in euros) in March 2010 in connection with his agreement to serve as our President and Chief Operating Officer for an additional two years. He is not eligible for further regular cycle equity awards in his capacity as our President and Chief Operating Officer. In addition, we granted an equity award to Mr. della Sala in December 2010 with an economic value of $1,800,000 (the grant was denominated in U.S. dollars) in connection with Mr. della Sala's appointment as Interim Chief Executive Officer.

  Compensation Philosophy

        We design our executive pay programs in a manner that is intended to align the interests of our executives with those of our shareholders.

        We compensate our senior management through a mix of base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation, with an emphasis on performance compensation. We believe that long-term incentive compensation is best used to highly motivate, retain and reward a relatively small group of executives with the greatest ability to positively impact our business and, therefore, shareholder value.

        We design our compensation programs to be simple and easily understood and measured, with a limited number of perquisites.

        We believe it is important to enter into employment arrangements that will help attract and retain high quality executives and protect our interests in the event of a separation of employment. Accordingly, we have implemented employment agreements, including severance, change in control and non-compete and non-solicit arrangements, with key executives.

  Compensation Committee Process

        The Board determines compensation for our chief executive officer based upon recommendations from the Compensation Committee. The Compensation Committee approves the compensation of the other NEOs. In making its decisions, the Compensation Committee considers the recommendations of our chief executive officer, the advice of its compensation consultant and relevant survey and peer group data, each as described below. In setting the compensation for each NEO, the Compensation Committee reviews the nature and scope of each NEO's responsibilities as well as their effectiveness in supporting our short- and long-term goals.

  Role of Executive Officers in the Compensation Process

        The chief executive officer provides the Compensation Committee with his evaluations of the senior executives, including the other NEOs. He makes compensation recommendations for the other NEOs with respect to base salary, cash-based short-term incentive compensation and equity-based long-term incentive compensation. His recommendations are the basis of discussion with the Compensation Committee; however, the Compensation Committee has final decision-making authority.

        Meetings of the Compensation Committee are regularly attended by the chief executive officer, the corporate secretary and the executive vice president of human resources. The chief financial officer attends the meetings of the Compensation Committee as necessary.

  Role of Compensation Consultants and Compensation Data

        For fiscal 2010, the Compensation Committee directly engaged Mercer as its compensation consultant. Mercer attended all meetings of the Compensation Committee at which decisions related to the NEOs were made in fiscal 2010.

        In November 2009, to assist us in making compensation decisions regarding the NEOs for fiscal 2010, Mercer provided the Compensation Committee with compensation survey data or advised the Compensation Committee with respect to the development of compensation data as applicable, for our NEOs and other senior managers related to the following elements of compensation:

  •
  base salary;

  •
  short-term incentive targets;

  •
  long-term incentive;

  •
  total cash compensation, defined as base salary plus short-term incentive at target; and

  •
  total direct compensation, defined as total cash compensation plus long-term incentive.

Mercer provided this data at the 25th, 50th and 75th percentile based on the following sources:

  •
  Published compensation surveys, using both industry-specific and general industry data:

  •
  Published compensation surveys reporting base salary and incentive data for companies in the engineering and construction, manufacturing and energy industries with annual revenues approximating our revenues. Mercer compiled this data from its own proprietary data base and that of other survey providers, and we refer to this data collectively as the industry compensation survey;

  •
  Published compensation surveys reporting base salary and annual incentive data for general industry companies with annual revenues approximating our revenue, which Mercer compiled from its own proprietary database and that of other survey providers. We refer to this as the general compensation survey; and

  •
  For long-term incentive data, Mercer provided information as a percent of base salary from Mercer's proprietary database for public companies in general industry with revenues greater than $5 billion;

  •
  Compensation data for the following proxy peer group of 12 engineering and construction companies, as disclosed in their respective proxy statements. These companies comprise our peer group for compensation purposes and we refer to this as the proxy peer group.

AECOM Technology Corporation	KBR Inc.
Chicago Bridge & Iron Co.	McDermott International, Inc.
EMCOR Group, Inc.	Quanta Services Corporation
Fluor Corporation	The Shaw Group Inc.
Granite Construction Incorporated	Tutor Perini Corporation
Jacobs Engineering Group Inc.	URS Corporation

        The approved peer group was recommended by Mercer and was developed to reflect potential competitors for talent, capital and customers. Mercer identified engineering and construction companies with revenues that approximated one-half to two times our revenues for comparability. Of the group, 10 of the peers fall within that range. One peer was added below that range (Granite Construction, with $2.7 billion in revenue in fiscal 2008) and one peer was added with revenue above that range (Fluor, which is an important competitor of ours, with $22.0 billion in revenue in fiscal 2008). The resulting group had a median 2008 revenue of $6.7 billion.

        Depending upon the executive positions disclosed by the companies comprising the proxy peer group, compensation data from the proxy peer group may not be available for certain of our executive positions, including certain of our NEOs. Accordingly, the Committee uses the industry and/or general compensation survey data for those positions that are not included in the proxy peer group data.

  Use of Compensation Survey and Peer Group Data

        For NEOs who are established and performing well in their current positions, the Compensation Committee targets annual base salary, short-term incentive target award opportunity and long-term incentive compensation in the range of the 50th to 75th percentile of the industry and/or general compensation survey data and if the proxy peer group reports compensation data for such NEO position, the same range for the proxy peer group. The Compensation Committee also considers compensation data in the 25th percentile for NEOs who are new to their positions, as a result of either an internal promotion or a new hire. The Compensation Committee also considers other factors in making compensation decisions, including the individual performance of the executive and contractual obligations to the executive pursuant to the executive's employment agreement.

  Other Duties of the Compensation Consultant

        In addition to assisting with compensation data, Mercer advised the Compensation Committee in connection with the compensation and benefits provided to our NEOs whose positions were relocated to Geneva. Mercer provided advice to the Compensation Committee on market practice for relocation benefits, living allowances and the other components of the relocation arrangements, as well as the cost of living in Geneva.

        When we enter into a new or amended employment agreement with a NEO, Mercer generally advises the Compensation Committee with regard to the market competitiveness of the terms and conditions of the agreement. Mercer provided this advice with respect to the new employment agreements and amendments to the employment agreements we entered into with the NEOs since January 1, 2010.

  Fees Incurred for Compensation Consultants

        The aggregate fees incurred in fiscal 2010 for services provided by Mercer, the Compensation Committee's compensation consultant during fiscal 2010, and their respective affiliates with regard to determining or recommending the amount or form of executive and director compensation was approximately $979,000. The aggregate fees incurred in fiscal 2010 for non-executive compensation consulting services provided by Mercer was approximately $1,266,000 for insurance services provided by Mercer's affiliate, Marsh, and approximately $864,000 for other consulting services.

        The decision to engage Mercer to provide the non-executive compensation consulting services was made by management and was not approved by the Board of Directors.

  Elements of Executive Compensation

        We use the following compensation elements in our executive compensation program:

  •
  Base salary;

  •
  Cash-based short-term incentive opportunities under the Foster Wheeler Annual Executive Short-Term Incentive Plan, which we refer to as the STI Plan;

  •
  Long-term equity incentive awards under the Foster Wheeler AG Omnibus Incentive Plan, which we refer to as the LTI Plan; and

  •
  Post-employment compensation, such as severance and change in control arrangements.

        The compensation program includes only minimal perquisites and limited retirement benefits. We do not provide deferred compensation arrangements or supplemental retirement benefits as part of our compensation program. The Compensation Committee considers the fact that we offer only limited retirement benefits when making compensation decisions. Each of the elements of our executive compensation program is described in more detail below.

  Employment Agreements with the NEOs

        We have entered into written employment agreements with each of our NEOs. A number of the elements of compensation, such as initial base salary and initial target short-term award opportunity, are specified in the agreements. For a description of these agreements, see the section entitled, "Employment Agreements," that appears following the compensation discussion and analysis.

        Since January 1, 2010, we have entered into the following new or materially amended employment arrangements or consulting agreements with our NEOs:

  •
  Umberto della Sala—In February 2010, we entered into amended employment arrangements with Mr. della Sala, providing for, among other things, an extension of his then existing arrangements from December 31, 2011 to December 31, 2013. In November 2010, we entered into a further amendment of those employment arrangements, providing for supplemental compensation in connection with his appointment as our Interim Chief Executive Officer.

  •
  Franco Baseotto, Beth Sexton and Rakesh K. Jindal—In January and May 2010, in connection with the relocation of our operating headquarters to Geneva, Switzerland, we entered into amended employment arrangements with Messrs. Baseotto and Jindal and Ms. Sexton, setting forth the terms and conditions applicable to the performance of their duties in Switzerland.

  •
  Michael Liebelson—In May 2010, we entered into employment arrangements with Mr. Liebelson to become our Executive Vice President and Chief Development Officer, effective June 1, 2010.

  •
  Raymond J. Milchovich—In March 2010, we entered into a consulting agreement with Mr. Milchovich, our Chairman and former Chief Executive Officer, pursuant to which we secured Mr. Milchovich's services as a consultant from June 1, 2010 until November 3, 2011 in exchange for his agreement to waive his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva, Switzerland. Effective June 1, 2010, Mr. Milchovich became non-executive Chairman of the Board of Directors.

  •
  Robert C. Flexon—In May 2010, we entered into employment arrangements with Mr. Flexon to become our Chief Executive Officer, effective June 1, 2010. In November 2010, we entered into a separation agreement with Mr. Flexon, pursuant to which he was separated from the Company. The benefits Mr. Flexon has received to date and will receive in the future under the separation agreement do not materially depart from the benefits he was entitled to under his May 2010 employment agreement in the event of a termination by the company without cause.

  Base Salaries

        The base salaries we provide to executive officers are designed to provide a competitive level of secure cash compensation. Salaries are reviewed in January or February of each year. In addition, we review base salaries during the course of the year if an executive assumes additional job responsibilities. In reviewing base salaries, the Compensation Committee considers individual performance, the level of experience and the responsibility of the executive and the compensation survey data described above.

        In February 2010, the Compensation Committee reviewed and approved the annual base salaries for fiscal 2010 for Messrs. della Sala, Baseotto and Jindal and Ms. Sexton. As part of its review, the Compensation Committee considered the annual base salary of each executive as compared to the 25th, 50th and 75th percentiles for both the industry and general compensation survey data, the executive's contributions to our performance and experience in his or her position. In light of our practice of targeting compensation for executives who are established and performing well in their current positions between the 50th and 75th percentile of the compensation data and the fact that annual base salaries for each of these executives were within that range, as well as our declining revenues and the effect of the weak economic environment on base salaries, the Compensation Committee did not approve any changes in annual base salary for Messrs. della Sala, Baseotto and Jindal and Ms. Sexton for fiscal 2010.

        In November 2010, the Compensation Committee recommended, and the Board approved, an increase in Mr. della Sala's annual base salary from €586,000 to €675,000, effective October 22, 2010, as compensation for the period during which he serves as our Interim Chief Executive Officer. In making this determination, the Compensation Committee and the Board set Mr. della Sala's annual base salary at the 25th percentile level for chief executive officers based on the industry compensation survey data. This increase in Mr. della Sala's annual base salary will apply for the period during which he serves as our Interim Chief Executive Officer. As described under "Employment Agreements," €195,000 of Mr. della Sala's annual base salary is paid pursuant to an agreement with our Italian subsidiary, Foster Wheeler Global E&C S.r.l., which we refer to as FWGE&C, and €480,000 of his annual base salary is paid pursuant to an agreement with FWI.

        In determining Mr. Liebelson's annual base salary in connection with his appointment as our Executive Vice President and Chief Development Officer, the Compensation Committee considered the annual base salary for Mr. Liebelson's position at the 25th, 50th and 75th percentile levels for the industry compensation survey data. The Compensation Committee approved an annual base salary for Mr. Liebelson of $529,000, which was at the 75th percentile level based on the industry compensation survey data. The Compensation Committee considered Mr. Liebelson's experience in setting his annual base salary.

        The Compensation Committee or, in the case of Mr. della Sala's base salary as of December 31, 2010 the Board, approved base salaries as follows:

	Annual Base Salary as of December 31, 2009	Annual Base Salary as of December 31, 2010
Umberto della Sala	€586,000	€675,000
Franco Baseotto	$550,000	$550,000
Michael S. Liebelson	n/a	$529,000
Beth B. Sexton	$388,360	$388,360
Rakesh K. Jindal	$330,000	$330,000

n/a—Not applicable, as Mr. Liebelson was not employed by the Company until June 1, 2010.

        At the time annual base salaries were reviewed for senior executives in February 2010, the Compensation Committee did not recommend, and the Board did not approve, any adjustments in annual base salary for Messrs. Milchovich or Flexon, in light of the fact that we were entering into a consulting agreement with Mr. Milchovich and an amended employment agreement with Mr. Flexon. The terms of Mr. Milchovich's consulting agreement are set forth in "Employment Agreements—Consulting Agreement for Raymond J. Milchovich." In connection with his agreement to provide consulting services to us under his consulting agreement, Mr. Milchovich waived his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva and receive the benefits to which he was entitled thereunder. Mr. Milchovich also agreed to forfeit his right to the "evergreen" provision in his employment agreement and the termination benefits payable thereunder, as described under "Employment Agreement for Raymond J. Milchovich." In determining Mr. Flexon's annual base salary of $945,000 as Chief Executive Officer, effective June 1, 2010, the Compensation Committee and Board considered the proxy peer group data and industry compensation survey data and set Mr. Flexon's annual base salary between the 25th and 50th percentile levels for both those sets of data.

  Short-Term Incentive Compensation

        General.    The NEOs are eligible for short-term incentive compensation awards under the STI Plan. Other employees are also eligible for awards under the STI Plan or similar plans.

        At the beginning of each year, the Compensation Committee establishes performance targets for the STI Plan. The individual target award opportunity (expressed as a percentage of salary) for each NEO is set in an employment agreement or by the Compensation Committee when it reviews and makes compensation decisions. After the end of the year, the Compensation Committee evaluates performance as compared to the targets and, after considering the recommendations of the chief executive officer, determines the STI awards for each of the NEOs. Individual awards may be adjusted up (but not to exceed a maximum amount of two times the individual target award opportunity) or down in the discretion of the Compensation Committee.

        Fiscal 2010 STI Plan Target Award Opportunity.    In February 2010, the Compensation Committee reviewed and approved target award opportunities under the STI Plan for fiscal 2010 for Messrs. della Sala, Baseotto and Jindal and Ms. Sexton. In making these determinations, the Compensation Committee considered the target award opportunities of each executive as compared to the 25th, 50th and 75th percentiles for both the industry-specific and general industry compensation survey data, the executive's contributions to our performance and experience in his or her position and target award opportunities as set forth in the executive's employment agreement. In light of our practice of targeting compensation for executives who are established and performing well in their current positions between the 50th and 75th percentile of the compensation data and the fact that target award opportunities for each of these executives were within that range, in February 2010 the Compensation Committee did not approve any changes in target award opportunities for Messrs. della Sala, Baseotto and Jindal and Ms. Sexton for fiscal 2010.

        In November 2010, the Compensation Committee recommended, and the Board approved, an increase in Mr. della Sala's target award opportunity from 120% to 150% of his base salary payable pursuant to his agreement with FWI, effective October 22, 2010, as compensation for the period during which he serves as our Interim Chief Executive Officer. In making this determination, the Compensation Committee and the Board set Mr. della Sala's target award opportunity at the 25th percentile level for chief executive officers based on the industry compensation survey data.

        In determining Mr. Liebelson's target award opportunity in connection with his appointment as our Executive Vice President and Chief Development Officer, the Compensation Committee considered the target award opportunity for Mr. Liebelson's position at the 25th, 50th and 75th percentile levels for both the industry-specific and general industry compensation survey data. The Compensation Committee approved a target award opportunity for Mr. Liebelson of 65%, which was at the 75th percentile level based on the industry compensation survey data. The Compensation Committee considered Mr. Liebelson's experience and his target award opportunity at his prior employer.

        The target award opportunities for each NEO were set by the Compensation Committee or in the case of Mr. della Sala, by the Board, as follows:

	Target Award Opportunity as a Percentage of Base Salary	Target Award Opportunity
Umberto della Sala(1)	107%	€720,000
Franco Baseotto	75%	$412,500
Michael S. Liebelson(2)	65%	$343,850
Beth B. Sexton	65%	$252,434
Rakesh K. Jindal	50%	$165,000

(1)
In November 2010, the Compensation Committee recommended, and the Board approved, an increase in Mr. della Sala's target award opportunity from 120% to 150% of his base salary payable pursuant to his agreement with FWI, effective October 22, 2010, as compensation for the period during which he serves as our Interim Chief Executive

  Officer. Under the terms of his employment with FWGE&C, Mr. della Sala is not entitled to short-term incentive compensation with respect to the annual base salary paid to him by FWGE&C (€195,000 in fiscal 2010) and accordingly, Mr. della Sala's target award opportunity represents approximately 107% of the total of his FWI and FWGE&C base salaries. For fiscal 2010, Mr. della Sala's target award opportunity was €517,986, which was calculated as 120% of his annual FWI base salary (€391,000) for the period January 1, 2010 to October 21, 2010 and 150% of his annual FWI base salary (€480,000) for the period October 22, 2010 to December 31, 2010.

(2)
In May 2010, we entered into employment arrangements with Mr. Liebelson to become our Executive Vice President and Chief Development Officer, effective June 1, 2010. For fiscal 2010, Mr. Liebelson's target award opportunity was $201,600, which was calculated as 65% of his annual base salary ($529,000) for the period June 1, 2010 to December 31, 2010.

        At the time target award opportunities were reviewed for senior executives in February 2010, the Compensation Committee did not recommend, and the Board did not approve, any adjustments in target award opportunities for Messrs. Milchovich or Flexon, in light of the fact that we were entering into a consulting agreement with Mr. Milchovich and an amended employment agreement with Mr. Flexon. The terms of Mr. Milchovich's consulting agreement are set forth in "Employment Agreements—Consulting Agreement for Raymond J. Milchovich." In connection with his agreement to provide consulting services to us under his consulting agreement, Mr. Milchovich waived his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva and receive the benefits to which he was entitled thereunder. Mr. Milchovich also agreed to forfeit his right to the "evergreen" provision in his employment agreement and the termination benefits payable thereunder, as described under "Employment Agreement for Raymond J. Milchovich." In determining Mr. Flexon's target award opportunity of 100% of annual base salary as Chief Executive Officer, effective June 1, 2010, the Compensation Committee and Board considered the proxy peer group data and industry compensation survey data and set Mr. Flexon's target award opportunity at the 25th percentile level for both those sets of data and, consistent with our practice for executives who are new to their positions, set Mr. Flexon's target award opportunity at that level.

        Fiscal 2010 STI Plan Performance Targets.    For fiscal 2010, the performance targets for our NEOs under the STI Plan included consolidated net earnings, as adjusted for certain operating and non-operating items and exclusions (70% of award), and progress toward certain key initiatives related to the relocation of our operating headquarters to Geneva, Switzerland, our asbestos program, our strategic planning process, our talent management process and compliance (30% of award).

        The Compensation Committee typically sets the multiplier for achievement of our performance goals at 100% of the target award opportunity (expressed as a percentage of salary). Because our financial performance goals were set well below the actual amounts achieved for the comparable measures for each of fiscal 2007, 2008 and 2009, the Compensation Committee set the multiplier for achieving our performance goals for 2010 at 50% of the individual target award opportunity (expressed as a percentage of salary). To the extent our achievement of our financial performance goals and progress toward our key initiatives exceeded 50% of the target award opportunity in the aggregate, the Compensation Committee could consider our earnings per share growth rate for fiscal 2010 compared to fiscal 2009 relative to the peer group depicted in the performance chart in Item 5 of our Annual Report on Form 10-K for fiscal 2010 in determining the percentage to be applied to the target award opportunities for our NEOs.

        The following table presents the consolidated adjusted net earnings performance goal for STI measurement purposes for fiscal 2010 at 35%, 50%, 100% and 200% of the target award, such performance goal as a percentage of the comparable measure for fiscal 2009 and the percentage increase or decrease, as the case may be, in the performance goal at 35%, 100% and 200% of the target award compared to the performance goal of $212.3 million at 50% of the target award:

	Consolidated Adjusted Net Earnings Performance Goal for Fiscal 2010
Percent of Target Award	Amount (in millions)	As a Percentage of 2009 Actual Amount	Percentage Increase/(Decrease) from Goal of $212.3 million for 50% of Target Award
35%	$180.0	52%	-15%
50%	$212.3	61%	n/a
100%	$233.0	67%	10%
200%	$271.0	78%	28%

n/a—not applicable.

        The consolidated adjusted net earnings performance target for STI measurement purposes accounted for 70% of the total award amount for Messrs. della Sala, Baseotto, Liebelson, Jindal and Flexon and Ms. Sexton under the STI Plan for fiscal 2010.

        Fiscal 2010 STI Plan Actual Results and Awards.    Our actual consolidated adjusted net earnings for STI measurement purposes in fiscal 2010 were $236.3 million. The excess of our actual consolidated adjusted net earnings for STI measurement purposes of $236.3 million over the performance goal for the award of 100% of the target award opportunity of $233.0 million, or $3.6 million, equals approximately 10% of the $38 million difference between the performance goal for the award of 100% of the target award opportunity of $233.0 million and the performance goal for the award of 200% of the target award opportunity of $271.0 million. Accordingly, the Compensation Committee approved an award with respect to our consolidated adjusted net earnings performance target of 110% of the award amount. As the consolidated adjusted net earnings performance goal for STI measurement purposes accounted for 70% of the total award amount, and as the Compensation Committee approved an award at 110% of the target award opportunity, our performance with regard to this goal contributed an award amount of 77% of the target award opportunity.

        When evaluating our actual results for fiscal 2010, the Compensation Committee excluded from consolidated net earnings for STI measurement purposes certain charges and gains. The Compensation Committee believes the adjusted results better reflect our operating performance. The adjustments for fiscal 2010 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties, certain legacy projects and asbestos settlements and charges. The net effect of these adjustments was to increase our reported consolidated net earnings of $210.0 million by $26.3 million.

        In addition, the Compensation Committee determined in February 2010 that 30% of the total award amount under the STI Plan would be determined based on our progress with respect to certain key initiatives. The Compensation Committee concluded that sufficient progress had been made against these key initiatives to award to warrant an award equal to 65% of target award opportunity associated with this measure. Accordingly, our performance with regard to this target contributed an award amount of 20% of the target award opportunity to the total award amount resulting in a preliminary total award amount, based on the consideration of consolidated adjusted net earnings for STI measurement purposes and progress toward key initiatives, of 97% of the target award opportunity, which the Compensation Committee rounded to 100% of the target award opportunity.

        As the preliminary award of 100% of the target award opportunity exceeded 50% of the target award opportunity in the aggregate, the Compensation Committee considered our earnings per share growth rate for fiscal 2010 compared to fiscal 2009 relative to the peer group described above. In light of our overall performance during fiscal 2010 and the fact that our earnings per share performance for fiscal 2010 ranked fourth among the seven companies included in the peer group, the Compensation Committee or, in the case of the chief executive officer, the Board of Directors, approved awards to our NEOs as follows:

  •
  An award of 50% of the target award opportunity for Mr. della Sala and all Executive Vice Presidents of the Company, a group which is comprised of Messrs. Baseotto and Liebelson and Ms. Sexton; and

  •
  An award of 75% of the target award opportunity for Mr. Jindal.

        The Board did not approve an award under the STI Plan to Mr. Flexon for fiscal 2010.

        The Compensation Committee considered the recommendation of Mr. della Sala with respect to the awards made to Messrs. Baseotto, Liebelson and Jindal and Ms. Sexton and the performance of each of those executives. The Board of Directors considered the performance of Messrs. della Sala and Flexon in approving their awards under the STI Plan.

        Sign-On and Retention Bonuses.    During 2010, we paid sign-on bonuses to Messrs. Liebelson and Flexon in the amount of $500,000 and $150,000, respectively in order to compensate them for the cost of relocating to Geneva. We also paid retention bonuses to Messrs. Baseotto and Jindal in fiscal 2010 equal to 175% of their respective base salaries. The retention bonuses were paid, as provided under their respective employment agreements, in connection with the execution of addendums to those agreements providing for their long-term assignment in Geneva. The retention bonuses paid to Messrs. Baseotto and Jindal will be forfeited and must be repaid to us if their employment is terminated in certain circumstances prior to June 30, 2011. Mr. Jindal also received a cash award of $121,200 in connection with execution of the addendum to his employment agreement providing for his long-term assignment in Geneva in order to provide further assistance for his relocation to Geneva.

  Long-Term Incentive Compensation

        General.    Our long-term incentives are equity-based and are provided under the LTI Plan, which was approved by our shareholders in fiscal 2006. The LTI Plan provides for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock or units and performance shares or units.

        The Compensation Committee, with input from Mercer, has adopted an LTI program as a general structure for making awards under the LTI Plan. The Compensation Committee identified the following factors to consider in making equity compensation grants under the LTI Plan:

  •
  key corporate goals/business strategies as presented by management and reviewed by our Board of Directors;

  •
  external market trends;

  •
  maintaining conceptual consistency in design from prior years where appropriate; and

  •
  a bias towards simplicity and focus.

        In determining which types of awards to grant as long-term incentives, the Compensation Committee determined that a combination of stock options, which generally promote performance-based goals, and restricted share units, which generally serve the purpose of retention and shareholder alignment, would provide the appropriate balance of incentives to management. The Compensation Committee also determined to grant equity awards split evenly between stock options and RSUs, based on the total economic value (as described below) of the equity awards being granted.

        Historically, the Compensation Committee has made annual grants in November of each year to compensate participants for services to be provided in the following year. In fiscal 2010, the Compensation Committee decided to alter this practice in order to align the timing of equity award decisions with annual performance review and other compensation decisions for our NEOs and other senior officers and make annual grants to participants in February of the following year. Accordingly, no annual grants were made to our NEOs or other participants in the LTI Plan in fiscal 2010. Instead, annual grants were made in March 2011 to compensate participants for services to be provided in fiscal 2011.

        Additional grants may be made during the year in the Compensation Committee's discretion, generally in the case of a promotion, the addition of job responsibilities or the hiring of a new employee. As described below, discretionary grants were made in fiscal 2010 to Messrs. della Sala, Baseotto, Liebelson, Jindal and Flexon and Ms. Sexton.

        Equity Grant Practices.    We do not backdate or re-price equity awards. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information in a way that would be to our executives' advantage. Our practice is for the Compensation Committee to approve the equity awards to be granted during the next open trading window for the applicable period. This practice ensures that equity awards are granted at the time that all material information has been disclosed. On the grant date, the number and strike price for the option awards and the number of restricted share units are determined based on the closing price of our shares on that date on NASDAQ.

        Economic Value of Equity Awards.    Our practice is for the Compensation Committee to approve the economic value (that is, currency-denominated value) of equity compensation of each award to be granted to our executive officers. The economic value is then converted, on the grant date, into an award of an absolute number of stock options and restricted share units based upon the methodology suggested by Mercer and approved by the Compensation Committee. We refer to this methodology as the compensation methodology.

        In making awards during fiscal 2010:

  •
  The stock option value for compensation purposes is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term computed using the average period between a three-year cliff vesting award and the full contractual term of the option and expected volatility based on the daily change in share price over the 36 months preceding the grant date, capped at 50%. The stock option value for financial reporting purposes, which may differ from this value for compensation purposes and is derived using a Black-Scholes formula based upon, among other input assumptions, an expected term less than the full contractual term of the option and expected volatility based on the daily change in share price over the period commensurate with the expected term.

  •
  The restricted share unit value for compensation purposes and financial reporting purposes is derived using the closing share price on the grant date.

        Commitment to Institutional Shareholder Services.    As part of the 2006 shareholder approval process for the LTI Plan, we made certain commitments to Institutional Shareholder Services, a provider of risk management and corporate governance products. One of these commitments was to manage the approved share pool under the LTI Plan so that the average annual burn rate (over a three-year period) of awards granted under the LTI Plan would not exceed 5.37% of the number of shares outstanding as of the end of each of the three fiscal years. The Compensation Committee has and intends to continue to make awards under the LTI Plan consistent with this commitment.

        Fiscal 2010 Equity Awards.    Although we did not make any annual cycle grants to our NEOs in 2010, we made the following discretionary grants to our NEOs in fiscal 2010 in connection with the execution of new or amended employments agreements:

  •
  Umberto della Sala—We granted an equity award to Mr. della Sala in March 2010 with an economic value of €2,972,000 in connection with the February 2010 extension of his employment arrangements for an additional two years. The March 2010 grant is intended to provide Mr. della Sala with long-term incentive compensation for the two additional years he has agreed to serve as our President and Chief Operating Officer. Mr. della Sala is not eligible for further regular cycle equity awards in his capacity as President and Chief Operating Officer for the remaining term of his amended employment arrangements. In addition, we granted an equity award to Mr. della Sala in December 2010 with an economic value of $1,800,000 in connection with Mr. della Sala's appointment as Interim Chief Executive Officer.

  •
  Franco Baseotto and Beth Sexton—We granted equity awards to Mr. Baseotto and Ms. Sexton in May 2010 with an economic value of $2,500,000 and $1,250,000, respectively, to compensate them for waiving their right to resign with good reason under their respective employment agreements as a result of the relocation of our operating headquarters to Geneva.

  •
  Michael Liebelson—We granted an equity award to Mr. Liebelson in June 2010 with an economic value of $1,500,000 in connection with his appointment as our Executive Vice President and Chief Development Officer.

  •
  Rakesh K. Jindal—We granted an equity award to Mr. Jindal in June 2010 with an economic value of $484,800 to compensate him for waiving his right to resign with good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva.

  •
  Robert C. Flexon—We granted an equity award to Mr. Flexon in June 2010 with an economic value of $2,492,000 in connection with his appointment as our Chief Executive Officer. Upon Mr. Flexon's termination date of January 20, 2011, the shares underlying this award vested on a pro rata basis as provided in his employment agreement. Accordingly, on January 20, 2011, approximately 22% of the shares underlying this award vested and approximately 78% of the shares underlying this award were forfeited.

        The annualized amount of the March 2010 award granted to Mr. della Sala was consistent with the size of Mr. della Sala's annualized award amount in 2008 and within the range of the 50th and 75th percentile level of the compensation survey data for Mr. della Sala's position. The size of the December 2010 award granted to Mr. della Sala was equal to the 25th percentile level for chief executive officers, pro rated for a nine-month period, based on the industry compensation survey data. Mr. della Sala's December 2010 award was pro rated for a nine-month period because we estimated at the time of the grant that our search for a permanent chief executive officer would take approximately nine months.

        The equity awards granted to Messrs. Baseotto and Jindal and Ms. Sexton were designed to compensate them for waiving their right to resign with good reason under their respective employment agreements as a result of the relocation of our operating headquarters to Geneva. Had they exercised their right to resign for good reason, they would have been entitled to receive cash severance and accelerated vesting of their outstanding equity. For each of Messrs. Baseotto and Jindal and Ms. Sexton, the vesting period for the equity awards exceeds the periods during which each executive would have received cash severance had the executive chosen to resign with good reason.

        The size of the June 2010 equity award granted to Mr. Liebelson exceeded the 75th percentile level based on the compensation survey data for Mr. Liebelson's position. In approving this equity award, the Compensation Committee considered Mr. Liebelson's experience in the formation and growth of LS Power Corporation as co-manager and co-owner of that company.

        The size of the June 2010 equity award granted to Mr. Flexon was equal to the 25th percentile level, pro rated for the period in fiscal 2010 that he was expected to serve as Chief Executive Officer, based on the industry compensation survey data for chief executive officers.

        For additional information about each of the grants made during fiscal 2010, including the grant date fair value of each of the awards for financial reporting purposes, see the "Grants of Plan Based Awards for Fiscal 2010" table that follows this Compensation Discussion and Analysis.

        Because he received a three-year grant in 2008, Mr. Milchovich did not receive an equity grant in 2010.

  Equity Awards Granted in Fiscal 2010

        In accordance with our equity grant practices, grants were made in fiscal 2010 during open trading windows for the applicable period based on the closing price of our shares on NASDAQ on the date of grant. The economic value of the equity awards and corresponding number of stock options and RSUs granted to the NEOs during fiscal 2010 were as follows:

	Date of Award	Total Economic Value of Option Award as Determined by the Compensation Committee	Number of Stock Options	Exercise Price of Stock Options	Total Economic Value of RSU Award as Determined by the Compensation Committee	Number of RSUs
Umberto della Sala	3/8/10	$2,023,932	183,664	$26.070	$2,023,932	77,634
	12/1/10	$900,000	68,382	$29.240	$900,000	30,779
Franco Baseotto	5/13/10	$—	—	$—	$2,500,000	88,589
Michael S. Liebelson	6/2/10	$750,000	73,782	$24.080	$750,000	31,146
Beth B. Sexton	5/13/10	$—	—	$—	$1,250,000	44,294
Rakesh K. Jindal	6/2/10	$—	—	$—	$484,800	20,132
Robert C. Flexon	6/2/10	$1,246,000	122,269	$24.080	$1,246,000	51,744

  Post-Employment Benefits

        We provide severance benefits and change in control benefits to our NEOs. For a detailed description of these benefits and a quantification of potential payments as of December 31, 2010, see "Termination and Change in Control Payments" and "Potential Post-Employment Payments Table" below. We also provide retirement benefits to certain of our NEOs.

  Severance Benefits

        We believe that it is appropriate to provide reasonable severance benefits to senior management, reflecting the fact that it may be difficult for executives to find comparable employment within a short period of time. Severance agreements also permit us to make timely decisions with respect to changes in management and disentangle us from the former employee as soon as practicable. We generally have agreed to provide our NEOs with severance in the amount of one and one-half to two times base salary and short-term incentive awards, as well as continuation of health and welfare benefits for one and one-half to two years and, in some cases, immediate vesting of all outstanding equity awards. In structuring these severance agreements, we strive for internal consistency among the members of senior management while also considering prevailing market practice. In addition, the employment agreements with each of our NEOs include provisions that prohibit the executive from competing with us or soliciting our employees or customers for a specified period.

  Change in Control Benefits

        We believe that the interests of shareholders are best served if the interests of our senior management are aligned with them, and that the change of control arrangements for our NEOs create incentives for our executive team to build shareholder value and to obtain the highest value possible should there be a possibility of our being acquired in the future, despite the risk that the acquisition could result in the executives losing their jobs. The change of control arrangements are also intended to attract and retain qualified executives who otherwise might view as more attractive other employers at a lower risk of being acquired.

        The cash components of any change in control benefits are paid either in a lump sum or installments and are based upon a multiple of base salary and maximum short-term incentive compensation. In the event of a change in control, we also continue health and other insurance benefits for one and one-half to five years and immediately vest all equity compensation. We believe these levels of benefits are consistent with the general practice among our peers. Because of the so called "parachute" excise taxes imposed by Internal Revenue Code Section 280G, we have agreed to reimburse Messrs. della Sala, Baseotto and Jindal and Ms. Sexton for any excise taxes imposed as a result of the receipt of change in control benefits. During 2010, we implemented a "modified cap" in our agreements with new executives by which the executive receives the greater of (a) the total parachute payments net of all income and excise taxes, or, (b) the total parachute payment reduced to the amount that would result in the payment of no excise taxes, net of income taxes. As a result, our agreement with Mr. Liebelson includes, and our prior agreement with Mr. Flexon included, such a "modified cap" provision.

  Retirement Plans and Retiree Medical

        Until May 31, 2003, we maintained a qualified defined benefit pension plan in the United States. Since that time, no new participants were added to the U.S. plan and the benefits under the plan for participants were frozen. We replaced the U.S. defined benefit pension plan with enhancements to our 401(k) plan, pursuant to which we match employee contributions up to approximately $14,700 per employee. Of the NEOs, only Messrs Jindal and Milchovich are eligible to receive benefits under the frozen U.S. defined benefit pension plan and the present value of their benefits is less than $10,000 for each of them. Messrs. Baseotto, Liebelson, Jindal, Milchovich and Flexon and Ms. Sexton participate (or participated in the case of Mr. Flexon) in our 401(k) plan on the same terms as other employees. We do not offer supplemental retirement benefits.

        Upon retirement, Messrs. della Sala and Baseotto will be entitled to receive certain retirement benefits under Italian law and the national collective bargaining agreement that covers them, which we refer to as the National Contract.

        We also maintain a program to provide health benefits to certain employees who retire from active service. Employees who were age 40 or older as of May 31, 2003 may retire with subsidized post-retirement medical benefits. The level of the subsidy is based on a participant's defined benefit pension plan service as of May 31, 2003, subject to an overall limit. Of the NEOs, only Messrs Jindal and Milchovich are eligible to receive retiree health benefits.

  Perquisites

        The perquisites we provide are not a material part of the executives' compensation packages. We reimburse certain senior management for fees associated with tax preparation, financial and estate planning services, an annual physical examination, and tax gross-ups on certain of these benefits. We also reimbursed Mr. Baseotto for high school education expenses for his daughter, who completed her high school education in 2010, in connection with the relocation of Mr. Baseotto's family from Italy to the United States in 2008 as result of his appointment as our Executive Vice President and Chief

Financial Officer. Messrs. Baseotto, Liebelson, Jindal, Milchovich (until May 31, 2011) and Flexon and Ms. Sexton, in lieu of receiving a company-furnished vehicle, receive (or received in the case of Mr. Flexon) a car allowance.

  Other Benefits Associated with the Relocation of our Operating Headquarters to Geneva

        We paid certain relocation expenses and settling-in allowances and continue to pay certain monthly living allowances to Messrs. Baseotto and Jindal and Ms. Sexton in connection with the relocation of their positions to Geneva. We also provide tax equalization benefits to these NEOs and pay the costs of high school education for Mr. Jindal's daughter as a result of the relocation of Mr. Jindal's family to Geneva from the United States. To the extent the provision of these assignment benefits results in taxable income to these NEOs, we have agreed to pay to them an amount necessary to satisfy their Swiss and U.S. tax obligation. We believe "grossing up" these payments is appropriate in order to reimburse our NEOs in full for the costs they incur solely as a result of the relocation of their positions to Geneva. The Compensation Committee approved the reimbursement of these expenses and the payment of these allowances based in part on the advice of Mercer, who provided information regarding market practice for the relocation of executives to Geneva.

  Health and Welfare Benefits

        We maintain a number of health and welfare programs to provide life, health and disability benefits to employees of the company. For many of these programs, employees share in the cost of the coverage. The NEOs participate in these plans on the same terms as other employees.

  Tax Considerations

        In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to our executive officers, including the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for its chief executive officer and certain other senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the company and that meets certain other technical requirements. The Compensation Committee also believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not always limit compensation to those levels or types of compensation that will be deductible. As a result of our tax position in recent years, any lack of deductibility of compensation has not negatively impacted our tax position. The Compensation Committee does consider alternative forms of compensation consistent with its compensation goals, which preserve deductibility.

  Compensation Paid to Raymond J. Milchovich Pursuant to his Consulting Agreement

        As provided under "Employment Agreements—Consulting Agreement for Raymond J. Milchovich," beginning June 1, 2010, we paid Mr. Milchovich a monthly consulting fee equal to $104,466.67 as compensation for his business consulting services. In addition, pursuant to the consulting agreement, Mr. Milchovich was entitled to an annual incentive fee for fiscal 2010 if we achieved our target objectives for fiscal 2010, equal to the product of (i) the monthly consulting fee multiplied by twelve and (ii) 130%. In light of our performance against our target objectives and Mr. Milchovich's performance during fiscal 2010, the Compensation Committee recommended, and the Board of Directors approved, an annual incentive fee for fiscal 2010 for Mr. Milchovich equal to 50% of the product of (i) the monthly consulting fee multiplied by twelve and (ii) 130%.

        In connection with his agreement to provide consulting services to us under his consulting agreement, Mr. Milchovich waived his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva and receive the benefits to which he was entitled thereunder. Mr. Milchovich also agreed to forfeit his right to the "evergreen" provision in his employment agreement and the termination benefits payable thereunder, as described under "Employment Agreement for Raymond J. Milchovich." The amount of Mr. Milchovich's compensation under his consulting agreement is the same as his compensation under his employment agreement.

  Share Ownership Guidelines

        We desire to promote the retention and motivation of our executive officers and non-employee directors and to align their interests with those of our shareholders. Equity ownership plays a key role in aligning these interests. As a result, the Compensation Committee has adopted share ownership guidelines for our non-employee directors and certain executive officers, including each of our NEOs.

        The following guidelines set forth the target ownership levels in our shares that are expected for certain executive officers and non-employee directors. The target ownership levels are expressed in terms of the market value of share holdings as a multiple of the executive's base salary (as adjusted from time to time) or the non-employee director's annual retainer (as adjusted from time to time). The total market value of the participant's share holdings should equal or exceed the specified target ownership level.

Position/Title	Target Ownership Level
Non-employee Directors	5 × annual retainer
Chief Executive Officer ("CEO")	5 × base salary
President and Chief Operating Officer or any Executive Vice President	3 × base salary
Additional Executives as May be Determined by the CEO	2 × base salary

        Actual levels of the market value of share ownership can fluctuate over time based on a change in pay rates and the value of the underlying shares. The target ownership levels set forth above are meant as targets to be achieved and maintained over time.

        Prior to attaining the target ownership levels, we believe a participant's sale of shares obtained through our compensation programs should be reasonably limited. We require that at least 50% of shares acquired through our equity compensation programs, after the payment of any applicable taxes, should be retained until the participant meets the relevant target ownership level. If a participant wishes to sell shares in excess of the allowable amount and is under the relevant target ownership level, the individual may request that the CEO approve an exception prior to the sale. The CEO has discretion in making this determination. Any exception granted will be reported by the CEO to the Compensation Committee. Any request for an exception made by the CEO for himself must be approved by the Compensation Committee, which has discretion in making this determination. No such exceptions were requested or granted in fiscal 2010. These limitations on sales in the guidelines are applicable to all equity grants made on or after November 2006.

        During 2010, each of our NEOs and non-employee Directors complied with the share ownership guidelines either by attaining the required target ownership level or by complying with the provisions of the share ownership guidelines applicable to sales of shares prior to attaining the required targeted ownership level.

 Compensation Committee Report on Executive Compensation

        The Compensation Committee of Foster Wheeler AG administers the Company's executive compensation program and (i) reviews and approves the salaries, short-term incentive compensation, equity-based compensation to and other compensation to be paid to the Company's executive officers other than the chief executive officer and (ii) reviews and recommends to the Company's Board of Directors the salary, short-term incentive compensation, equity-based compensation and other compensation to be paid to its chief executive officer. The Compensation Committee is comprised of the individuals listed below, each of whom is a non-employee director who meets the independence requirements of The NASDAQ Stock Market LLC. The Compensation Committee retains the services of independent consultants and other experts as it deems necessary or appropriate to assist in fulfilling its responsibilities.

        The Compensation Committee reviewed and discussed with management the information included in the Company's Compensation Discussion and Analysis for the 2010 fiscal year. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company's 2011 annual general meeting of shareholders and be incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Compensation Committee:
Steven J. Demetriou, Chairperson
Stephanie Hanbury-Brown
Maureen B. Tart-Bezer
James D. Woods

 Summary Compensation Table for Fiscal 2010

        The following table sets forth the compensation paid or accrued by us during the years ended December 31, 2010, December 31, 2009 and December 26, 2008 for our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Umberto della Sala(4)	2010	$794,479	$—		$2,923,896	$3,572,176	$356,695	$—	$25,648	(5)	$7,672,894
Interim Chief Executive Officer, President	2009	$817,111	$—		$—	$—	$635,719	$—	$27,179	(6)	$1,480,009
and Chief Operating Officer	2008	$800,068	$—		$5,266,267	$4,668,288	$1,048,961	$—	$95,372	(7)	$11,878,956
Franco Baseotto(8)	2010	$550,000	$962,500	(9)	$2,499,982	$—	$206,300	$—	$640,916	(10)	$4,859,698
Executive Vice President, Chief Financial	2009	$550,000	$—		$524,975	$629,812	$495,000	$—	$93,792	(11)	$2,293,579
Officer and Treasurer	2008	$397,610	$—		$706,383	$692,259	$541,500	$—	$361,121	(12)	$2,698,873
Michael S. Liebelson(13)	2010	$291,713	$500,000	(14)	$749,996	$897,927	$100,800	$—	$54,759	(15)	$2,595,195
Executive Vice President and Chief Development Officer
Beth B. Sexton	2010	$388,360	$—		$1,249,977	$—	$126,200	$—	$478,647	(16)	$2,243,184
Executive Vice President of Human Resources
Rakesh K. Jindal	2010	$330,000	$698,700	(17)	$484,779	$—	$123,800	$7,687	$488,770	(18)	$2,133,736
Vice President, Tax
Raymond J. Milchovich(19)	2010	$560,697	$—		$—	$—	$812,500	$1,207	$900,910	(20)	$2,275,314
Chairman and former Chief Executive	2009	$1,250,000	$—		$—	$—	$1,625,000	$1,355	$135,175	(21)	$3,011,530
Officer	2008	$1,031,940	$—		$8,763,156	$8,659,269	$2,063,900	$947	$57,781	(22)	$20,576,993
Robert C. Flexon(19)	2010	$836,163	$150,000	(23)	$1,245,996	$1,489,236	$—	$—	$5,311,246	(24)	$9,032,641
Former Chief Executive Officer	2009	$79,423	$1,190,000	(25)	$1,399,964	$1,677,442	$84,700	$—	$2,316	(26)	$4,433,845

(1)
Represents the grant date fair values of restricted share unit awards for the Stock Awards column and stock option awards for the Option Awards column. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The grant date fair value shown for restricted share units is based on the closing price of our shares on the date of grant, and the grant date fair value shown for stock option awards is determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010: Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates," and Note 11, "Share-Based Compensation Plans" to our Consolidated Financial Statements included within Item 8, "Financial Statements and Supplementary Data." These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(2)
Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan. The basis for determining short-term incentive compensation for fiscal 2010 is discussed in greater detail under "Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(3)
Represents the aggregate change in the actuarial present value of the benefits payable under the U.S. defined benefit pension plan. Under the U.S. pension plan, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plan is frozen to new entrants and additional benefit accruals, and is noncontributory. See "Pension Benefits for Fiscal 2010" for more information.

(4)
Effective October 22, 2010, Mr. della Sala was named Interim Chief Executive Officer. Mr. della Sala lives in Italy and, therefore, his compensation is paid in euros. The figures in the Salary and All Other Compensation columns were converted to U.S. dollars using the exchange rate on the dates of payment. The figures in the Non-Equity Incentive Compensation column were converted to U.S. dollars using the exchange rate on the date the short-term incentive compensation grant was approved by the Compensation Committee as the payment to Mr. della Sala was made subsequent to the filing of the proxy statement with the SEC.

(5)
Mr. della Sala received a $25,648 contribution to his private defined contribution pension account pursuant to his employment in Italy.

(6)
Mr. della Sala received a $27,179 contribution to his private defined contribution pension account pursuant to his employment in Italy.

(7)
Mr. della Sala received a $29,946 contribution to his private defined contribution pension account pursuant to his employment in Italy. Mr. della Sala also received a payout of his accrued vacation of $65,426.

(8)
Until July 2008, Mr. Baseotto was employed in Italy and, therefore, his compensation prior to July 2008 was paid in euros (such amounts were converted to U.S. dollars using the exchange rate on the dates of payment).

(9)
Mr. Baseotto received a bonus in accordance with the terms of his amended employment agreement, dated May 4, 2010.

(10)
Mr. Baseotto received a $13,741 car allowance and a $14,700 match on his employee 401(k) contribution. In connection with his relocation to Switzerland, Mr. Baseotto also received living, relocation and other assignment allowances of $612,475.

(11)
Mr. Baseotto received a $20,415 car allowance, a $14,700 match on his employee 401(k) contribution and payments of $2,826 for tax consulting services, $28,340 for high school education expenses of his daughter and $27,511 for tax gross-ups.

(12)
As noted above, Mr. Baseotto relocated from Italy to the United States in July 2008. From January to July 2008, we paid $36,962 to provide housing including basic living expenses for Mr. Baseotto and $5,572 to furnish a vehicle for Mr. Baseotto. Pursuant to his employment in Italy, Mr. Baseotto received a $17,270 contribution to his private defined contribution pension account and a payout of his accrued vacation of $109,195. We also provided $64,645 of moving assistance to relocate Mr. Baseotto to New Jersey. Subsequent to his relocation to New Jersey, Mr. Baseotto received a $9,654 car allowance, an $11,398 match on his employee 401(k) contribution and payments of $6,589 for estate planning services, $27,250 for high school education expenses of his daughter and $72,586 for tax gross-ups.

(13)
Mr. Liebelson was appointed Executive Vice President and Chief Development Officer effective June 1, 2010.

(14)
Mr. Liebelson received a sign-on bonus in accordance with the terms of his employment agreement, dated May 28, 2010.

(15)
Mr. Liebelson received a $14,000 match on his employee 401(k) contribution and a $11,258 car allowance. In connection with his relocation to Switzerland, Mr. Liebelson also received assignment allowances of $29,501.

(16)
Ms. Sexton received a $20,415 car allowance and a $14,700 match on her employee 401(k) contribution. In connection with her relocation to Switzerland, Ms. Sexton also received living, relocation and other assignment allowances of $443,532.

(17)
Mr. Jindal received bonuses in accordance with the terms of the amendments to his employment agreement, dated January 18, 2010 and May 25, 2010.

(18)
Mr. Jindal received a $14,331 car allowance and a $14,700 match on his employee 401(k). In connection with his relocation to Switzerland, Mr. Jindal also received living, relocation and other assignment allowances of $459,739.

(19)
In connection with the senior leadership succession plan we announced in December 2009, effective June 1, 2010, Mr. Milchovich relinquished his duties as our Chief Executive Officer and Robert C. Flexon, formerly President and Chief Executive Officer of FWUSA since November 16, 2009, was elected our Chief Executive Officer. Mr. Milchovich became non-executive Chairman of the Board of Directors and will serve as a consultant to the Company until November 3, 2011. Effective October 22, 2010, Mr. Flexon was separated from the Company and Mr. della Sala, our President and Chief Operating Officer, was named Interim Chief Executive Officer.

(20)
Mr. Milchovich received payments of $731,267 for consulting fees, a $9,157 car allowance, monthly allowances under his consulting agreement totaling $76,951 and a payout of his accrued vacation of $82,427. We paid an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich's beneficiaries while Mr. Milchovich was an employee.

(21)
Mr. Milchovich received payments of $12,000 for tax preparation fees, $40,247 for estate planning services and $46,705 for tax gross-ups. Mr. Milchovich also received a $14,700 match on his employee 401(k) contribution and a $20,415 car allowance. We paid an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich's beneficiaries while Mr. Milchovich was an employee.

(22)
Mr. Milchovich received payments of $6,400 for tax preparation fees, $5,858 for estate planning services and $10,200 for tax gross-ups. Mr. Milchovich also received a $13,800 match on his employee 401(k) contribution and a $20,415 car allowance. We paid an annual premium of $1,108 for an $800,000, 10-year renewable term life insurance policy for the benefit of Mr. Milchovich's beneficiaries while Mr. Milchovich was an employee.

(23)
In connection with becoming our Chief Executive Officer, Mr. Flexon received a sign-on bonus in accordance with the terms of his new employment agreement, dated May 10, 2010.

(24)
Mr. Flexon received a $14,700 match on his employee 401(k) contribution and a $20,415 car allowance. In connection with his relocation to Switzerland, Mr. Flexon also received living, relocation and other assignment allowances of $1,096,523. On October 22, 2010, Mr. Flexon was separated from the Company, which constituted a termination without cause under his employment agreement. Accordingly, Mr. Flexon is entitled to receive (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which active employees of Mr. Flexon's level are paid, (ii) two lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) career transition services not to exceed $8,000, (v) two years of additional age and service credit under any pension plans to the extent Mr. Flexon was participating in them on his termination date and (vi) costs to repatriate him and his family back to the United States.

(25)
Mr. Flexon received a sign-on bonus in accordance with the terms of his employment agreement, dated November 3, 2009, as compensation for a bonus that he earned at his prior employer, NRG Energy, but forfeited upon joining us.

(26)
Mr. Flexon received a $2,316 car allowance.

Grants of Plan-Based Awards for Fiscal 2010

        The following table sets forth the plan-based awards granted to our NEOs during the year ended December 31, 2010. All equity awards were granted under the LTI Plan.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Board or Compensation Committee Action Date								Exercise or Base Price of Option Awards ($/Sh)(2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Umberto della Sala	—	—	$499,359	$713,370	$1,426,741
	3/8/10	2/25/10				77,634	(4)				$2,023,918
	3/8/10	2/25/10						183,664	(5)	$26.070	$2,510,887
	12/1/10	11/4/10				30,779	(6)				$899,978
	12/1/10	11/4/10						68,382	(7)	$29.240	$1,061,289
Franco Baseotto	—	—	$288,750	$412,500	$825,000
	5/13/10	5/4/10				88,589	(8)				$2,499,982
Michael S. Liebelson	—	—	$141,120	$201,600	$403,200
	6/2/10	5/4/10				31,146	(9)				$749,996
	6/2/10	5/4/10						73,782	(10)	$24.080	$897,927
Beth B. Sexton	—	—	$176,704	$252,434	$504,868
	5/13/10	5/4/10				44,294	(11)				$1,249,977
Rakesh K. Jindal	—	—	$115,500	$165,000	$330,000
	6/2/10	5/4/10				20,132	(12)				$484,779
Raymond J. Milchovich			$1,137,500	$1,625,000	$3,250,000
Robert C. Flexon	—	—	$551,110	$787,300	$1,574,600
	6/2/10	5/5/10				51,744	(13)				$1,245,996
	6/2/10	5/5/10						122,269	(14)	$24.080	$1,489,236

(1)
Represents the possible payout for each NEO under the STI Plan for fiscal 2010 if the threshold, target or maximum goals are satisfied, as further described under "Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(2)
The exercise price of the stock options was determined using the closing price on NASDAQ on the grant date.

(3)
Represents the grant date fair value of awards of restricted share units or stock options granted under the LTI Plan. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The value shown for restricted share units is based on the closing price of our shares on the date of grant, and for stock options is based on the fair value determined using the Black-Scholes option-pricing model on the date of grant. For more information on our valuation methodology, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010: Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates," and Note 11, "Share-Based Compensation Plans" to our Consolidated Financial Statements included within Item 8, "Financial Statements and Supplementary Data." These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. della Sala's amended employment agreement executed on February 18, 2010, the award of restricted share units on March 8, 2010. One-half of the restricted share units vests on December 31, 2012 and the remaining one-half vests on December 31, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares

(5)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. della Sala's amended employment agreement executed on February 18, 2010, the award of non-statutory stock options to purchase shares on March 8, 2010. The stock options expire on March 6, 2015. One-half of the stock options vests on December 31, 2012 and the remaining one-half vests on December 31, 2013.

(6)
The Board of Directors approved, pursuant to the LTI Plan and in accordance with Mr. della Sala's amended employment agreement executed on November 29, 2010, the award of restricted share units on December 1, 2010. One-third of the restricted share units vests on December 1, 2011, one-third vests on December 1, 2012 and the remaining one-third vests on December 1, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares

(7)
The Board of Directors approved, pursuant to the LTI Plan and in accordance with Mr. della Sala's amended employment agreement executed on November 29, 2010, the award of non-statutory stock options to purchase shares on December 1, 2010. The stock options expire on December 1, 2017. One-third of the stock options vests on December 1, 2011 one-third vests on December 1, 2012 and the remaining one-third vests on December 1, 2013.

(8)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Baseotto's amended employment agreement executed on May 4, 2010, the award of restricted share units on May 13, 2010. One-third of the restricted share units vests on May 13, 2011, one-third vests on May 13, 2012 and the remaining one-third vests on May 13, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(9)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Liebelson's employment agreement executed on May 28, 2010, the award of restricted share units on June 2, 2010. One-third of the restricted share units vests on May 13, 2011, one-third vests on May 13, 2012 and the remaining one-third vests on May 13, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(10)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Liebelson's employment agreement executed on May 28, 2010, the award of non-statutory stock options to purchase shares on June 2, 2010. The stock options expire on May 13, 2015. One-third of the stock options vests on May 13, 2011, one-third vests on May 13, 2012 and the remaining one-third vests on May 13, 2013.

(11)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Ms. Sexton's amended employment agreement executed on May 4, 2010, the award of restricted share units on May 13, 2010. One-third of the restricted share units vests on May 13, 2011, one-third vests on May 13, 2012 and the remaining one-third vests on May 13, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(12)
The Compensation Committee approved, pursuant to the LTI Plan and in accordance with Mr. Jindal's amended employment agreement executed on May 25, 2010, the award of restricted share units on June 2, 2010. One-third of the restricted share units vests on May 13, 2011, one-third vests on May 13, 2012 and the remaining one-third vests on May 13, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares.

(13)
The Board of Directors approved, pursuant to the LTI Plan and in accordance with Mr. Flexon's employment agreement executed on May 10, 2010, the award of restricted share units on June 2, 2010. One-third of the restricted share units were originally scheduled to vest on each of June 2, 2011, June 2, 2012 and June 2, 2013. The restricted share units do not have voting or dividend rights until they vest and are settled in shares. On October 22, 2010, Mr. Flexon was separated from the Company, which constituted a termination without cause under his employment agreement. The separation agreement provided for, among other items, the removal of restrictions from a pro rata portion of the restricted share units, which equaled 11,499 restricted share units.

(14)
The Board of Directors approved, pursuant to the LTI Plan and in accordance with Mr. Flexon's employment agreement executed on May 10, 2010, the award of non-statutory stock options to purchase shares on June 2, 2010. The stock options were originally scheduled to expire on June 1, 2015. One-third of the restricted share units were originally scheduled to vest on each of June 2, 2011, June 2, 2012 and June 2, 2013. On October 22, 2010, Mr. Flexon was separated from the Company, which constituted a termination without cause under his employment agreement. The separation agreement provided for, among other items, pro rata vesting of the options, which equaled 27,171 options.

Employment Agreements

        The following discussion summarizes our employment agreements with our NEOs, including the provisions of those agreements that address termination and change of control payments. Please refer to the section entitled, "Indemnification of Directors and Officers," for more information related to indemnification of our directors and officers.

        Restricted share, restricted share unit and stock option information in the following discussion has been adjusted for the 1-for-20 reverse share split, which was approved by our shareholders on November 29, 2004, and the 2-for-1 share split, which was effected on January 22, 2008.

        Effective February 9, 2009, the employment agreements between each of our NEOs and Foster Wheeler Ltd. were assigned to FWI. The terms and conditions were unaffected by the assignment.

Employment Agreements for Umberto della Sala

  Italian Law and National Contract

        Mr. della Sala's current Italian arrangements are governed by an agreement with our Italian subsidiary, Foster Wheeler Global E&C S.r.l., which we refer to as FWGE&C, which provides that he serves as a "Manager" under Italian law. His base salary with FWGE&C is €195,000 and the agreement, as amended and as extended on February 18, 2010, expires by its own terms on July 31, 2013. See the below "Employment Agreement with FWI." for a description of the consequences of any refusal to enter into a new fixed term Italian Agreement by September 8, 2013. Substantially all terms of Mr. della Sala's employment with FWGE&C remain mandated by Italian law and the National Contract, which is not specific to our company. Pursuant to the provisions of the National Contract, Mr. della Sala:

  •
  receives his yearly salary in 13 installments;

  •
  is not subject to working time schedules or overtime rules;

  •
  is entitled to 29.2 working days of vacation per year;

  •
  for permissible reasons, is entitled to an unpaid leave period;

  •
  in case of illness, is entitled to maintain his position for a consecutive period of up to 12 months, during which he will receive his full salary (with the cost being fully borne by the employer);

  •
  is entitled to insurance coverage for on- and off-duty accidents, including death; and

  •
  is entitled to indemnification for any civil liabilities incurred by him in the performance of his employment activities except in the case of gross negligence or willful misconduct.

        Mr. della Sala has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

  Mr. della Sala's Termination and Change of Control Provisions—Italian Law and National Contract

        Mr. della Sala's termination and change of control arrangements with FWGE&C are as described below.

        Italian law regulates the benefits payable upon any termination of employment by the employer, FWGE&C, as generally described below:

  •
  If there is a termination for "cause," Mr. della Sala would be entitled to receive mandatory severance indemnity compensation based on seniority. Cause would include events such as theft, certain criminal convictions and serious insubordination.

  •
  If there is a termination without cause, an Italian court could award Mr. della Sala damages equal to the compensation that would have been earned through the natural expiration of the contract term, in addition to mandatory severance indemnity compensation.

        If the revised arrangements expire by their own terms on July 31, 2013, Mr. della Sala is entitled to only the mandatory severance indemnity compensation.

        Finally, in consideration of the non-competition and non-solicitation provisions in Mr. della Sala's revised agreement, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his Italian base salary following Mr. della Sala's date of termination of employment and 10% of his Italian base salary on the first anniversary date of such payment.

  Employment Agreement with FWI

        Mr. della Sala's agreement with FWI became effective as of March 1, 2008 and was amended effective as of each of October 1, 2008, February 18, 2010 and November 29, 2010. As so amended, it provides as follows:

        Mr. della Sala's agreement terminates upon the earlier of December 31, 2013 or the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        Under the agreement, Mr. della Sala will serve as our President and Chief Operating Officer through December 31, 2012, after which he may be assigned such senior executive duties as our Chief Executive Officer may request. Mr. della Sala is entitled to a base salary under his agreement with FWI of €391,000 as of January 1, 2009 and to thereafter be reviewed by us on each January 1 or another appropriate date when the salaries of executives at the executive's level are normally reviewed. Under the November 29, 2010 amendment to his employment agreement, Mr. della Sala is entitled to a base salary under his agreement with FWI of €480,000, effective October 22, 2010 and continuing throughout the period he serves as our Interim Chief Executive Officer. As of January 1, 2011, Mr. della Sala's base salary under his agreement with FWI is €480,000.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of our Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. della Sala's consent as evidenced by among other things: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary under his agreement with FWI and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct or (vii) termination without cause by FWGE&C of his employment agreement with FWGE&C, or (viii) a refusal by FWEG&C to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of February 18, 2010, in each case subject to Mr. della Sala having given us notice of the event within 90 days of its occurrence and our having failed to cure same within the following 30 days. A refusal by Mr. della Sala to enter into by September 8, 2013 a new fixed term Italian employment contract expiring on December 31, 2013 and on otherwise the same terms as those set forth in the Italian employment contract in place as of February 18, 2010 would be deemed a voluntary termination by him of his employment agreement with FWI without good reason.

        Mr. della Sala's employment agreement provides for an annual short-term incentive compensation target of 120% of his base salary under his agreement with FWI up to a maximum of 240% of his base salary under his agreement with FWI based upon targeted business objectives as established by our Board of Directors or Compensation Committee. Under the November 29, 2010 amendment to his employment agreement, Mr. della Sala is entitled to a target award opportunity of 150% of his base salary under his agreement with FWI up to a maximum of 300% of his base salary under his agreement with FWI, effective October 22, 2010 and continuing throughout the period he serves as our Interim Chief Executive Officer.

        The agreement also provides for three equity grants. The first equity grant was made in March 2008 and consisted of a grant of restricted share units having an economic value of €2,972,000 (80,254 restricted share units) and of options having an economic value of €2,972,000 (options to purchase an aggregate of 194,431 shares). One-fourth of the units and options vested or will vest on each of December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011. The options have a term of five years. The second equity grant is pursuant to the amendment of Mr. della Sala's employment agreement effective as of February 18, 2010. This grant was made in March 2010 and consisted of a grant of restricted share units having an economic value of €1,486,000 (77,634 restricted share units) and of options having an economic value of €1,486,000 (options to purchase an aggregate of 183,664 shares). One-half of the units and options will vest on each of December 31, 2012 and December 31, 2013. The options have a term of five years. Mr. della Sala is not eligible to retire within the meaning of the Company's LTI Plan (and to thereby vest in a portion of his unvested equity) during the term of his employment agreement. The third equity grant was made pursuant to the amendment of Mr. della Sala's employment agreement effective as of November 29, 2010. This grant was made in December 2010 and consisted of a grant of restricted share units having an economic value of $900,000 (30,779 restricted share units) and of options having an economic value of $900,000 (options to purchase an aggregate of 68,382 shares). One-third of the units and options will vest on each of December 1, 2011, December 1, 2012 and December 1, 2013. The options have a term of seven years.

        Mr. della Sala is also entitled to the following perquisites and benefits:

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  to the extent he is or becomes eligible, those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

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  annual financial planning services;

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  reimbursement on a one-time basis for expense associated with estate planning;

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  home office equipment; and

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  an annual physical examination.

        Mr. della Sala received a €44,000 "make whole" payment relating to the period between January 1, 2008 and the effective dates of his new Italian and FWI agreements.

        Mr. della Sala has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

        In addition to any rights to indemnification to which Mr. della Sala is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. della Sala's Termination and Change of Control Provisions—Employment Agreement with FWI

        Mr. della Sala's present employment agreement with FWI provides that in the event of any termination of Mr. della Sala's employment, he will be entitled to receive the following amounts: (i) annual base salary under his agreement with FWI through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        The employment agreement provides that in the event of termination of employment during the term by us without cause, or by Mr. della Sala for good reason, we will provide to Mr. della Sala, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary under his agreement with FWI at the rate in effect on the date of termination payable, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vii) two years of additional age and service credit under any pension plans to the extent Mr. della Sala was participating in them on his termination date.

        As to change of control, Mr. della Sala's present employment agreement provides that if, within thirteen months of a "change of control," as defined in the agreement, we terminate Mr. della Sala's employment other than for "cause," as defined in the agreement, or disability, or if Mr. della Sala terminates his employment for "good reason," as defined in the agreement (to include, among other things, Mr. della Sala's termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. della Sala will be entitled to receive a lump sum cash payment of the following amounts: (i) his base salary under his agreement with FWI through the date of termination, plus (ii) his proportionate annual short-term incentive compensation, plus (iii) any unpaid deferred compensation and his vacation pay. Mr. della Sala will also be entitled to receive a lump sum cash payment of three times the sum of the following: (i) his base salary under his agreement with FWI, (ii) €195,000, and (iii) the highest annual short-term incentive compensation. The foregoing amounts would be reduced by certain entitlements he would receive under Italian law and the National Contract related to the contemporaneous termination of his employment with FWGE&C. The agreement also provides for payments sufficient to allow him to continue his health and welfare benefits at the active employee costs for five years and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. della Sala would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. della Sala with outplacement services, and Mr. della Sala may tender restricted stock (whether vested or not) in exchange for cash.

        In addition, as soon as possible following a change of control, Mr. della Sala will be paid a short-term incentive bonus for the year in which the change of control takes place.

        If any payments to Mr. della Sala, whether related to a change of control or otherwise, would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. della Sala in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the change of control agreement will be paid by us.

        If any of the payments due to Mr. della Sala are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreements for Franco Baseotto

  Employment Agreement

        On May 6, 2008, we and Mr. Baseotto entered into an employment agreement, which agreement is summarized below. The agreement was amended on each of January 18, 2010 and May 4, 2010.

        Under the agreement, Mr. Baseotto serves as our Executive Vice President, Chief Financial Officer and Treasurer and is to perform duties consistent with this position. Mr. Baseotto is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive's level are normally reviewed. As of January 1, 2011, Mr. Baseotto's base salary is $550,000.

        Mr. Baseotto's employment agreement provides for an annual short-term incentive compensation target of 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by the Chief Executive Officer.

        The agreement provides eligibility for annual equity award grants as determined by the Compensation Committee of the Board. The agreement also entitled Mr. Baseotto to grants of restricted stock and options, each valued at $75,082, which grants were made on August 14, 2008, in the amounts of 1,764 and 4,019 respectively. Following the above-described grants, Mr. Baseotto is entitled annually to long-term incentive awards equal to 1.8 times his base salary, the form and conditions of which are established by the Compensation Committee.

        Mr. Baseotto is entitled to an annual 28-day paid vacation period. Mr. Baseotto is also entitled to the following perquisites and benefits:

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  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

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  an allowance for an automobile;

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  annual financial planning services;

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  reimbursement on a one-time basis for legal expense associated with estate planning;

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  home office equipment; and

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  an annual physical examination.

        The agreement entitled Mr. Baseotto to relocation to the Clinton, New Jersey area pursuant to our Relocation Policy, including reimbursement of fees and expenses related to his purchase of a home, his costs of moving personal belongings, and a $15,000 settling in allowance. In addition, we have agreed to provide Mr. Baseotto with payments equal to the cost of his daughter's high school education, which education was completed during 2010. To the extent any of the foregoing cannot be deducted on Mr. Baseotto's tax returns, we agreed to provide him a gross-up payment sufficient to offset any non-deductible fees, expenses, or costs.

        The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        Mr. Baseotto has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

        In addition to any rights to indemnification to which Mr. Baseotto is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Baseotto's Termination and Change of Control Provisions

        In the event of any termination of Mr. Baseotto's employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. Baseotto's consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after he has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Baseotto must notify us within ninety days of the event and provide us with thirty days to cure.

        In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Baseotto for good reason, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for twenty-four months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Baseotto was participating in them on his termination date.

        If, within thirteen months of a "change of control," as defined in the agreement, we terminate Mr. Baseotto's employment other than for "cause" or disability or if Mr. Baseotto terminates his employment for "good reason," or if Mr. Baseotto terminates his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we will provide to Mr. Baseotto, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of three (3) times the sum of his base salary and the highest annual short-term incentive compensation, (iii) five-year continuation of certain employee welfare benefits, (iv) a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Baseotto would have received if he had remained employed for three years after the date of his termination, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services. If any payments to Mr. Baseotto would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Mr. Baseotto in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.

        In addition, as soon as possible following a change of control, Mr. Baseotto will be paid a short-term incentive bonus for the year in which the change of control takes place.

        If any of the payments due to Mr. Baseotto are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

  First Amendment to the Employment Agreement

        On January 14, 2010, FWI and Mr. Baseotto entered into a First Amendment to the Employment Agreement, effective January 18, 2010, which we refer to as the First Baseotto Amendment, in connection with the relocation of our operating headquarters to Geneva, Switzerland.

        The First Baseotto Amendment sets forth the terms and conditions applicable to Mr. Baseotto's performance of duties in Switzerland between January 18, 2010 and the earliest of (i) the date a new addendum to Mr. Baseotto's employment agreement is entered into, (ii) June 30, 2012, and (iii) the date Mr. Baseotto's employment agreement is terminated, which period we refer to as the initial assignment term. As set forth below under "Second Amendment to the Employment Agreement," we entered into such a new addendum with Mr. Baseotto on May 4, 2010. Pursuant to the First Baseotto Amendment, we acknowledged that the relocation to Switzerland would have allowed Mr. Baseotto to terminate his employment for good reason under his employment agreement, and the parties agreed that Mr. Baseotto's duties would be performed, beginning as of the effective date of the First Baseotto Amendment, primarily at our offices in Switzerland. Any termination of Mr. Baseotto's employment would have continued to be governed by his employment agreement, except that in order for a termination by Mr. Baseotto to constitute a termination for good reason based upon the relocation to Switzerland, the following additional conditions would have to have been satisfied: (1) Mr. Baseotto would have to have resigned after June 30, 2011 and given FWI at least 12 months advance written notice, or (2) Mr. Baseotto would have to have resigned due to an unforeseen catastrophic personal event that required Mr. Baseotto to relocate to the United States and he would have to have provided FWI at least 30 days advance written notice.

        Mr. Baseotto was entitled to be reimbursed for move-related transportation and expenses and certain air travel for himself and his family between the U.S. and Switzerland, to certain cost-of-living allowances totaling approximately CHF 28,000 per month, and to a settling-in allowance of CHF 5,000. Mr. Baseotto and we have agreed to certain tax equalization provisions. Upon Mr. Baseotto's termination of employment (other than for cause), and in addition to the separation pay and benefits provided under his May 6, 2008 employment agreement, Mr. Baseotto's outstanding stock options would have remained exercisable for one year.

        Pursuant to the First Baseotto Amendment, Mr. Baseotto received a retention bonus equal to 175% of his annual base salary upon the execution of the May 4, 2010 amendment to his employment agreement provided below. The retention bonus will be forfeited if Mr. Baseotto is not in active employment through June 30, 2011, if he fails to provide at least 12 months advance written notice (30 days in the case of a catastrophic personal event that requires him to relocate to the U.S.) of resignation, or if Mr. Baseotto is terminated for cause.

        Mr. Baseotto had the right to cause FWI to enter into a new addendum with him by no later than June 30, 2012 on terms no less favorable to Mr. Baseotto than those in his employment agreement and otherwise no less favorable than described below in this paragraph, with the exception that the relocation to Switzerland would not constitute an event giving rise to a resignation for good reason. If we had failed to do so, Mr. Baseotto could have resigned with good reason and received the separation pay and benefits provided for in his employment agreement, as well as the cost of repatriation to the U.S. As part of the new addendum, Mr. Baseotto was entitled to receive an award of restricted stock units with an economic value of $2,500,000 on the date of grant that will vest ratably over 3 years. He was also entitled to certain relocation assistance, a settling-in allowance of CHF 30,000, and assignment allowances of approximately CHF 26,000 per month. The First Baseotto Amendment also provided that the new addendum would also include certain tax equalization provisions.

  Second Amendment to the Employment Agreement

        On May 4, 2010, we and Mr. Baseotto entered into a Second Amendment to the Employment Agreement, which we refer to as the Second Baseotto Amendment.

        The Second Baseotto Amendment constitutes the new addendum referenced in the First Baseotto Amendment and is substantially consistent with the terms and conditions applicable to the new addendum set forth in the First Baseotto Amendment. Pursuant to the terms of the Second Baseotto Amendment, Mr. Baseotto no longer has the right to resign with good reason based upon the relocation of our principal executive offices to Geneva, Switzerland in January 2010.

        Pursuant to the Second Baseotto Amendment, in May 2010 Mr. Baseotto received an award of $2,500,000 of restricted stock units, which equaled 88,589 restricted stock units, that will vest ratably over 3 years. He also received a retention bonus equal to 175% of his annual base salary within 30 days of the effective date of the Second Baseotto Amendment. The retention bonus will be forfeited and must be repaid to FWI if: (i) Mr. Baseotto resigns without good reason effective prior to June 30, 2011, (ii) (A) prior to June 30, 2011, Mr. Baseotto provides FWI with less than twelve (12) months advance written notice of termination of employment (less than thirty (30) days notice for termination due to a personal catastrophic event) or (B) on or after June 30, 2011 and prior to June 30, 2012, provides FWI with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than thirty (30) days after the notice for termination due to a catastrophic event, or is less than ninety (90) days after a notice for termination that is not due to a catastrophic event, or (iii) prior to June 30, 2011, Mr. Baseotto is terminated for cause.

        Mr. Baseotto is entitled to be reimbursed for move-related transportation and expenses and certain air travel for himself and his family between the U.S. and Switzerland. In addition, until the earlier of the date upon which his immediate family relocates to Switzerland, which was August 2010, or June 30, 2011, he is entitled to receive certain allowances totaling approximately CHF 28,000 per month, and after the earlier of those dates, he will be entitled to allowances totaling approximately CHF 26,000 per month. Mr. Baseotto also received a settling-in allowance of CHF 30,000. Mr. Baseotto and we have agreed to certain tax equalization provisions.

        Upon Mr. Baseotto's termination of employment (other than for cause), and in addition to the separation pay and benefits provided under his May 6, 2008 employment agreement, Mr. Baseotto's outstanding stock options will remain exercisable for one year.

Employment Agreement for Michael S. Liebelson

        We entered into an employment agreement with Mr. Liebelson effective as of May 28, 2010. Under the agreement, Mr. Liebelson serves as Executive Vice President and Chief Development Officer and is to perform duties consistent with this position. The agreement terminates upon the occurrence of his death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        In accordance with the terms of the agreement, Mr. Liebelson received restricted share units with an economic value as of the grant date equal to approximately $750,000, which equaled 31,146 restricted share units. Mr. Liebelson also received stock options to purchase shares with an economic value as of the grant date equal to approximately $750,000, which equaled options to purchase an aggregate of 73,782 shares. The restricted share units and the stock options were each granted under the LTI Plan. The restricted share units and stock options vest in one-third increments on May 13, 2011, May 13, 2012 and May 13, 2013.

        Mr. Liebelson received a sign-on bonus of $500,000 and a settling-in allowance of CHF 30,000 under the terms of the agreement. If we terminate Mr. Liebelson for cause or if he terminates employment with us other than with good reason, in either event before the second anniversary of the effective date, Mr. Liebelson will be required to repay to us, within thirty days of such termination, the gross amount of the sign-on bonus on a pro-rated basis by multiplying the sign-on bonus by a fraction, the numerator of which is the number of calendar days from the date of termination of employment to the second anniversary of the effective date and the denominator of which is 730.

        Mr. Liebelson is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at his level are normally reviewed. As of January 1, 2011, Mr. Liebelson's base salary is $529,000.

        Mr. Liebelson's employment agreement provides for an annual short-term incentive compensation target of 65% of base salary up to a maximum of 130% of base salary based upon targeted business objectives as established in advance.

        Mr. Liebelson is entitled to an annual five-week paid vacation period. Mr. Liebelson is also entitled to the following perquisites and benefits:

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  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level; and

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  an allowance for an automobile.

        In addition, we and Mr. Liebelson have agreed to certain tax equalization provisions. Mr. Liebelson has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

        In addition to any rights to indemnification to which Mr. Liebelson is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Liebelson's Termination and Change of Control Provisions

        In the event of any termination of Mr. Liebelson's employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. Liebelson's consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans that results in a material diminution of Mr. Liebelson's total compensation or bonus opportunities, (iv) a material change in the geographic location at which Mr. Liebelson must perform his services, or (v) material breach of the employment agreement. For each event of good reason described above, Mr. Liebelson must notify us within ninety days of the event and provide us with thirty days to cure.

        In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Liebelson for good reason, we will provide to Mr. Liebelson, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 18 months thereafter, payable at the same intervals at which active employees of Mr. Liebelson's level are paid, (ii) two lump sum payments, the first in an amount equal to 100% of his annual short-term incentive compensation at target and the second in an amount equal to 50% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 18 months, and (iv) career transition services not to exceed $8,000.

        If, within twenty-four months of a "change of control," as defined in the agreement, we terminate Mr. Liebelson's employment other than for "cause," death or disability, or if Mr. Liebelson terminates his employment for "good reason," we will provide to Mr. Liebelson, in addition to those payments to be paid or provided upon any termination, full and immediate vesting of all outstanding equity awards and an additional payment equal to the pro rata portion of his annual cash incentive payment at target through the date of termination. If any payments to Mr. Liebelson would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a "modified cap" will be applied, by which Mr. Liebelson would receive the greater of (a) the total parachute payments net of all income and excise taxes, or, (b) the total parachute payment reduced to the amount that would result in the payment of no excise taxes, net of income taxes. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.

        If any of the payments due to Mr. Liebelson are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreement for Beth B. Sexton

        We entered into an employment agreement with Ms. Sexton as of April 7, 2008. The agreement was materially amended on each of January 14, 2010 and May 4, 2010. Under the agreement, Ms. Sexton serves as our Executive Vice President of Human Resources and is to perform duties consistent with this position. The agreement expires on its third anniversary, but is automatically extended for one-year terms unless either party provides the other with notice of non-extension at least 90 days prior to the expiration of the original term or any extension thereof. The agreement also terminates upon the occurrence of Ms. Sexton's death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        Ms. Sexton is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at the executive's level are normally reviewed. As of January 1, 2011, Ms. Sexton's base salary is $388,360.

        Ms. Sexton's employment agreement provides for an annual short-term incentive compensation target of 60% of base salary up to a maximum of 120% of base salary based upon targeted business objectives as established by the Chief Executive Officer. Effective January 1, 2009, Ms. Sexton's target was increased to 65% of base salary up to a maximum of 130% of base salary based upon targeted business objectives as established by our Compensation Committee.

        The agreement provides eligibility for annual stock option grants as determined by the Compensation Committee of the Board. The agreement also entitles Ms. Sexton to grants of restricted share units and options, each valued at $225,000, which grants were made on May 15, 2008, in the amounts of 3,234 and 7,553 respectively.

        Ms. Sexton is entitled to an annual five-week paid vacation period. Ms. Sexton is also entitled to the following perquisites and benefits:

  •
  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at her level;

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  an allowance for an automobile;

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  home office equipment; and

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  an annual physical examination.

        Ms. Sexton has agreed to keep confidential all non-public information regarding us that she receives during the term of her employment. She also agreed that upon termination she will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two and one-half years following terminations without cause and resignations with good reason, if either of foregoing occurs within 13 months of a change of control, and (ii) one and one-half years following all other terminations.

        In addition to any rights to indemnification to which Ms. Sexton is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify her at all times during and after the term of her employment agreement, and, to the maximum extent permitted by law, will pay her expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Ms. Sexton's Termination and Change of Control Provisions

        In the event of any termination of Ms. Sexton's employment, she will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform her duties, (vi) gross negligence or willful misconduct in performance of her duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of her position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Ms. Sexton's consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at her level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of her principal business location of greater than fifty miles, (v) material breach of the employment agreement that we have not cured within thirty days after she has given us written notice of the breach or (vi) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Ms. Sexton must notify us within ninety days of the event and provide us with thirty days to cure.

        In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, by us by way of notice of non-extension, or by Ms. Sexton for good reason, we will provide to Ms. Sexton, in addition to those payments to be paid or provided upon any termination, (i) a lump sum payment in an amount representing 18 months of her base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 150% of her annual short-term incentive compensation at target, (iii) payments sufficient to allow her to continue any health and welfare benefits at the active employee costs for 18 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000.

        If, within thirteen months of a "change of control," as defined in the agreement, we terminate Ms. Sexton's employment other than for "cause" or disability or if Ms. Sexton terminates her employment for "good reason," we will provide to Ms. Sexton, in addition to those payments to be paid or provided upon any termination, (i) her proportionate annual short-term incentive compensation (to the extent not already paid), (ii) a lump sum cash payment of two and one-half times the sum of her base salary and the highest annual short-term incentive compensation, (iii) two and one-half years of continuation of certain employee welfare benefits, (iv) the right to tender restricted stock (whether vested or not) in exchange for cash, and (v) outplacement services. If any payments to Ms. Sexton would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make an additional payment to put Ms. Sexton in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement will be paid by us.

        In addition, as soon as possible following a change of control, Ms. Sexton will be paid a short-term incentive bonus for the year in which the change of control takes place.

        If any of the payments due to Ms. Sexton are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of her termination date.

  First Amendment to the Employment Agreement

        On January 14, 2010, we and Ms. Sexton entered into a First Amendment to the Employment Agreement, effective January 18, 2010, which we refer to as the First Sexton Amendment, in connection with the relocation of our operating headquarters to Geneva, Switzerland.

        The First Sexton Amendment set forth the terms and conditions applicable to Ms. Sexton's performance of duties in Switzerland between January 18, 2010 and the earliest of (i) June 30, 2011, and (ii) the date Ms. Sexton's employment agreement is terminated, which period we refer to as the initial assignment term. As set forth below, we entered into a second amendment with Ms. Sexton on May 4, 2010, which second amendment supersedes or revised many of the terms of the First Sexton Amendment. Please see the section entitled "Second Amendment to the Employment Agreement." Pursuant to the First Sexton Amendment, we acknowledged that the relocation to Switzerland would have allowed Ms. Sexton to terminate her employment for good reason under her employment agreement, and the parties agreed that Ms. Sexton's duties would be performed, beginning as of the effective date of the First Sexton Amendment, primarily at our offices in Switzerland. Any termination of Ms. Sexton's employment would have continued to be governed by her employment agreement, except that in order for a termination by Ms. Sexton to constitute a termination for good reason based upon the relocation to Switzerland, the following additional conditions would have been required to be satisfied: (1) Ms. Sexton would have to have resigned after December 31, 2010 and given us at least 4 months advance written notice, or (2) Ms. Sexton would have to have resigned due to an unforeseen catastrophic personal event that required Ms. Sexton to relocate to the United States and she would have to have provided us at least 30 days advance written notice.

        Ms. Sexton was entitled to be reimbursed for move-related transportation and expenses and certain air travel for herself and her family between the U.S. and Switzerland, to certain cost-of-living allowances totaling approximately CHF 24,000 per month, and to a settling-in allowance of CHF 5,000. Ms. Sexton and we have agreed to certain tax equalization provisions. Upon Ms. Sexton's termination of employment (other than for cause, as defined in her employment agreement) her outstanding stock options would have remained exercisable for one year.

        Pursuant to the First Sexton Amendment, Ms. Sexton was to receive a retention bonus equal to 175% of her annual base salary, provided she remained in active employment until June 30, 2011. Ms. Sexton will receive a retention bonus equal to 125% of her annual base salary upon her termination if she remained an active employee through December 31, 2010 and provided the Company with at least 4 months written notice. This retention bonus would have been increased if Ms. Sexton provided notice and worked beyond December 31, 2010. In such case, the amount of the retention bonus would have been increased on a pro-rata basis based on the number of full months worked between December 31, 2010 and June 30, 2011. The retention bonus would also be payable if Ms. Sexton's employment was terminated without cause, for good reason (other than the relocation to Switzerland), as a result of death or disability, or in certain circumstances relating to a catastrophic personal event that required her to relocate to the U.S.

  Second Amendment to the Employment Agreement

        On May 4, 2010, we and Ms. Sexton entered into a Second Amendment to the Employment Agreement, which we refer to as the Second Sexton Amendment.

        Pursuant to the terms of the Second Sexton Amendment, Ms. Sexton no longer has the right to resign with good reason based upon the relocation of our principal executive officers to Geneva, Switzerland in January 2010.

        Pursuant to the Second Sexton Amendment, Ms. Sexton in May 2010 received an award of $1,250,000 of restricted stock units, which equaled 44,294 restricted stock units and will vest ratably over 3 years. Ms. Sexton will receive a retention bonus equal to 175% of her annual base salary, provided she remains in active employment until June 30, 2011. The Second Sexton Amendment provides that Ms. Sexton will receive a retention bonus equal to 125% of her annual base salary upon her termination if she remains an active employee through December 31, 2010 and provides the Company with at least 4 months written notice. This retention bonus will be increased if Ms. Sexton provides notice and works beyond December 31, 2010. In such case, the amount of the retention bonus shall be increased on a pro-rata basis based on the number of full months worked between December 31, 2010 and June 30, 2011. The retention bonus is also payable if Ms. Sexton's employment is terminated without cause, for good reason (other than the relocation to Switzerland), as a result of death or disability, or in certain circumstances relating to a catastrophic personal event that requires her to relocate to the U.S. The retention bonus will be forfeited and must be repaid to us if: (i) Ms. Sexton resigns without good reason effective prior to December 31, 2010, (ii) (A) prior to June 30, 2011, Ms. Sexton provides us with less than twelve (12) months advance written notice of termination of employment (less than thirty (30) days notice for termination due to a personal catastrophic event) or (B) on or after June 30, 2011 and prior to June 30, 2012, provides us with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than thirty (30) days after the notice for termination due to a catastrophic event, or is less than ninety (90) days after a notice for termination that is not due to a catastrophic event, or (iii) prior to June 30, 2011, Ms. Sexton is terminated for cause.

        Ms. Sexton is entitled to be reimbursed for move-related transportation and expenses and certain air travel for herself and her family between the U.S. and Switzerland. In addition, until the earlier of the date upon which her immediate family relocates to Switzerland or June 30, 2011, she is entitled to receive certain allowances totaling approximately CHF 24,000 per month, and, after the earlier of those dates, she will be entitled to allowances totaling approximately CHF 19,000 per month. Ms. Sexton also received a settling-in allowance of CHF 30,000. Ms. Sexton and we have agreed to certain tax equalization provisions.

        Upon Ms. Sexton's termination of employment (other than for cause), and in addition to the separation pay and benefits provided under her April 7, 2008 employment agreement, her outstanding stock options will remain exercisable for one year.

Employment Agreement for Rakesh Jindal

        We entered into an employment agreement with Mr. Jindal as of April 27, 2009. The agreement was amended as of January 18, 2010, April 1, 2010 and May 25, 2010. The agreement and amendments are summarized below.

        The agreement terminates upon the occurrence of Mr. Jindal's death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        Mr. Jindal is entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at his level are normally reviewed. As of January 1, 2011, Mr. Jindal's base salary is $330,000.

        Mr. Jindal's employment agreement provides for an annual short-term incentive compensation target of 50% of base salary up to a maximum of 100% of base salary based upon targeted business objectives established by us.

        The agreement provides eligibility for annual equity grants as determined by us.

        Mr. Jindal is entitled to those defined benefit, defined contribution, group insurance, medical, dental, disability, paid time off, automobile allowance, and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level.

        Mr. Jindal has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that upon termination he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) 24 months following terminations without cause and resignations with good reason, if either of foregoing occurs within 13 months of a change of control, and (ii) 12 months following all other terminations (reduced to 9 months by the third amendment to Mr. Jindal's employment agreement; please see the section entitled "Third Amendment to Mr. Jindal's Employment Agreement").

        In addition to any rights to indemnification to which Mr. Jindal is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Jindal's Termination and Change of Control Provisions

        In the event of any termination of Mr. Jindal's employment, he will be entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within 30 days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us or (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. Jindal's consent as evidenced by: (i) reduction of base salary and benefits except for across-the-board changes for executives at his level, (ii) exclusion from executive benefit/compensation plans, (iii) relocation of his principal business location of greater than 50 miles, (iv) material breach of the employment agreement that we have not cured within 30 days after he has given us written notice of the breach or (v) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Jindal must notify us within 90 days of the event and provide us with 30 days to cure.

        In the event of termination of employment during the term (and not within the 24 month period following a change of control) by us without cause or by Mr. Jindal for good reason, we would have provided to Mr. Jindal, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 12 months thereafter, payable at the same intervals at which active employees of Mr. Jindal's level are paid, (ii) a lump sum payment in an amount equal to 100% of his annual short-term incentive compensation at target,

(iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 12 months, and (iv) career transition services not to exceed $8,000. The terms described in this paragraph were amended by Mr. Jindal's Third Amendment. Please see the section entitled "Third Amendment to Mr. Jindal's Employment Agreement."

        If, within 24 months of a "change of control," as defined in the agreement, we terminate Mr. Jindal's employment other than for "cause" or disability or if Mr. Jindal terminates his employment for "good reason," we will provide to Mr. Jindal, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which active employees of Mr. Jindal's level are paid, (ii) 2 lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, payable in each of the 2 years following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, and (iv) career transition services not to exceed $8,000. If any payments to Mr. Jindal would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a modified tax cap / gross-up will be implemented by which (a) if the payments to Mr. Jindal are 110% or less of the threshold amount that causes the excise tax to be imposed, the payments to Mr. Jindal will be reduced to an amount below that threshold, or (b) if the payments to Mr. Jindal are more than 110% of the threshold amount that causes the excise tax to be imposed, we will make an additional payment to put Mr. Jindal in the same after-tax position as if no excise tax had been imposed.

        If any of the payments due to Mr. Jindal are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

  First and Second Amendments to Mr. Jindal's Employment Agreement

        Effective as of January 18, 2010, we and Mr. Jindal entered into a First Amendment to the Employment Agreement, to which we refer to as the First Jindal Amendment, in connection with the relocation of our operating headquarters to Geneva, Switzerland.

        The First Jindal Amendment set forth the terms and conditions applicable to Mr. Jindal's performance of duties in Switzerland between January 18, 2010 and the earliest of (i) the date a new addendum to Mr. Jindal's employment agreement was entered into, (ii) June 30, 2012, and (iii) the date Mr. Jindal's employment agreement was terminated, which period we refer to as the initial assignment term. As set forth below, we entered into such a new addendum with Mr. Jindal on May 25, 2010, which new addendum supersedes or revises many of the terms of the First Jindal Amendment. Please see the section entitled "Third Amendment to Mr. Jindal's Employment Agreement." Pursuant to the First Jindal Amendment, we acknowledged that the relocation to Switzerland would have allowed Mr. Jindal to terminate his employment for good reason under his employment agreement, and the parties agreed that Mr. Jindal's duties would be performed, beginning as of the effective date of the First Jindal Amendment, primarily at our offices in Switzerland. Any termination of Mr. Jindal's employment would have continued to be governed by his employment agreement, except that in order for a termination by Mr. Jindal to constitute a termination for good reason based upon the relocation to Switzerland, the following additional conditions would have been required to be satisfied: (1) Mr. Jindal would have to have resigned after June 30, 2011 and given us at least 12 months advance written notice, or (2) Mr. Jindal would have to have resigned due to an unforeseen catastrophic personal event that required Mr. Jindal to relocate to the United States and he would have to have provided us at least 30 days advance written notice.

        Mr. Jindal was entitled to be reimbursed for move-related transportation and expenses and certain air travel for himself and his family between the U.S. and Switzerland, to certain cost-of-living allowances totaling approximately CHF 25,792 per month, and to a settling-in allowance of CHF 5,000. Pursuant to the second amendment to his employment agreement, effective as of April 1, 2010, we and Mr. Jindal agreed to an adjustment to the payments for his daughter's educational expenses, which expenses represented a portion of his cost-of-living allowances. In the First Jindal Amendment, Mr. Jindal and we had agreed to certain tax equalization provisions. Upon Mr. Jindal's termination of employment (other than for cause), and in addition to the separation pay and benefits provided under his April 27, 2009 employment agreement, Mr. Jindal's outstanding stock options would have remained exercisable for one year.

        Mr. Jindal was to, and did, receive a retention bonus equal to 175% of his annual base salary upon the entering into the May 25, 2010 amendment to his employment agreement. The First Jindal Amendment provided that the retention bonus would be forfeited and repaid if Mr. Jindal was not in active employment through June 30, 2011, if he had failed to provide at least 12 months advance written notice (30 days in the case of a catastrophic personal event that required him to relocate to the U.S.) of resignation, or if Mr. Jindal had been terminated for cause.

        Mr. Jindal had the right to cause us to enter into a new addendum with him by no later than June 30, 2012 on terms no less favorable to Mr. Jindal than those in his employment agreement and otherwise no less favorable than described below in this paragraph, with the exception that the relocation to Switzerland would not constitute an event giving rise to a resignation for good reason. If we had failed to do so, Mr. Jindal could have resigned with good reason and thereby received the separation pay and benefits provided for in his employment agreement, as well as the cost of repatriation to the U.S. As part of the new addendum, Mr. Jindal was entitled to receive a supplemental long-term incentive award in the amount of $606,000, 20% in cash and 80% in restricted stock units that would vest ratably over 3 years. He would also receive certain relocation assistance, a settling-in allowance of CHF 30,000, and assignment allowances of approximately CHF 24,476 per month. The new addendum would also include certain tax equalization provisions.

  Third Amendment to Mr. Jindal's Employment Agreement

        On May 25, 2010, we and Mr. Jindal entered into a Third Amendment to the Employment Agreement, to which we refer to as the Third Jindal Amendment.

        The Third Jindal Amendment constitutes the new addendum to which the First Jindal Amendment entitled Mr. Jindal, and it is substantially consistent with the terms and conditions applicable to the new addendum set forth in the First Jindal Amendment. Pursuant to the terms of the Third Jindal Amendment, Mr. Jindal no longer has the right to resign with good reason based upon the January 2010 relocation to Geneva, Switzerland.

        Pursuant to the Third Jindal Amendment, Mr. Jindal in June 2010 received a supplemental incentive in the amount of $606,000, (i) 20% of which was in the form of cash equaling $121,200 and vesting immediately and (ii) 80% of which was in the form of restricted stock units equaling 20,132 restricted stock units and vesting ratably over 3 years. He also was paid a retention bonus equal to 175% of his annual base salary. The retention bonus will be forfeited and must be repaid to us if: (i) Mr. Jindal resigns without good reason effective prior to June 30, 2011, (ii) (A) prior to June 30, 2011, Mr. Jindal provides us with less than twelve (12) months advance written notice of termination of employment (less than thirty (30) days notice for termination due to a personal catastrophic event) or (B) on or after June 30, 2011 and prior to June 30, 2012, Mr. Jindal provides us with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than thirty (30) days after the notice for termination due to a catastrophic event, or is less than ninety (90) days after a notice for termination that is not due to a catastrophic event, or (iii) prior to June 30, 2011, Mr. Jindal is terminated for cause.

        Mr. Jindal is entitled to be reimbursed for move-related transportation and expenses and certain air travel for himself and his family between the U.S. and Switzerland. In addition, until the date upon which his immediate family relocated to Switzerland, which was August 2010, he was entitled to receive certain allowances totaling approximately CHF 23,619 per month; after that date, he is entitled to allowances totaling approximately CHF 22,303 per month. Mr. Jindal also received a settling-in allowance of CHF 30,000. Mr. Jindal and we have agreed to certain tax equalization provisions.

        As part of the Jindal Third Amendment, we agreed to increase certain of Mr. Jindal's separation pay and benefits. Specifically, in the event of termination of employment during the term (and not within the 24 month period following a change of control) by us without cause or by Mr. Jindal for good reason, we will provide to Mr. Jindal, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 18 months thereafter, payable at the same intervals at which active employees of Mr. Jindal's level are paid, (ii) 2 lump sum payments, the first in an amount equal to 100% of his annual short-term incentive compensation at target and the second in an amount equal to 50% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 18 months, and (iv) career transition services not to exceed $8,000.

        Upon Mr. Jindal's termination of employment (other than for cause), and in addition to the separation pay and benefits provided under his employment agreement as amended, Mr. Jindal's outstanding stock options will remain exercisable for one year.

        As part of the Jindal Third Amendment, we agreed to reduce the period following a termination that is without cause and or a resignation with good reason, if either of foregoing occurs within 13 months of a change of control, from 12 months to 9 months.

Consulting Agreement for Raymond J. Milchovich

        We entered into a consulting agreement with Mr. Milchovich on March 15, 2010, pursuant to which Mr. Milchovich provides consulting services to us following the relinquishment of his responsibilities as our Chief Executive Officer on May 31, 2010. Under the consulting agreement, we have agreed to use our best efforts to cause Mr. Milchovich to serve as our non-executive Chairman of the Board of Directors throughout the term of the consulting agreement. The term of the consulting agreement commenced on June 1, 2010 and will end on the earlier of (i) November 4, 2011 and (ii) such earlier date on which the agreement is terminated pursuant to its terms.

        Under the consulting agreement, Mr. Milchovich is providing us with assistance in the transition of his duties and responsibilities as our chief executive officer and such other business consulting services as the Board or the chief executive officer may request, from time to time. Mr. Milchovich is entitled to a monthly consulting fee equal to $104,466.67, which we will review on each anniversary date or such other appropriate date as we and Mr. Milchovich may agree and determine if, and by how much, the consulting fee should be increased.

        Mr. Milchovich's consulting agreement establishes an annual incentive fee equal to the product of (i) the monthly consulting fee at the rate then in effect multiplied by twelve and (ii) 130%, which will be payable should we achieve our target objectives for that fiscal year, as approved by the Compensation Committee. If we achieve target objectives in a particular year significantly in excess of our expectations for the year, Mr. Milchovich's annual incentive fee may be increased to two times that amount. Notwithstanding the foregoing, for all years in which the consulting agreement is in effect, the multiplier applied to Mr. Milchovich's target percentage shall not be less than the average multiplier for our three most highly compensated NEOs. If Mr. Milchovich's consulting agreement with us terminates during a fiscal year for any reason other than for cause, his annual incentive fee for that year will be prorated for the actual number of days his consulting agreement was in effect for that year.

        Mr. Milchovich shall be eligible to participate in our long term-incentive plan during the term of the consulting agreement and any long-term incentive awards granted to Mr. Milchovich prior to the effective date of the consulting agreement shall remain intact as if Mr. Milchovich had remained in employment during the term of the consulting agreement.

        During the term of the consulting agreement, Mr. Milchovich will be entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally. However, Mr. Milchovich will not be entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. The consulting agreement also provides that we will pay him a monthly allowance of $6,000 to cover the cost of miscellaneous expenses, such as:

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  an annual physical examination,

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  supplemental term life insurance,

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  home office equipment,

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  personal financial and tax planning, and

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  automobile expenses.

        Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he receives during the term of the consulting agreement. He also agreed that upon termination he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two years following a termination without cause or resignation with good reason, and (ii) one year following all other terminations.

  Mr. Milchovich's Termination and Change of Control Provisions—Consulting Agreement

        Upon any termination of the consulting agreement, we will pay to, provide to, or allow the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the consulting fee earned through the date of such termination, (ii) except for termination by us for cause, any earned, but unpaid, annual incentive fee, (iii) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (iv) the vested portion of his restricted shares, restricted share units, and stock options and (v) benefit continuation and conversion rights to which he is entitled under our employee benefit plans and the consulting agreement.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if Mr. Milchovich dies during the term of the consulting agreement, the consulting agreement will terminate and he will not be entitled to any additional payments or benefits thereunder, except (i) we will make a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the consulting fees on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of the consulting agreement Mr. Milchovich becomes physically or mentally disabled, whether totally or partially, such that he is unable to perform his principal services under the consulting agreement for a period of not less than 180 consecutive days, we may at any time after the last day of such period terminate the consulting agreement and Mr. Milchovich will be entitled to no further payments or benefits under the agreement, except that he will be entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if we terminate Mr. Milchovich's consulting agreement for cause, the consulting agreement will terminate immediately and (i) he will be entitled to receive no further amounts or benefits under the consulting agreement, except as required by law, (ii) all unvested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be immediately forfeited and (iii) all vested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements will be forfeited on the earlier of the date which is ninety days following such termination or their original expiration date. For purposes of this agreement, "cause" means Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, (iii) materially breaching the consulting agreement and not curing such breach within thirty days after we provide written notice of such breach to him, or (iv) committing a material violation of our code of business conduct and ethics.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if Mr. Milchovich voluntarily terminates his consulting agreement other than for good reason, Mr. Milchovich may exercise any vested stock options granted on August 11, 2006 through August 11, 2011 and granted on November 13, 2008 through November 13, 2013. Mr. Milchovich may not voluntarily terminate the consulting agreement without good reason prior to the date which is thirty days following the date on which he provides written notice of such termination.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of the consulting agreement (and not within the thirteen month period following a change of control), we terminate Mr. Milchovich's consulting agreement without cause or if he terminates the consulting agreement with good reason, the consulting agreement will automatically terminate and he will be entitled to no further payments under the consulting agreement, except (i) we will make a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of the monthly consulting fee on the date of such termination multiplied by twelve and (b) 200% of the incentive fee at target, (ii) continuing receipt of the benefits provided by us during the twenty-four month period commencing on the date of such termination, provided, however, that for benefits that are not health and welfare benefits, we will pay Mr. Milchovich the value of such benefits in a lump sum within thirty days of the date of the termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested. For purposes of the consulting agreement, "good reason" will mean a material negative change in the consulting relationship without Mr. Milchovich's consent, as evidenced by the occurrence of any of the following during the term of the consulting agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, (ii) following a change of control, the relocation of the location at which the consulting services are principally performed by more than fifty miles, (iii) we materially breach the consulting agreement or (iv) he is not nominated for election to our Board of Directors or, if elected, is not named as its chairman, or if he is not timely renominated for election to our Board of Directors or is involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability. For each event of good reason described above, Mr. Milchovich must notify us within ninety days of the event and provide us with thirty days to cure.

        In addition to those payments and benefits to be paid, provided or retained upon any termination of the consulting agreement, if during the term of Mr. Milchovich's consulting agreement we terminate the consulting without cause or he terminates the consulting agreement with good reason, in each case within the thirteen month period following a change of control, or if he terminates the consulting agreement for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, the consulting agreement will automatically terminate and he will be entitled to no further payments or benefits under the agreement, except (i) we will make a lump sum cash payment to him equal to the sum of (a) 300% of the monthly consulting fee on the date of such termination multiplied by twelve and (b) 300% of the incentive fee at target, (ii) continuing receipt of the health benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements will become vested, and (v) certain gross-up payments for excise taxes related to parachute payments. In addition, as soon as possible following a change of control, Mr. Milchovich will be paid the incentive fee for the year in which the change of control takes place.

        If on the last date on which a stock option may be exercised or on the last date on which restricted shares or restricted share units may be sold under the terms of his employment agreements applicable law would preclude Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods will be tolled and extended until the last trading day that is 30 days following the date upon which the exercise or sale of the stock options, restricted share units, or restricted shares would first no longer violate applicable laws.

        With regard to continuation of health benefits described above, for each month during the 24-month or 36-month (as applicable) continuation period following the termination date, (i) we will make a cash payment each month equal to the full monthly premium for such health benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) Mr. Milchovich will remit monthly premiums each month for the full cost of any such medical and dental benefits.

        If any of the payments due to Mr. Milchovich are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

Employment Agreement for Raymond J. Milchovich

        We entered into an employment agreement with Mr. Milchovich on August 11, 2006, which was amended on each of January 30, 2007 and February 27, 2007 and amended and restated on May 6, 2008 and again on November 4, 2008. The term of the employment agreement commenced on November 4, 2008 and was scheduled to end on the earlier of (i) the third anniversary of the effective date (November 4, 2011) and (ii) such earlier date on which the agreement is terminated pursuant to its terms, provided, however, that upon the third anniversary of the effective date, and upon each anniversary thereafter, the term of Mr. Milchovich's employment would have been automatically extended for one year unless either we or Mr. Milchovich gave written notice to the other at least 90 days prior thereto that the term of employment would not be so extended.

        On March 15, 2010, we entered into a consulting agreement with Mr. Milchovich in exchange for his agreement to waive his right to resign for good reason under his employment agreement as a result of the relocation of our operating headquarters to Geneva, Switzerland. Mr. Milchovich forfeited his right to the "evergreen" provision described in clause (ii) of the immediately preceding paragraph and agreed to retire as our Chief Executive Officer effective May 31, 2010 in connection with the entry into the consulting agreement. The consulting agreement is further described above under "Consulting Agreement for Raymond J. Milchovich." As of its effective date, the consulting agreement supersedes the employment agreement.

        Mr. Milchovich previously served as our Chairman and Chief Executive Officer. Mr. Milchovich was entitled to a base salary of $1,250,000.

        Mr. Milchovich's employment agreement established an annual short-term incentive compensation target equal to 100% for fiscal year 2008, and 130% for subsequent years, of his base salary, which was payable should we achieve our target objectives for that fiscal year, as approved by the Compensation Committee. If we had achieved target objectives in a particular year significantly in excess of our expectations for the year, Mr. Milchovich's annual short-term incentive compensation could have been increased to 200% of base salary for fiscal year 2008, and 260% of base salary for subsequent years. If Mr. Milchovich's employment with us had terminated during a fiscal year, his annual short-term incentive compensation for that year would have been prorated for the actual number of days of his employment with us for that year.

        On the effective date of his August 11, 2006 agreement, Mr. Milchovich received restricted shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled 248,940 restricted shares. Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $4,987,500, which equaled options to purchase an aggregate of 560,080 shares. The restricted shares and the stock options were each granted under the LTI Plan. The restricted shares and the stock options vested in one-third increments on August 11, 2007, August 11, 2008 and August 11, 2009.

        In addition, pursuant to his November 4, 2008 agreement, Mr. Milchovich on November 13, 2008 received restricted share units with an economic value as of the grant date equal to approximately $7,753,125, which equaled 408,920 restricted share units. Mr. Milchovich also received stock options to purchase shares with an economic value as of the grant date equal to approximately $7,753,125, which equaled options to purchase an aggregate of 927,407 shares. The restricted share units and the stock options were each granted under the LTI Plan. The restricted shares and the stock options vest in one-third increments on November 13, 2009, November 13, 2010, and November 13, 2011.

        During the term of his employment agreement, Mr. Milchovich was entitled to participate in those employee pension benefits plans, group insurance, medical, dental, disability and other benefit plans and other similar programs as from time to time in effect and made available to our senior management generally. However, Mr. Milchovich was not entitled to participate in any non-tax qualified defined benefit or defined contribution plan offered by us or in any split-dollar management life insurance program. Mr. Milchovich was entitled to an annual five-week paid vacation period. We also paid the annual premium on a supplemental term life insurance policy. Mr. Milchovich's employment agreement also provided that we provided him the following perquisites:

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  an annual physical examination;

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  home office equipment and associated services for business use in his homes;

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  reasonable security measures, should his personal security become an issue, subject to the approval of the Compensation Committee;

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  an annual reimbursement for the reasonable fees associated with financial planning and income tax advice and document preparation; and

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  an allowance for an automobile.

        Mr. Milchovich has agreed to keep confidential all non-public information regarding us that he received during the term of his employment. He also agreed that upon termination he would not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for (i) two years following a termination without cause or resignation with good reason, and (ii) one year following all other terminations.

        In addition to any rights to indemnification to which Mr. Milchovich is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Milchovich's Termination and Change of Control Provisions—Employment Agreement

        Upon any termination of employment, we would have paid to, provided to, or allowed the retention by, Mr. Milchovich, or his estate or beneficiary, as the case may be, (i) the base salary earned through the date of such termination, (ii) except for termination by us for cause or by Mr. Milchovich without good reason, any earned, but unpaid, annual cash incentive or other incentive awards, (iii) a payment representing his accrued but unpaid vacation, (iv) any vested but not forfeited benefits on the date of such termination under our employee benefit plans in accordance with the terms of such plans, (v) the vested portion of his restricted shares, restricted share units, and stock options and (vi) benefit continuation and conversion rights to which he was entitled under our employee benefit plans and his employment agreement.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich had died during the term of his employment agreement, the employment agreement would have terminated and he would not have been entitled to any additional payments or benefits thereunder, except (i) we would have made a lump sum cash payment to his estate or beneficiary, as the case may be, within two months following such termination equal to one year of the base salary on the date of such termination, (ii) continuing receipt of the medical benefits provided by us during the twenty-four month period commencing on the date of such termination, and (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements would have become vested.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of his employment agreement Mr. Milchovich had become physically or mentally disabled, whether totally or partially, such that he was unable to perform his principal services under the employment agreement for a period of not less than 180 consecutive days, we could have at any time after the last day of such period terminated the employment agreement and Mr. Milchovich would have been entitled to no further payments or benefits under the agreement, except that he would have been entitled to receive such payments and benefits as he would have received upon his death, less any payments made to him pursuant to a disability insurance plan maintained by us.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if we had terminated Mr. Milchovich's employment for cause, the agreement would have terminated immediately and (i) he would have been entitled to receive no further amounts or benefits under the agreement, except as required by law, (ii) all unvested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements would have been immediately forfeited and (iii) all vested stock options, restricted share units, and restricted shares granted pursuant to the terms of his employment agreements would have been forfeited on the earlier of the date which is ninety days following such termination or their original expiration date. For purposes of this agreement, "cause" meant Mr. Milchovich (i) being convicted of, or pleading guilty or no contest to, a felony (except for motor vehicle violations), (ii) engaging in conduct that constitutes gross misconduct or fraud in connection with the performance of his duties to us, (iii) materially breaching the employment agreement and not curing such breach within thirty days after we provide written notice of such breach to him, or (iv) committing a material violation of our code of business conduct and ethics.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if Mr. Milchovich had voluntarily terminated his employment other than for good reason, Mr. Milchovich would have been entitled to exercise any vested stock options granted on August 11, 2006 through August 11, 2011 and granted on November 13, 2008 through November 13, 2013. Mr. Milchovich could not have voluntarily terminated his employment without good reason prior to the date which is thirty days following the date on which he provided written notice to us of such termination.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of the agreement (and not within the thirteen month period following a change of control), we had terminated Mr. Milchovich's employment without cause or if he terminated his employment with good reason, the employment agreement would have automatically terminated and he would have been entitled to no further payments under the employment agreement, except (i) we would have made a lump sum cash payment to him within two months following such termination equal to the sum of (a) 200% of his base salary on the date of such termination and (b) 200% of his annual short-term incentive compensation at target, (ii) continuing receipt of the benefits provided by us during the twenty-four month period commencing on the date of such termination, provided, however, that for benefits that were not health and welfare benefits, we would have paid Mr. Milchovich the value of such benefits in a lump sum within thirty days of the date of the termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements would have become vested and (iv) we would have paid the reasonable costs of executive-level career assistance services by a firm designated by him for a period of twelve months following such termination. For purposes of the employment agreement, "good reason" meant a material negative change in the employment relationship without Mr. Milchovich's consent, as evidenced by the occurrence of any of the following during the term of his employment agreement: (i) a material change in his position causing it to be of materially less stature or responsibility, or a change in his reporting relationship, (ii) following a change of control, the relocation of his principal place of employment by more than fifty miles, (iii) we materially breached the employment agreement or (iv) he was not nominated for election to our Board of Directors or, if elected, was not named as its chairman, or if he was not timely renominated for election to our Board of Directors or was involuntarily removed from the board under circumstances that would not constitute cause or for reasons of his disability, or (v) resignation in compliance with applicable law or rules of professional conduct. For each event of good reason described above, Mr. Milchovich was required to notify us within ninety days of the event and provide us with thirty days to cure.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if during the term of Mr. Milchovich's employment agreement we had terminated his employment without cause or he had terminated his employment with good reason, in each case within the thirteen month period following a change of control, or if he had terminated his employment for any reason within the thirty-day period commencing on the date which was twelve months following a change of control, the employment agreement would have automatically terminated and he would have been entitled to no further payments or benefits under the agreement, except (i) we would have made a lump sum cash payment to him equal to the sum of (a) 300% of his base salary in effect on the date of such termination and (b) 300% of his annual short-term incentive compensation at target,

(ii) continuing receipt of the health benefits provided by us during the thirty-six month period commencing on the date of such termination, (iii) any granted but unvested stock options, restricted share units, or restricted shares granted pursuant to the terms of his employment agreements would have become vested, (iv) we would have paid the reasonable cost of executive-level career assistance services for him by a firm designated by him for a period of twelve months following such termination and (v) certain gross-up payments for excise taxes related to parachute payments. In addition, as soon as possible following a change of control, Mr. Milchovich would have been paid a short-term incentive bonus for the year in which the change of control takes place.

        In addition to those payments and benefits to be paid, provided or retained upon any termination, if the Agreement were terminated because the Company provided notice of non-extension to Mr. Milchovich ninety days prior to the end of the Agreement's term, Mr. Milchovich would have been entitled to no further payments or benefits under the agreement, except for a lump sum payment equal to 200% of his base salary in effect on the date of such termination.

        If on the last date on which a stock option may be exercised or on the last date on which restricted shares or restricted share units may be sold under the terms of his employment agreements applicable law would have precluded Mr. Milchovich from exercising or selling such stock options or restricted shares, the expiration of the applicable exercise and sale periods would have been tolled and extended until the last trading day that was 30 days following the date upon which the exercise or sale of the stock options, restricted share units, or restricted shares would first no longer violate applicable laws.

        With regard to continuation of health benefits described above, for each month during the 24-month or 36-month (as applicable) continuation period following the termination date, (i) we would have made a cash payment each month equal to the full monthly premium for such health benefits minus the active employee cost of such coverage, such full monthly premium to be grossed-up for any applicable income taxes and (ii) Mr. Milchovich would have remitted monthly premiums each month for the full cost of any such medical and dental benefits.

        If any of the payments due to Mr. Milchovich were deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments would not have commenced until the first day following the sixth month anniversary of his termination date.

Employment Agreements for Robert C. Flexon

  Mr. Flexon's Employment Agreement Dated May 10, 2010

        We entered into an employment agreement with Mr. Flexon dated May 10, 2010, pursuant to which Mr. Flexon would serve as Chief Executive Officer of the Company, effective June 1, 2010. Pursuant to the terms of the agreement, Mr. Flexon's prior employment agreement with FWUSA dated as of November 3, 2009 terminated as of June 1, 2010.

        On November 9, 2010, we agreed to separation arrangements with Mr. Flexon pursuant to which he was separated from the Company effective October 22, 2010. Because Mr. Flexon's employment agreement provided for a 90 day notice period, Mr. Flexon's termination date was January 20, 2011. The benefits Mr. Flexon has received to date and will receive in the future under the separation arrangements do not materially depart from the benefits he was entitled to under his employment agreement in the event of a termination by the company without cause.

        Pursuant to the terms of the agreement, Mr. Flexon performed his duties at our offices in Geneva, Switzerland. The agreement provided for a three-year term that would be automatically extended for one year upon the third anniversary of the term and upon each anniversary thereafter, unless either we or Mr. Flexon would have given written notice to the other at least one hundred eighty days prior to the expiration of the term or any renewal period that the term shall not be so extended. The agreement terminated prior to the expiration of the term or any renewal period upon the occurrence of his death, physical or mental disability, termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        In accordance with terms of the agreement, Mr. Flexon received restricted share units with an economic value as of the grant date equal to approximately $1,246,000, which equaled 51,744 restricted share units. Mr. Flexon also received stock options to purchase shares with an economic value as of the grant date equal to approximately $1,246,000, which equaled options to purchase an aggregate of 122,269 shares. The restricted share units and the stock options were each granted under the LTI Plan. The restricted share units and stock options were originally scheduled to vest in one-third increments on June 2, 2011, June 2, 2012 and June 2, 2013.

        Mr. Flexon received a sign-on bonus of $150,000 and a settling-in allowance of CHF 40,000 on the effective date of his May 10, 2010 agreement. The agreement provided that if we terminated Mr. Flexon for cause or if he terminated employment with us other than with good reason, in either event before the first anniversary of the effective date, Mr. Flexon would be required to repay to us, within thirty days of such termination, the gross amount of the sign-on bonus on a pro-rated basis by multiplying the sign-on bonus by a fraction, the numerator of which is the number of calendar days from the date of termination of employment to the first anniversary of the effective date and the denominator of which is 365.

        Mr. Flexon was entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at his level are normally reviewed.

        Mr. Flexon's employment agreement provided for an annual short-term incentive compensation target of 100% of base salary up to a maximum of 200% of base salary based upon targeted business objectives as established in advance.

        Mr. Flexon was entitled to an annual five-week paid vacation period. Mr. Flexon was also entitled to an allowance for an automobile.

        Mr. Flexon has agreed to keep confidential all non-public information regarding us that he received during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors or solicit any of our employees or customers for two years after termination.

        In addition to any rights to indemnification to which Mr. Flexon is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Flexon's Termination and Change of Control Provisions—May 10, 2010 Employment Agreement

        In the event of any termination of Mr. Flexon's employment, he was entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform legally permissible duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. Flexon's consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans that results in a material diminution of Mr. Flexon's total compensation or bonus opportunities, (iv) a material change in the geographic location at which Mr. Flexon must perform his services, which shall be defined as any relocation outside of Switzerland, or (v) a material breach of the employment agreement. For each event of good reason described above, Mr. Flexon was required to notify us within ninety days of the event and provide us with thirty days to cure.

        In the event of termination of employment during the term (and not within the twenty-four month period following a change of control) by us without cause, by Mr. Flexon for good reason or the delivery of a notice by us to Mr. Flexon that we do not intend to renew his agreement, we agreed to provide to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which active employees of Mr. Flexon's level are paid, (ii) two lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) full and immediate vesting of all options and restricted stock units granted to Mr. Flexon prior to June 1, 2010, (v) with respect to any equity awards granted after June 1, 2010, pro rata vesting on a monthly basis through the date of termination and (vi) career transition services not to exceed $8,000.

        If, within twenty-four months of a "change of control," as defined in the agreement, we terminated Mr. Flexon's employment other than for "cause," death or disability, the employment agreement was not renewed as a result of delivery of notice by us to Mr. Flexon that we do not intend to renew his agreement or if Mr. Flexon terminated his employment for "good reason," we agreed to provide to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, full and immediate vesting of all outstanding equity awards and an additional payment equal to the pro rata portion of his annual cash incentive payment at target through the date of termination. If any payments to Mr. Flexon would have been subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a "modified cap" would have been applied, by which Mr. Flexon would have received the greater of (a) the total parachute payments net of all income and excise taxes, or, (b) the total parachute payment reduced to the amount that would result in the payment of no excise taxes, net of income taxes. Any legal fees and expenses arising in connection with any dispute under the agreement would have been paid by us.

        In addition, as soon as possible following a change of control, Mr. Flexon would have been paid a short-term incentive bonus for the year in which the change of control takes place.

        If any of the payments due to Mr. Flexon are deemed to be deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments will not commence until the first day following the sixth month anniversary of his termination date.

  Mr. Flexon's Employment Agreement Dated November 3, 2009

        We entered into an employment agreement with Mr. Flexon effective as of November 3, 2009, which was terminated as of the effective date of the May 10, 2010 employment agreement. Under this agreement, Mr. Flexon served as President and Chief Executive Officer of FWUSA and was to perform duties consistent with this position. The agreement terminated upon the occurrence of his death, physical or mental disability, termination for cause, resignation for good reason, termination without cause, or voluntary resignation.

        On the effective date of his November 3, 2009 agreement, Mr. Flexon received restricted share units with an economic value as of the grant date equal to approximately $900,000, which equaled 26,682 restricted share units. Mr. Flexon also received stock options to purchase shares with an economic value as of the grant date equal to approximately $900,000, which equaled options to purchase an aggregate of 62,878 shares. The restricted share units and the stock options were each granted under the LTI Plan. One-half of the restricted share units were originally scheduled to vest on December 31, 2011 and the remaining one-half were originally scheduled to vest on December 31, 2012. The stock options were originally scheduled to vest in one-third increments on December 31, 2010, December 31, 2011 and December 31, 2012.

        Mr. Flexon received a sign-on bonus of $1,190,000 on the effective date of his November 3, 2009 agreement. If we terminated Mr. Flexon for cause or if he terminated employment with us other than with good reason, in either event before the first anniversary of the effective date, Mr. Flexon was required to repay to us, within thirty days of such termination, the gross amount of the sign-on bonus on a pro-rated basis by multiplying the sign-on bonus by a fraction, the numerator of which is the number of calendar days from the date of termination of employment to the first anniversary of the effective date and the denominator of which is 365.

        Mr. Flexon was entitled to a base salary to be reviewed by us on each anniversary date or another appropriate date when the salaries of executives at his level are normally reviewed. As of January 1, 2010, Mr. Flexon's base salary was $700,000.

        Mr. Flexon's employment agreement provided for an annual short-term incentive compensation target of 80% of base salary up to a maximum of 160% of base salary based upon targeted business objectives as established in advance.

        The agreement provided for annual long-term incentive awards equal to 1.43 times his base salary, the form and conditions of which were established by the Compensation Committee.

        Mr. Flexon was entitled to an annual five-week paid vacation period. Mr. Flexon was also entitled to the following perquisites and benefits:

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  those defined benefit, defined contribution, group insurance, medical, dental, disability and other benefits plans as from time to time in effect and on a basis no less favorable than any other executive at his level;

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  an annual physical examination;

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  annual financial planning and income tax advice and document preparation services;

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  reimbursement on a one-time basis for legal expense associated with estate planning;

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  an allowance for an automobile; and

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  home office equipment.

        Mr. Flexon has agreed to keep confidential all non-public information regarding us that he receives during the term of his employment. He also agreed that, upon termination for any reason, he will not, directly or indirectly, provide services to any of our competitors for one year after termination.

He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

        In addition to any rights to indemnification to which Mr. Flexon is entitled under our Articles of Association, to the extent permitted by applicable law, we will indemnify him at all times during and after the term of his employment agreement, and, to the maximum extent permitted by law, will pay his expenses in connection with any threatened or actual action, suit or proceeding in relation to us.

  Mr. Flexon's Termination and Change of Control Provisions—November 3, 2009 Employment Agreement

        In the event of any termination of Mr. Flexon's employment, he would have been entitled to receive the following amounts: (i) annual base salary through the date of termination, (ii) a balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

        For purposes of the agreement, "cause" means (i) conviction of a felony, (ii) actual or attempted theft or embezzlement of our assets, (iii) use of illegal drugs, (iv) material breach of the employment agreement that has not been cured within thirty days after we give written notice of the breach, (v) commission of an act of moral turpitude that in our board's judgment can reasonably be expected to have an adverse effect on our business, reputation or financial situation or the ability to perform his duties, (vi) gross negligence or willful misconduct in performance of his duties, (vii) breach of fiduciary duty to us, (viii) willful refusal to perform the duties of his position, or (ix) a material violation of the Foster Wheeler Code of Business Conduct and Ethics. "Good reason" means a material negative change in the employment relationship without Mr. Flexon's consent as evidenced by: (i) material diminution in title, duties, responsibilities or authority, (ii) reduction of base salary and benefits except for across-the-board changes for executives at his level, (iii) exclusion from executive benefit/compensation plans, (iv) relocation of his principal business location of greater than fifty miles (other than a relocation from Houston to New Jersey to fulfill a senior executive position with us), (v) material breach of the employment agreement, (vi) resignation in compliance with applicable law or rules of professional conduct, or (vii) Mr. Flexon was not elected our Chief Executive Officer on or before the second anniversary of the effective date of his employment agreement. For each event of good reason described above, Mr. Flexon was required to notify us within ninety days of the event and provide us with thirty days to cure.

        In the event of termination of employment during the term (and not within the thirteen month period following a change of control) by us without cause, or by Mr. Flexon for good reason, we would have provided to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, (i) his base salary at the rate in effect on the termination date and continuing for 24 months thereafter, payable at the same intervals at which active employees of Mr. Flexon's level are paid, (ii) two lump sum payments, each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second being payable at the same time in the second year following the termination date, (iii) payments sufficient to allow him to continue any health and welfare benefits at the active employee costs for 24 months, (iv) removal of all restrictions from restricted stock, except as prohibited by law, (v) full vesting of all options, (vi) career transition services not to exceed $8,000, and (vi) two years of additional age and service credit under any pension plans to the extent Mr. Flexon was participating in them on his termination date.

        If, within twenty-four months of a "change of control," as defined in the agreement, we terminated Mr. Flexon's employment other than for "cause," death or disability or if Mr. Flexon terminated his employment for "good reason," or if he terminated his employment for any reason within the thirty-day period commencing on the date which is twelve months following a change of control, we would have provided to Mr. Flexon, in addition to those payments to be paid or provided upon any termination, (i) his proportionate annual short-term incentive compensation (to the extent not already paid), (ii) his base salary at the rate in effect on the termination date and continuing for 36 months thereafter, payable at the same intervals at which active employees at Mr. Flexon's level are paid, (iii) three lump sum payments each in an amount equal to 100% of his annual short-term incentive compensation at target, the first of such payments being payable in the first year following the termination date at the same time the Company pays annual cash incentive bonuses to its active employees and the second and third of such payments being payable at the same time in the second year and third year, respectively, following the termination date, (iv) three-year continuation of certain employee welfare benefits, (v) the right to tender restricted stock (whether vested or not) in exchange for cash, and (vi) outplacement services. If any payments to Mr. Flexon were subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we would make an additional payment to put Mr. Flexon in the same after-tax position as if no excise tax had been imposed. Any legal fees and expenses arising in connection with any dispute under the agreement would be paid by us.

        In addition, as soon as possible following a change of control, Mr. Flexon would have been paid a short-term incentive bonus for the year in which the change of control takes place.

        If any of the payments due to Mr. Flexon were deemed to have been deferred compensation under IRC 409A (after taking into account applicable exemptions from IRC 409A), and to the extent required by IRC 409A, such payments would not commence until the first day following the sixth month anniversary of his termination date.

 Outstanding Equity Awards as of Fiscal Year End 2010

        The following table sets forth the outstanding equity awards for each of our NEOs as of December 31, 2010.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Umberto della Sala	300	(2)	—		$56.875	1/2/2011	—		$—
	11,794	(3)	—		$28.495	12/31/2011	—		$—
	145,824	(4)	48,607	(5)	$65.620	3/4/2013	—		$—
	—		183,664	(6)	$26.070	3/6/2015	—		$—
	—		68,382	(7)	$29.240	12/1/2017	—		$—
	—		—		$—	—	20,062	(5)	$692,540
	—		—		$—	—	77,634	(6)	$2,679,926
	—		—		$—	—	30,779	(7)	$1,062,491
Franco Baseotto	100	(2)	—		$56.875	1/2/2011	—		$—
	2,112	(8)	—		$25.050	12/31/2011	—		$—
	4,876	(3)	—		$28.495	12/31/2011	—		$—
	2,738	(9)	—		$47.660	12/31/2011	—		$—
	9,478	(10)	—		$70.950	12/31/2012	—		$—
	4,019	(11)	—		$48.100	8/13/2013	—		$—
	43,727	(12)	21,863	(13)	$21.430	12/31/2013	—		$—
	12,903	(14)	25,807	(15)	$31.960	12/31/2014	—		$—
	—		—		$—	—	9,667	(13)	$333,705
	—		—		$—	—	10,951	(15)	$378,029
	—		—		$—	—	88,589	(16)	$3,058,092
Michael S. Liebelson	—		73,782	(17)	$24.080	5/13/2015	—		$—
	—		—		$—	—	31,146	(17)	$1,075,160
Beth B. Sexton	7,553	(18)	—		$78.630	5/14/2013	—		$—
	17,888	(12)	8,944	(13)	$21.430	12/31/2013	—		$—
	5,284	(14)	10,568	(15)	$31.960	12/31/2014	—		$—
	—		—		$—	—	3,954	(13)	$136,492
	—		—		$—	—	4,485	(15)	$154,822
	—		—		$—	—	44,294	(16)	$1,529,029
Rakesh K. Jindal	200	(2)	—		$56.875	1/2/2011	—		$—
	558	(9)	—		$47.660	12/31/2011	—		$—
	3,152	(10)	—		$70.950	12/31/2012	—		$—
	4,969	(12)	4,968	(13)	$21.430	12/31/2013	—		$—
	2,918	(14)	5,837	(15)	$31.960	12/31/2014	—		$—
	—		—		$—	—	2,197	(13)	$75,840
	—		—		$—	—	2,477	(15)	$85,506
	—		—		$—	—	20,132	(17)	$694,957
Raymond J. Milchovich	130,000	(19)	—		$49.850	10/22/2011	—		$—
	309,136	(20)	309,135	(21)	$21.430	11/12/2013	—		$—
	—		—		$—	—	136,306	(21)	$4,705,283
Robert C. Flexon	3,962	(8)	—		$25.050	12/31/2011	—		$—
	542	(3)	—		$28.495	12/31/2011	—		$—
	1,584	(10)	—		$70.950	12/31/2012	—		$—
	5,141	(12)	—		$21.430	12/31/2013	—		$—
	11,644	(22)	23,288	(23)	$33.730	12/31/2014	—		$—
	20,959	(22)	41,919	(23)	$33.730	12/31/2014	—		$—
	—		122,269	(24)	$24.080	6/1/2015	—		$—
	—		—		$—	—	9,882	(23)	$341,127
	—		—		$—	—	26,682	(23)	$921,063
	—		—		$—	—	51,744	(24)	$1,786,203

(1)
Calculated using our closing share price of $34.52 on December 31, 2010.

(2)
Granted on January 2, 2001 under the Foster Wheeler Inc. 1995 Stock Option Plan.

(3)
Granted on March 7, 2007 under the LTI Plan.

(4)
Granted on March 5, 2008 under the LTI Plan.

(5)
Granted on March 5, 2008 under the LTI Plan; vests on December 31, 2011.

(6)
Granted on March 8, 2010 under the LTI Plan; one-half vests on December 31, 2012 and one-half vests on December 31, 2013.

(7)
Granted on December 1, 2010 under the LTI Plan; one-third vests on December 1, 2011, one-third vests on December 1, 2012 and one-third vests on December 1, 2013.

(8)
Granted on November 15, 2006 under the LTI Plan.

(9)
Granted on August 15, 2007 under the LTI Plan.

(10)
Granted on November 15, 2007 under the LTI Plan.

(11)
Granted on August 14, 2008 under the LTI Plan.

(12)
Granted on November 13, 2008 under the LTI Plan.

(13)
Granted on November 13, 2008 under the LTI Plan; vests on December 31, 2011.

(14)
Granted on November 12, 2009 under the LTI Plan.

(15)
Granted on November 12, 2009 under the LTI Plan; one-half vests on December 31, 2011 and one-half vests on December 31, 2012.

(16)
Granted on May 13, 2010 under the LTI Plan; one-third vests on May 13, 2011, one-third vests on May 13, 2012 and one-third vests on May 13, 2013.

(17)
Granted on June 2, 2010 under the LTI Plan; one-third vests on May 13, 2011, one-third vests on May 13, 2012 and one-third vests on May 13, 2013.

(18)
Granted on May 15, 2008 under the LTI Plan.

(19)
Granted on October 22, 2001 as an inducement award as provided by Mr. Milchovich's employment agreement.

(20)
Granted on November 13, 2008 under the LTI plan as provided by Mr. Milchovich's employment agreement.

(21)
Granted on November 13, 2008 under the LTI plan as provided by Mr. Milchovich's employment agreement; vests on November 13, 2011.

(22)
Granted on November 16, 2009 under the LTI Plan.

(23)
Granted on November 16, 2009 under the LTI Plan; one-half was originally scheduled to vest on December 31, 2011 and one-half was originally scheduled to vest on December 31, 2012. Pursuant to the terms of Mr. Flexon's employment agreement with us and the related separation arrangements, any option awards and stock awards that were unvested as of January 20, 2011, Mr. Flexon's termination date, immediately vested in full on that date.

(24)
Granted on June 2, 2010 under the LTI Plan; one-third vests on June 2, 2011, one-third vests on June 2, 2012 and one-third vests on June 2, 2013. Pursuant to the terms of Mr. Flexon's employment agreement with us and the related separation arrangements, any option awards and stock awards that were unvested as of January 20, 2011, Mr. Flexon's termination date, immediately vested pro rata on a monthly basis on that date.

Option Exercises and Stock Vested for Fiscal 2010

        The following table sets forth the aggregate number of stock options exercised and restricted share/restricted share unit awards that vested for each of our NEOs during the year ended December 31, 2010. The table also sets forth the value realized on the exercise of stock options (the difference between our closing market share price on the date of exercise and the option exercise price) and the vesting of restricted shares or restricted share units (our closing market share price on the date of vesting). The stock options and restricted shares/restricted share units resulted from awards under the Foster Wheeler AG Omnibus Incentive Plan.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Umberto della Sala	36,572	$364,367	20,064	$684,871
Franco Baseotto	—	$—	17,088	$583,287
Michael S. Liebelson	—	$—	—	$—
Beth B. Sexton	—	$—	7,275	$248,327
Rakesh K. Jindal	12,283	$86,004	3,886	$132,646
Raymond J. Milchovich	869,216	$7,085,225	136,307	$3,830,295
Robert C. Flexon	878	$3,573	4,941	$168,648

Pension Benefits for Fiscal 2010

        We have a number of qualified defined benefit pension plans for eligible employees. However, the only NEOs eligible to participate in a defined benefit pension plan are Messrs. Jindal and Milchovich. The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as of December 31, 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as of December 31, 1998 and accrue benefits under the new cash balance formula. Employees hired after December 31, 1998, including Mr. Milchovich, are covered under the cash balance formula only. On May 31, 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

        The following table sets forth the service and the value of the pension benefits payable at normal retirement for Messrs. Jindal and Milchovich, the only NEOs eligible to participate in a defined benefit pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)		Payments During Last Fiscal Year ($)
Umberto della Sala	—	—	$—		$—
Franco Baseotto	—	—	$—		$—
Michael S. Liebelson	—	—	$—		$—
Beth B. Sexton	—	—	$—		$—
Rakesh K. Jindal	Foster Wheeler Inc. Salaried Employees Pension Plan	6	$62,913	(2)	$—
Raymond J. Milchovich	Foster Wheeler Inc. Salaried Employees Pension Plan	1	$18,908	(2)	$—
Robert C. Flexon	—	—	$—		$—

(1)
Determined using the same actuarial assumptions (except using an assumed retirement age of 65 for Messrs. Jindal and Milchovich) used in the preparation of our consolidated financial statements. For more information, refer to the following parts of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010: Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Application of Critical Accounting Estimates," and Note 8, "Pensions and Other Postretirement Benefits" to our Consolidated Financial Statements included within Item 8, "Financial Statements and Supplementary Data."

(2)
The accumulated benefit is determined under a non-contributory cash balance benefit formula. The cash balance account is based on the annual pay credit equal to percentages disclosed in the chart below and interest credited each year is the 12-month average of the 30-year Treasury bond rate for the preceding year. For Messrs. Milchovich and Jindal, the percentage in fiscal 2010 was 6.0%. The cash balance benefit is the actuarial equivalent of the cash balance account at retirement.

        Cash balance is based on annual pay credit equal to:

Age Last Birthday as of End of Plan Year	Percentage of Plan Earnings
Under 25	1.5%
25 - 29	2.0%
30 - 34	2.5%
35 - 39	3.0%
40 - 44	4.0%
45 - 49	5.0%
50+	6.0%

 Termination and Change in Control Payments

Termination and Change of Control Payments Provided for in Executive Employment Agreements

        The termination and change of control payments that are provided for in our employment agreements with our NEOs are described in the section of this document entitled "Employment Agreements."

Other Change-in-Control Arrangements Applicable to NEOs

        Under the LTI Plan following a change of control (as defined in the plan), unless otherwise specifically prohibited under applicable law, or by rules and regulations of any governing governmental agencies or national securities exchanges: (i) all stock options granted will become immediately vested and exercisable, (ii) any period of restriction and other restrictions imposed on restricted stock or restricted share units will lapse and such awards shall become fully vested, and, (iii) if we were to grant awards in the future with performance-based vesting, unless otherwise specified in an award agreement, the target payout opportunities attainable under all outstanding performance-based awards will be deemed to have been earned as of the effective date of the change of control, and payout shall be based on assumed achievement of the target payout level and the length of the performance period that has elapsed before the change in control occurs.

        Under the Foster Wheeler Inc. 1995 Stock Option Plan, the executive has the right, following a change of control, to surrender his or her options to us and receive, in cash, the difference between the change of control price of the shares covered by the options and the exercise price of the options. Under certain conditions for certain executives, the change of control price could be higher than the fair market value of the shares on the day they are tendered by the executive.

Potential Post-Employment Payments Table

        The table below sets forth the potential payments to our NEOs under various termination scenarios including termination without cause, resignation for good reason, termination for cause, voluntary termination, termination as a result of death or disability, termination as a result of retirement and termination as a result of change in control of Foster Wheeler, as per company policy and their respective employment agreements, which are described above in the section of this document entitled "Employment Agreements."

        The potential payments represent the value transfer as a result of the termination event, which we have assumed to occur as of the last day of our fiscal year (December 31, 2010). The potential payments exclude base salary earned but unpaid as of December 31, 2010, short-term incentive compensation for fiscal year 2010, accrued but unpaid vacation as of December 31, 2010, which is available to all salaried employees, and the continuation of certain employee benefits pursuant to the terms of the Foster Wheeler employee benefit plans, which is available to all salaried employees. The value estimated to be realized upon the acceleration of unvested restricted share awards and stock options assumes a share price of $34.52, which was the closing market price of our registered shares on December 31, 2010.

        On November 9, 2010, we agreed to separation arrangements with Mr. Flexon pursuant to which he was separated from the Company effective October 22, 2010. Because Mr. Flexon's employment agreement provided for a 90 day notice period, Mr. Flexon's termination date was January 20, 2011. The benefits Mr. Flexon has received to date and will receive in the future under the separation arrangements do not materially depart from the benefits he was entitled to under his employment agreement in the event of a termination by the company without cause.

Potential Post-Employment Payments	Umberto della Sala(1)		Franco Baseotto		Michael S. Liebelson		Beth B. Sexton		Rakesh K. Jindal		Raymond J. Milchovich		Robert C. Flexon
Total assuming terminated without cause or resigned for good reason:
Annual base salary	$2,061,936	(2)	$1,100,000	(3)	$793,500	(4)	$582,540	(4)	$495,000	(4)	$2,507,200	(5)	$1,890,000	(3)
Annual incentive bonus	1,925,856	(6)	825,000	(7)	515,775	(8)	1,058,281	(9)	247,500	(10)	3,259,360	(11)	1,890,000	(12)
Continuing health and welfare benefits	50,092	(13)	43,200	(13)	19,541	(14)	30,428	(14)	29,436	(14)	90,922	(15)	49,592	(13)
Executive career assistance	8,000	(16)	8,000	(16)	8,000	(16)	8,000	(16)	8,000	(16)	—		8,000	(16)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2010	6,347,975	(17)	4,122,079	(17)	—		1,964,474	(17)	936,277	(17)	8,751,860	(17)	1,906,121	(17)

Total	$10,393,859		$6,098,279		$1,336,816		$3,643,723		$1,716,213		$14,609,342		$5,743,713

Terminated for cause or voluntarily terminated other than for good reason	$—		$—		$—		$—		$—		$—		$—

Terminated as a result of disability:
Annual base salary	$—	(18)	$—	(19)	$—	(19)	$—	(19)	$—	(19)	$1,253,600	(20)	$—	(19)
Annual incentive bonus	—		—		—		679,630	(21)	—		—		—
Continuing health and welfare benefits	—		—	(19)	—	(19)	—	(19)	—	(19)	90,922	(15)	—	(19)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2010	6,347,975	(17)	4,122,079	(17)	1,845,444	(17)	1,964,474	(17)	936,277	(17)	8,751,860	(17)	4,376,394	(17)

Total	$6,347,975		$4,122,079		$1,845,444		$2,644,104		$936,277		$10,096,382		$4,376,394

Terminated as a result of death:
Annual base salary	$—		$—		$—		$—		$—		$1,253,600	(20)	$—
Annual incentive bonus	—		—		—		679,630	(21)	—		—		—
Continuing health and welfare benefits	—		—		—		—		—		90,922	(15)	—
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2010	6,347,975	(17)	4,122,079	(17)	1,845,444	(17)	1,964,474	(17)	936,277	(17)	8,751,860	(17)	4,376,394	(17)

Total	$6,347,975		$4,122,079		$1,845,444		$2,644,104		$936,277		$10,096,382		$4,376,394

Terminated as a result of retirement:
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2010	$—	(22)	$—	(22)	$—	(22)	$—	(22)	$—	(22)	$—	(22)	$—	(22)

Total	$—		$—		$—		$—		$—		$—		$—

Terminated as a result of a change in control:
Annual base salary	$2,703,888	(23)	$1,650,000	(24)	$793,500	(4)	$970,900	(25)	$660,000	(3)	$3,760,800	(26)	$1,890,000	(3)
Annual incentive bonus	5,777,568	(27)	2,475,000	(27)	859,625	(28)	1,941,800	(29)	330,000	(30)	4,889,040	(31)	2,835,000	(32)
Continuing health and welfare benefits	125,230	(33)	108,000	(33)	19,541	(14)	50,713	(34)	39,248	(13)	136,383	(35)	49,592	(13)
Executive career assistance	8,000	(16)	8,000	(16)	8,000	(16)	8,000	(16)	8,000	(16)	—		8,000	(16)
Value estimated to be realized had the vesting of restricted share awards and stock options been accelerated to December 31, 2010	6,347,975	(17)	4,122,079	(17)	1,845,444	(17)	1,964,474	(17)	936,277	(17)	8,751,860	(17)	4,376,394	(17)
Gross up payment for excise taxes paid	4,725,857	(36)	2,143,902	(36)	—		1,382,243	(36)	—		—		—

Total	$19,688,518		$10,506,981		$3,526,110		$6,318,130		$1,973,525		$17,538,083		$9,158,986

(1)
Conversion to U.S. dollars from euros is calculated using the exchange rate as of December 31, 2010.

(2)
Represents two years of his annual base salary under his agreement with FWI (at the interim CEO rate), the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(3)
Represents two years of annual base salary.

(4)
Represents 18 months of annual base salary.

(5)
Represents two years of annual consulting fee.

(6)
Represents two years of annual short-term incentive compensation, at stated target of 150% of annual base salary under his agreement with FWI.

(7)
Represents two years of annual short-term incentive compensation, at stated target of 75% of annual base salary.

(8)
Represents 18 months of annual short-term incentive compensation, at stated target of 65% of annual base salary.

(9)
Represents 18 months of annual short-term incentive compensation, at stated target of 65% of annual base salary, along with retention bonus.

(10)
Represents 18 months of annual short-term incentive compensation, at stated target of 50% of annual base salary.

(11)
Represents two years of annual incentive fee, at stated target of 130% of annual consulting fee.

(12)
Represents two years of annual short-term incentive compensation, at stated target of 100% of annual base salary.

(13)
Represents two years of continuing health and welfare benefits.

(14)
Represents 18 months of continuing health and welfare benefits.

(15)
Represents two years of health and welfare benefits including an automobile allowance.

(16)
Represents the cost of executive career assistance.

(17)
Represents the value estimated to be realized had the vesting of restricted share unit awards and stock options been accelerated to December 31, 2010. The value of restricted share unit awards was estimated by multiplying the number of accelerated restricted share awards by a share price of $34.52 the closing market price on December 31, 2010. The value of stock options was estimated by multiplying the number of accelerated "in-the-money" stock options by the difference between a share price of $34.52 and the stated exercise price of the stock option. In the case of termination without cause or resignation for good reason, Mr. Flexon vests in a pro rata portion of certain of his restricted share unit awards and stock options.

(18)
In the case of disability, Mr. della Sala might claim under certain circumstances that he is entitled to seek to be awarded damages equal to his Italian base salary that would have been earned from the date of termination through the natural expiration of the Italian contractual term.

(19)
The NEO has elected to participate in our long-term disability insurance program, which is available to all eligible employees. The disability insurance premiums are paid solely by the NEO to an unrelated third-party insurance carrier. In the event of a NEO's disability, the insurer would be responsible for disability payments to him/her. Upon a termination based on disability, we allow eligible employees, including the NEO, to continue participation in our health benefits coverage at employee cost, which is subsidized by us.

(20)
Represents one year of annual consulting fee.

(21)
Represents retention bonus.

(22)
NEO was not eligible to retire due to his age as of December 31, 2010 under the terms of the plan and the award agreements.

(23)
Represents three years of his annual base salary under his agreement with FWI (at the interim CEO rate of €480,000), the amount of Italian base salary that Mr. della Sala would have earned through the natural expiration of the Italian contractual term and the consideration payable to him in consideration of the non-competition and non-solicitation provisions in his Italian agreement.

(24)
Represents three years of annual base salary.

(25)
Represents two and one half years of annual base salary.

(26)
Represents three years of annual consulting fee.

(27)
Represents three times the highest annual short-term incentive compensation awarded over the prior three years.

(28)
Represents two and one half of annual short-term incentive compensation, at stated target of 65% of annual base salary.

(29)
Represents two and one half times the highest annual short-term incentive compensation, along with retention bonus.

(30)
Represents two years of annual short-term incentive compensation, at stated target of 50% of annual base salary.

(31)
Represents three years of annual incentive fee, at stated target of 130% of annual consulting fee.

(32)
Represents three years of annual short-term incentive compensation, at stated target of 100% of annual bas salary.

(33)
Represents five years of continuing health and welfare benefits.

(34)
Represents two and one half years of continuing health and welfare benefits.

(35)
Represents three years of continuing health and welfare benefits including an automobile allowance.

(36)
Represents the gross up payment for excise taxes estimated to be incurred in accordance with Internal Revenue Code Section 280G and Internal Revenue Code Section 4999. The gross up payment was estimated using a 20% excise tax, 35% federal income tax, 8.97% state income tax and 1.45% Medicare tax. Internal Revenue Code Section 280G provides that "employment agreements" entered into within one year of the date of a change in control are presumed to have been "contingent" on the change in control, absent clear and convincing evidence to the contrary. If the presumption is not rebutted, the full value of the payments made under the employment agreements, as opposed to the lower, modified value otherwise permitted under the Internal Revenue Code Section 280G, would be deemed to be change in control payments. For the purpose of these calculations, we have assumed that we would be able to rebut the presumption and that therefore only the lower, modified value would be deemed to be part of the change in control payments. A contrary assumption could under certain circumstances result in higher taxes and therefore an increase in termination payments being made upon a change in control.

Transactions with Related Persons, Promoters and Certain Control Persons

        Our Board of Directors has adopted a written policy and procedures under which our Audit Committee evaluates and considers for approval and/or ratification transactions, arrangements and relationships that may occur or exist between us, on the one hand, and directors, certain of our officers and certain persons or entities associated with such persons on the other hand. Under the policy, any transaction involving more than $120,000, including any financial transaction, arrangement, relationship, indebtedness or guarantee between us and any related party, including, without limitation, any transaction that is required to be disclosed by us in any of our filed periodic reports or proxy statements, will be deemed to be a related party transaction. However, the following will not be considered related party transactions: (1) executive compensation arising from a relationship or transaction that is otherwise required to be reported by us such as salary, bonuses and equity grants; (2) compensation that would have been required to be reported had such person been an executive officer provided that such compensation was approved or recommended to our Board of Directors for approval by our Compensation Committee; (3) a transaction, relationship or arrangement where the applicable rates and charges were determined by competitive bids; (4) a transaction, relationship or arrangement involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (5) interests arising solely from the ownership of a class of our equity securities, where all holders of that class of our equity securities received the same benefit on a pro rata basis. Additionally, any relationship, transaction or arrangement that any director has with us or any other person (directly or as a partner, shareholder, director or officer of any entity or organization) which such director believes could interfere with such director's exercise of independent judgment in carrying out his or her responsibilities as a director will also be subject to the policy.

        To the extent practicable, related party transactions are presented to our Audit Committee prior to their consummation. When reviewing and evaluating a related party transaction, our Audit Committee may consider, among other things, any effect a transaction may have upon a director's independence, whether the transaction involves terms and conditions that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third-party and the nature of any director's or officer's involvement in the transaction. Our management will notify our Audit Committee not less frequently than annually of new related party transactions of which they are aware and any material changes to any previously approved, conditionally approved or ratified related party transactions. We have adopted procedures to implement the foregoing policies.

        Since January 1, 2010, there have been no reportable transactions between us and any related person.

Shareholder Proposals for the 2012 Annual General Meeting

        Under our Articles of Association, shareholders who wish to nominate persons for election to our Board of Directors or propose any business at the annual general meeting of shareholders to be held in 2012 must submit their nominations or proposals to us by February 14, 2012, which date is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year's annual general meeting with the SEC. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as set forth in our Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC. SEC rules provide that if we change the date of our annual general meeting of shareholders to be held in 2012 more than 30 days from the anniversary of the date of the 2011 Annual General Meeting, this deadline will instead be a reasonable time before we begin to print and mail our proxy materials. Notwithstanding the foregoing, under Swiss law, shareholders registered with voting rights in the share register may, at a general meeting, raise counterproposals related to any item on the agenda. The Secretary should be contacted in writing at Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000 to submit a nomination or proposal to obtain additional information as to the proper form of a nomination or proposal.

        Our Board of Directors is not aware of any matters that are expected to come before the Annual General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the Annual General Meeting of Shareholders. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with the instructions received. In the absence of instructions, the members of management appointed as proxy agent by the Board of Directors will vote in accordance with the recommendations of the Board of Directors and the independent proxy will not be entitled to vote`.

By Order of the Board of Directors
ERIC M. SHERBET Corporate Secretary
March 31, 2011

FOSTER WHEELER AG
PROXY
2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2011
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8 AND 10
AND A VOTE FOR "1 YEAR" FOR PROPOSAL 9

Proposal 1.	Re-Election of three Directors, for terms expiring in 2014.
	Nominees:	FOR	AGAINST		ABSTAIN
	01 Clayton C. Daley, Jr.	☐	☐		☐
	02 Edward G. Galante	☐	☐		☐
	03 Raymond J. Milchovich	☐	☐		☐
Proposal 2.	Re-Election of PricewaterhouseCoopers AG, Switzerland,	FOR	AGAINST		ABSTAIN
	as our independent auditor ("Revisionsstelle") for	☐	☐		☐
fiscal year 2011.
Proposal 3.	Ratification of the appointment of	FOR	AGAINST		ABSTAIN
	PricewaterhouseCoopers LLP as our independent registered	☐	☐		☐
public accounting firm for fiscal year 2011 (consultative vote).
Proposal 4.	Approval of our 2010 Swiss Annual Report and our Statutory	FOR	AGAINST		ABSTAIN
	Financial Statements for fiscal year 2010.	☐	☐		☐
Proposal 5.	Discharge from liability of our directors and executive	FOR	AGAINST		ABSTAIN
	officers for fiscal year 2010.	☐	☐		☐
Proposal 6.	Creation of authorized capital in the amount of	FOR	AGAINST		ABSTAIN
	CHF 186,953,868 replacing the expired authorized	☐	☐		☐
capital in the amount of CHF 189,623,871.
Proposal 7.	Approval of capital reduction through cancellation of shares	FOR	AGAINST		ABSTAIN
	repurchased under our share repurchase program and an	☐	☐		☐
associated amendment to our Articles of Association to reduce our share capital in the amount of CHF 12,938,130.
Proposal 8.	Advisory approval of named executive officer compensation.	FOR	AGAINST		ABSTAIN
		☐	☐		☐
Proposal 9.	Advisory vote on the frequency of future named executive	1	2	3	ABSTAIN
	officer compensation advisory votes.	YEAR	YEARS	YEARS
	(once every one, two or three years).	☐	☐	☐	☐
Proposal 10.	Re-allocation of free reserves to legal reserves from	FOR	AGAINST		ABSTAIN
	capital contribution.	☐	☐		☐
In the event counterproposals, alterations or amendments of the agenda items or other matters are raised at the Annual General Meeting, I instruct		FOR the recommendation of the Board of Directors			ABSTAIN
the appointed proxies to vote as follows:		☐			☐
Please mark this box ☐		Please mark this box ☐
if you plan to attend the Annual General Meeting in Switzerland		if you wish to appoint the independent proxy as your proxy.
Please Mark Here ☐ For Address Change
SEE REVERSE SIDE

SIGNATURE	SIGNATURE	DATE

NOTE: Please sign your name exactly as it appears above.
Joint owners should each sign.
When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.
In case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.
By signing above, I agree to the statements on the reverse side of this proxy.

ADMISSION TICKET

        If you choose to attend the Foster Wheeler AG Annual General Meeting of Shareholders on May 3, 2011 at 1:00 p.m., Central European Time, at the offices of Foster Wheeler AG located at Lindenstrasse 10, 6340 Baar, Switzerland, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Annual General Meeting. In addition, present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.

You must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

v FOLD AND DETACH HERE v

FOSTER WHEELER AG

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2011, 1:00 P.M. CENTRAL EUROPEAN TIME, AT THE OFFICES OF
FOSTER WHEELER AG, LINDENSTRASSE 10, 6340 BAAR, SWITZERLAND

        Unless the undersigned has marked the box on the reverse of this card labeled "Please mark this box if you wish to appoint the independent proxy as your proxy," the undersigned hereby appoints Raymond J. Milchovich, John A. Doyle, Jr. and Michelle K. Davies, each with power to act without the other and with full power of substitution, as proxies to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned, excluding Proposal 5 for which John A. Doyle, Jr. shall be the sole proxy, at the Annual General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.

        By marking the box on the reverse side of the card labeled "Please mark this box if you wish to appoint the independent proxy as your proxy," the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Reichlin & Hess, Hofstrasse 1a, 6300 Zug as independent proxy according to article 689c Swiss Code of Obligations, with full power of substitution, as proxy to represent all registered shares of Foster Wheeler AG registered in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the above indicated place and time or any postponements thereof.

        The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no specific instruction is given, the shares represented by this proxy will be voted "FOR" proposals 1 through 8 and 10 and "ONE YEAR" for proposal 9 listed on the reverse side, and "FOR" the recommendations of the Board of Directors with regard to counterproposals, alterations or amendments of the agenda items or other matters that may be raised at the Annual General Meeting. This Proxy Card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the Annual General Meeting or any agenda items thereof.

Address Change/Comments
(Mark the corresponding box on the reverse side)

(Continued, and to be marked, signed and dated on the other side)